Use these links to rapidly review the document
Table of Contents
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2006

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PETRIE PARKMAN & CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	6199 (Primary Standard Industrial Classification Code Number)	84-1108632 (I.R.S. Employer Identification Number)

475 17th STREET
SUITE 1100
DENVER, COLORADO 80202
(303) 292-3877
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

THOMAS A. PETRIE
CHIEF EXECUTIVE OFFICER
PETRIE PARKMAN & CO., INC.
475 17th STREET
SUITE 1100
DENVER, COLORADO 80202
(303) 292-3877
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:
FRANK ED BAYOUTH II SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 1000 LOUISIANA STREET, SUITE 6800 HOUSTON, TEXAS 77002-5026 (713) 655-5100	BARBARA L. BECKER GIBSON, DUNN & CRUTCHER LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0193 (212) 351-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	$115,000,000.00	$12,305.00

(1)
Includes shares issuable upon exercise of the underwriters' option to purchase additional shares of common stock.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus — Subject to completion, dated September 13, 2006.

                  Shares

PETRIE PARKMAN & Co.

Common Stock

        This is an initial public offering of                  shares of common stock of Petrie Parkman & Co., Inc. We are offering                   shares of our common stock, and the selling stockholders identified in this prospectus are offering an additional                  shares of common stock. See "Principal and Selling Stockholders." We and the selling stockholders have also granted the underwriters a 30-day option to purchase an additional                  shares at the initial public offering price less the underwriting discount. We will not receive any proceeds from the sale of any shares by the selling stockholders.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price per share of our common stock is expected to be between $             and $            . We intend to apply to list our common stock on the New York Stock Exchange under the symbol "PDP."

        See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        The underwriters expect to deliver the shares against payment in New York, New York on                        , 2006.

Keefe, Bruyette & Woods	Petrie Parkman & Co.

The date of this prospectus is                        , 2006

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

        As used in this prospectus, the terms "Petrie Parkman," "we," "our," or "us" refer to Petrie Parkman & Co., Inc. and its consolidated subsidiaries, taken as a whole, unless the context indicates otherwise. All industry and statistical information included in this prospectus, other than information derived from our financial and accounting records is presented as of June 30, 2006, unless otherwise indicated. Financial results and information derived from our accounting records which are presented as "current" are as of June 30, 2006, the date of our most recently available quarterly financial statements. Except as otherwise indicated, all amounts with respect to the volume, number and market share of merger and acquisition, divestiture and capital-raising transactions and related ranking information included in this prospectus have been derived from information compiled and classified from proprietary Petrie Parkman databases or by Thomson Financial Services and Bloomberg L.P., providers of financial and research information. Although we believe that all third party sources we have used are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

        In August 2006, we amended our certificate of incorporation to effect a 5,000 to 1 stock split of our common stock and to reclassify the par value of our common stock from $1.00 per share to $0.01 per share. All share and related per share amounts have been adjusted to reflect the stock split and to reclassify par value, in each case for the periods presented. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional                  shares of common stock from us and the selling stockholders and that the shares of common stock to be sold in this offering are sold at $            per share, which is the midpoint of the range indicated on the front cover of this prospectus.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the historical financial statements and related notes included elsewhere in this prospectus, before you decide to invest in our common stock.

Petrie Parkman & Co., Inc.

        We are an investment bank specializing in the energy industry. Over the past 17 years, we have grown to become a leading energy investment bank with a strong reputation for serving our corporate clients as a trusted advisor on merger and acquisition, divestiture and capital-raising transactions. We believe our extensive advisory experience and industry specialization enable us to deliver differentiated advice that our clients require and appreciate when addressing complex problems and making important strategic and financial decisions. We serve our clients as a highly specialized alternative to larger, diversified financial services institutions.

        We provide strategic and advisory investment banking services to our corporate and governmental clients. We also provide equity research and equity sales and trading services, which we refer to as capital markets services, to our institutional clients. Our business is currently focused on serving clients and investors that are active in the following sectors of the energy industry:

  •
  oil and natural gas exploration and production, or E&P;

  •
  oilfield services and equipment;

  •
  hydrocarbon gathering and processing; and

  •
  refining, marketing and transportation.

        Since our founding in 1989, we have advised our clients on more than 200 energy industry merger, acquisition and divestiture transactions representing an aggregate value of approximately $84 billion. According to Bloomberg L.P., we were ranked first based on the total number of merger and acquisition transactions in the domestic E&P sector in 2005. We have advised on a significant number of mergers involving publicly traded U.S. oil and gas companies for the three years ending June 30, 2006. We are also very active in the divestiture business. Recent transactions include the sale of Western Gas Resources to Anadarko Petroleum for approximately $5.3 billion and the sale of oil and gas properties and gathering and processing assets of Chief Holdings to Devon Energy and Crosstex Energy for approximately $2.7 billion.

        We began underwriting equity offerings in 1992. According to Thomson Financial, we are the second most active underwriter of public offerings for domestic E&P companies for the period inclusive of 1992 through June 30, 2006. During this period, we co-managed 80 public offerings for energy companies, representing gross proceeds of approximately $14 billion. Recent experience includes serving as co-manager on the $141 million initial public offering of Calumet Specialty Products Partners, LP in January 2006 and the company's $109 million follow-on equity offering in June 2006.

        We differentiate ourselves from our competitors, which include some of the largest diversified investment banks in the world as well as other independent firms, on the basis of the following:

  •
  our specialization in the energy industry, which is large, complex, highly technical and undergoing significant structural change resulting from evolving economic and geopolitical conditions;

  •
  our extensive knowledge and expertise gained through providing strategic and financial advisory and divestiture services for many years and through a wide range of industry cycles and market conditions;

  •
  our historical concentration on the strategic advisory and financing needs of independent oil and gas companies;

  •
  the high degree of involvement in client assignments by our senior professionals, including senior management; and

  •
  our principal offices strategically located in major oil and gas centers, which place us in close physical proximity to many of our clients.

        For the year ended December 31, 2005, we generated revenues of $74.3 million, net income of $4.2 million and pro forma net income of $17.3 million, representing a 28% increase in revenues, an 18% increase in net income and a 33% increase in pro forma net income compared to 2004. Since 1990, our first full year of operations, we have grown our revenues at a compound annual growth rate of 23%. For additional information on the pro forma amounts and the related pro forma adjustments, see "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus.

        As of June 30, 2006, we had 53 employees. Immediately following this initial public offering, our employees and directors will own approximately      % of our fully diluted common shares. We are headquartered in Denver, Colorado with a major office in Houston, Texas. We also maintain a correspondent office in London, England. Our headquarters are located at 475 17th Street, Suite 1100, Denver, Colorado 80202. Our telephone number is (303) 292-3877. Our website address is www.petrieparkman.com. The information contained or referenced on our website does not constitute a part of, nor is it incorporated into, this prospectus.

Energy Industry Overview

        According to Platts, a leading provider of energy information, the largest 250 energy companies in the world generated revenues of more than $3.5 trillion in 2004, making the production and supply of energy one of the world's largest industrial activities.

        The global energy industry includes companies that produce, transport, convert and distribute fuels for heat, light and propulsion. These companies are supported by a variety of equipment providers, service firms and investors. The trends in global population and economic growth, along with a maturing conventional hydrocarbon production base are combining to create an extended period of challenges for energy consumers and traditional suppliers. At the same time, opportunities have emerged for new energy sources, producers, distributors and capital investment. Capacity shortages at various stages of production and distribution have contributed significantly to the recent price increases in global commodities, such as oil and natural gas. Numerous previously uneconomic resources are now becoming attractive for development as a result of these higher commodity prices, combined with advances in oil field technology. These factors have contributed to increased investments by traditional energy companies throughout the energy supply chain in an attempt to increase exploration and production. This expansion in capital development should result in increased opportunities for merger, acquisition, divestiture and capital-raising transactions in the energy industry.

Market Opportunity

        A combination of economic and market factors have presented significant opportunities for us as a specialized energy investment bank to increase our revenues and market share within our current lines of business. These factors also offer the potential for us to expand into new lines of business and geographic markets while remaining focused on the energy industry.

  •
  Large, complex, capital intensive nature of the energy industry, which is subject to significant ongoing structural change.    We believe these characteristics will continue to drive the financing needs of energy industry participants and will result in ongoing consolidation in the form of merger, acquisition and divestiture transactions. In 2005, the energy industry represented $98 billion in announced U.S. merger and acquisition transaction value, or 10% of all U.S. merger and acquisition transactions. This represented an increase of approximately 166% from the $37 billion of announced U.S. energy industry transaction value in 2004. The energy industry also accounted for approximately $20 billion in aggregate equity proceeds to issuing companies, or 17% of the total proceeds from domestic initial public offerings and follow-on equity offerings in 2005, representing an increase of 51% compared to the year ended 2004.

  •
  Trends favoring independent advisory investment banks.    The consolidation that characterized the financial services industry in the late 1990s following the repeal of the Glass-Steagall Act resulted in fewer independent investment banks, thus enhancing the market opportunity available to experienced industry specialists like us. We believe specialized independent investment banks represent attractive environments for experienced senior level financial industry professionals. We also believe that recent increases in merger and acquisition market share by independent advisory firms is a trend that will continue to accrue to our benefit, particularly as we believe corporate boards and company managements increasingly seek conflict-free, independent advice on their most important corporate initiatives.

  •
  Increasing private equity investment in the energy industry.    We view the growing level of venture capital and private equity investment in the energy industry as an important leading indicator of future merger, acquisition, asset divestiture and capital markets activity. In recent years, the amount of capital invested in private equity funds targeting the energy industry has grown, as has the number of funds, the number of investments and the aggregate amount of capital invested privately in energy companies.

Principal Business Lines

        Our primary line of business is investment banking, which includes our merger and acquisition, divestiture, and restructuring advisory services and our corporate finance activities. In addition, for our institutional investor clients, we provide equity research and equity sales and trading services, which we collectively refer to as our capital markets business. We also manage a recently formed merchant banking fund that is focused on making principal investments, typically as a co-investor, in small, emerging private companies within the energy sector.

Investment Banking

        Since inception, the primary focus of our investment banking activities has been strategic and financing advisory services to corporations, partnerships, governments and other clients, both domestically and abroad. These advisory services are generally characterized by high margins and low capital requirements relative to other investment banking lines of business. We provide investment banking services in the following areas:

  •
  Mergers and Acquisitions.    Our merger and acquisition services include advising our corporate clients, including boards of directors and special committees, on the sale of public companies,

    mergers, acquisitions, spin-offs and takeover defenses, providing fairness and adequacy opinions, and assisting clients in evaluating strategic alternatives designed to enhance stockholder value.

  •
  Divestitures.    In our divestiture advisory business, we provide advice and transaction execution services to energy industry clients seeking to sell certain assets or entire private companies. These services include evaluating properties, developing a "roadmap to value," designing and implementing a customized marketing process, soliciting acquisition proposals, and structuring, negotiating and closing transactions. We believe we provide our clients with an effective combination of strategic insights and tactical execution. Through more than 140 completed transactions, we have developed substantial experience along with an extensive proprietary database of transaction related information that we utilize to assist us in providing superior valuation and transaction perspectives.

  •
  Restructurings.    Our restructuring advisory business includes advising debtor companies or creditors involved with bankruptcies, recapitalizations, reorganizations and restructurings.

  •
  Corporate Finance.    We assist our energy clients in meeting their capital needs through initial public offerings and follow-on equity offerings, private equity placements, including 144A offerings, convertible debt and preferred stock offerings, and public and private debt offerings. Our extensive industry and financial experience combined with the firm's specialized equity sales, trading and energy research expertise assist us in providing knowledgeable and prudent advice on capital-raising transactions.

        For the year ended December 31, 2005, we generated $63.9 million in investment banking revenues, an increase of $17.5 million or 38% compared to the year ended December 31, 2004. For the six months ended June 30, 2006, our investment banking revenues totaled $57.2 million, an increase of $27.3 million or 91% compared to the corresponding period in 2005. Investment banking revenues represented approximately 86% and 92% of our total revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

Capital Markets

        We provide equity research and equity sales and trading services to our institutional investor clients in the United States and the United Kingdom.

  •
  Equity Research.    Our research analysts currently provide proprietary investment research on industry trends and more than 60 energy companies. This coverage includes small, middle and large capitalization E&P companies, oilfield services companies, independent refining, marketing and transportation companies and domestic integrated major oil companies.

  •
  Equity Sales and Trading.    Our sales professionals provide investment ideas to institutional investor clients in both the United States and the United Kingdom. From our office in Denver, we provide approximately 600 mutual funds, hedge funds and traditional institutional investors with our specialized equity research, in-depth perspectives on the energy industry, and investment trends and related services.

        For the year ended December 31, 2005, we generated revenues of $8.1 million from our capital markets business, comprised of sales and trading commissions and research fees. This represented an increase of $926,000 or 13% compared to the year ended December 31, 2004. For the six months ended June 30, 2006, capital markets revenues totaled $3.9 million, an increase of $58,000 or 2% compared to the corresponding period in 2005. Commissions and research fee revenues represented approximately 11% and 6% of our revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

Competitive Strengths

        We believe we have a number of strengths that differentiate us from our competitors and will enable us to continue to grow our business.

  •
  Specialization—Focus on Energy.    We are specialists within the large, complex and technically sophisticated energy industry. We believe this specialization produces an uncommon combination of financial and technical expertise, allowing us to better understand and service the strategic and financing needs of our clients. This expertise has been gained by our professionals through years of experience at Petrie Parkman, diversified investment banks, major and independent energy producing corporations, service providers and engineering firms. Our deep understanding of the financial and structural challenges facing our clients enables us to compete effectively for business, and provide knowledgeable advice to clients and helps us make prudent judgments on their behalf.

  •
  Long-Term Client Relationships.    Our investment banking professionals have a long history of serving clients in the energy industry through multiple industry cycles and have established relationships with senior executives that, in many cases, span several decades. Since our founding, our core principles have included delivering high quality client service and developing long-term relationships. Our success is evidenced by our significant amount of repeat business. In 2005, more than 65% of our investment banking transactions were with companies or management teams for which we had executed one or more transactions in the previous year. We strive to build lasting relationships with clients by providing services appropriate to each stage of a company's development.

  •
  Senior-Level Attention.    Our senior professionals are actively involved in all facets of client relationship management and transaction execution. By involving our most senior and experienced professionals, we apply the collective judgment and experience of our firm to achieve an optimal result in the context of a client's objectives.

  •
  Independence.    Our status as an independent investment bank allows us to avoid many of the conflicts typically encountered by larger and more diversified financial institutions. Our independence results in new business referrals from satisfied clients as well as competitors upon their recognition of an inherent or potential conflict, and it provides both our employees and clients with confidence in the integrity of our platform.

  •
  Recognized and Well Respected Brand.    The Petrie Parkman brand is well recognized and highly regarded in the energy sector. In both 2005 and 2006, Global Finance magazine named Petrie Parkman the world's best investment bank for the oil and gas industry. Our research analysts have been recognized and ranked by various industry publications and polls, including The Wall Street Journal and Forbes Magazine. Through our extensive experience advising our clients, we believe we have earned a reputation for quality execution and strict adherence to high ethical and professional standards in providing objective advice to our clients.

  •
  Offices in Major Domestic Energy Corridors.    Our offices are located in Denver and Houston. Both cities are major centers for commerce in the energy industry. These offices afford us ready access to both companies in these regions and other major energy producing regions in the United States.

Strategy

        We intend to grow our business by continuing to establish and deepen long-term client relationships through our energy focused investment banking and capital markets services. Our strategy is to leverage our competitive strengths to increase market share, grow revenues and enhance profitability, while raising our profile by:

  •
  Expanding the depth and breadth of our energy advisory business;

  •
  Increasing our level of participation in public and private equity offerings;

  •
  Broadening our equity research, sales and trading footprint;

  •
  Expanding our business into complementary geographic regions; and

  •
  Selectively pursuing strategic acquisitions.

Why We Are Going Public

        We have decided to become a public company for the following principal reasons:

  •
  To provide capital to expand our business;

  •
  To give our employees the opportunity to own equity in our firm and enable us to provide equity-based incentive compensation to retain and recruit professionals;

  •
  To enhance our profile and recognition as an energy-focused investment bank; and

  •
  To permit the realization over time of equity value by our principal owners.

The Offering

Common stock offered by us	shares
Common stock offered by the selling stockholders	shares
Common stock to be outstanding after this offering	shares(a)
Underwriters' option to purchase additional shares from us and the selling stockholders	shares
Voting rights	One vote per share
Use of proceeds
We will receive net proceeds from this offering of approximately $ million, assuming an initial public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering costs and expenses. We expect to use the net proceeds to expand our business and for general corporate purposes. Pending specific application of the net proceeds, we expect to use them to purchase U.S. Government securities, other short-term, highly-rated debt securities and money market funds. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.
Dividend policy
We currently intend to declare quarterly dividends on all outstanding shares of common stock, beginning with a quarterly dividend of approximately $ per share with respect to the quarter of 2006. The declaration of this and any other dividends will be subject to our actual future earnings and capital requirements and to the discretion of our board of directors. For a discussion of the factors that will affect the determination by our board of directors to declare dividends, see "Dividend Policy."
Proposed New York Stock Exchange Symbol	PDP

(a)
The total common stock to be outstanding after this offering does not take into account the                  shares of common stock reserved for issuance pursuant to future grants under the Equity Incentive Plan (see "Management—Equity Incentive Plan").

Summary Consolidated Financial Data

        The following summary consolidated financial data should be read in conjunction with, and is qualified by reference to, the disclosures set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Consolidated Financial Information" as well as the disclosures in our consolidated financial statements and their notes. Our summary historical financial data reflects our historical operations as a subchapter S corporation, and as such, our income has not been subject to federal income taxes. Effective prior to the closing of this offering, our status as an S corporation will terminate, and thereafter we will be subject to taxation as a C corporation. In addition, in connection with this offering, we intend to adopt a policy of setting our compensation and benefits expenses such that they do not exceed 55% of total revenues each year (although we retain the ability to change this policy in the future).

        The consolidated financial statements as of and for the years ended December 31, 2003, 2004, and 2005 have been restated as discussed in Note 2 to our consolidated financial statements included elsewhere in this prospectus. This restatement had no impact on our consolidated statements of financial condition, consolidated statements of income, or cash and equivalents at the beginning or end of the periods presented in our consolidated statements of cash flows.

        The summary consolidated statements of income data for the years ended December 31, 2003, 2004 and 2005 and the summary consolidated statements of financial condition data as of December 31, 2004 and 2005 are derived from, and qualified by reference to, the audited consolidated financial statements of Petrie Parkman & Co., Inc. included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The summary consolidated statements of income data for the years ended December 31, 2001 and 2002 and the summary consolidated statements of financial condition data as of December 31, 2001, 2002 and 2003 have been derived from audited consolidated financial statements of Petrie Parkman & Co., Inc. not included in this prospectus. The summary consolidated statements of income data for the six months ended June 30, 2005 and 2006 and the summary consolidated statements of financial condition data as of June 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair statement of our results of operations and financial position as of and for such periods.

        The unaudited pro forma data set forth below for the year ended December 31, 2005 and the six months ended June 30, 2006 have been derived from the data set forth in "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus. The unaudited pro forma data for the other periods presented have been calculated based on assumptions consistent with those used in the 2005 unaudited pro forma condensed consolidated financial information.

        The following pro forma adjustments to the statement of income give effect to the following:

  •
  the implementation of a policy on compensation which limits total compensation and benefits expense to 55% of our total annual revenues (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Operating Expenses—Compensation and Benefits Expense"); and

  •
  a provision for corporate income taxes at an effective tax rate of 38% due to the termination of our status as an S corporation.

        The following pro forma adjustments to the statement of financial condition give effect to the following:

  •
  payments of discretionary bonuses to our employees for services rendered prior to completion of this offering; and

  •
  a payment to Mr. James E. Parkman, Jr. pursuant to the separation agreement entered into by us and Mr. Parkman in June 2006 (see "Management—Senior Professional Departure").

        The unaudited pro forma financial data is included for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually occurred on the dates indicated and does not purport to indicate the results of operations for any future period.

	As of or for the Year Ended December 31,					As of or for the Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands except per share amounts)
Statement of Income Data:
Revenues:
Investment banking	$50,071	$22,378	$34,198	$46,442	$63,917	$29,907	$57,190
Commissions and research fees	5,922	6,115	6,355	7,187	8,113	3,839	3,897
Net gains on marketable securities	51	(54)	(5)	4,296	25	(74)	—
Interest and dividend income	915	121	113	231	826	150	411
Other	—	—	—	—	1,378	1,000	755

Total revenues	56,959	28,560	40,661	58,156	74,259	34,822	62,253
Expenses:
Compensation and benefits	53,188	22,694	34,940	49,408	64,566	31,951	58,981
Other expenses	3,994	4,414	5,706	5,146	5,456	2,508	3,255

Total expenses	57,182	27,108	40,646	54,554	70,022	34,459	62,236
Net income (loss)	$(223)	$1,452	$15	$3,602	$4,237	$363	$17

Earnings per common share:
Basic	$(0.00)	$0.02	$0.00	$0.06	$0.10	$0.01	$0.00

Diluted	$(0.00)	$0.02	$0.00	$0.06	$0.10	$0.01	$0.00

Weighted average common shares outstanding:
Basic	61,775	60,255	61,545	61,775	43,806	61,775	19,751
Diluted	61,775	60,255	61,545	61,775	43,806	61,775	19,751
Statement of Financial Condition Data:
Total assets	$6,832	$7,902	$12,174	$18,349	$10,721	$24,392	$65,085
Total liabilities	502	352	4,321	8,394	3,640	14,413	59,598
Total stockholders' equity	6,330	7,550	7,853	9,955	7,081	9,979	5,487
Pro Forma Data(a):
Pro forma income before tax	$21,637	$8,438	$12,591	$21,024	$27,960	$13,162	$24,759
Pro forma net income	13,415	5,232	7,807	13,035	17,335	8,161	15,351

        (a)   Historical net income before tax has been adjusted to reflect compensation and benefits on a pro forma basis equal to 55% of total revenues. Historical net income has been adjusted to reflect compensation and benefits on a pro forma basis equal to 55% of total revenues and applying a 38% effective tax rate to reflect the federal, state and local taxes we expect to pay as a C corporation. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for more information on how these amounts were calculated.

RISK FACTORS

        You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below actually occurs, our business, financial condition or results of operations will suffer. In that case, the trading price of our common stock would likely decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We focus our investment banking and capital markets activities principally on the energy industry, and deterioration in the business environment of this industry could materially adversely affect our business.

        We focus our investment banking and capital markets activities principally on the energy industry. Therefore, volatility in the business environment in this industry could substantially affect our financial results and the market value of our common stock. The business environment for companies in the energy industry has been subject to substantial volatility, and our financial results have consequently been subject to substantial variations from year to year. Such volatility results from factors that are beyond our control and can affect the prices of oil and natural gas and the general business prospects of companies operating in the energy industry. These factors include, but are not limited, to:

  •
  demand for oil, natural gas and natural gas liquids;

  •
  geopolitical and economic uncertainty, socio-political unrest and acts of terrorism;

  •
  production restraints mandated by the Organization of Petroleum Exporting Countries, or OPEC;

  •
  severe weather;

  •
  nationalization of oil and gas reserves;

  •
  the price and availability of alternative fuels; and

  •
  governmental regulations and taxes.

        A deterioration in the business environment for companies engaged in the energy industry may cause our investment banking business to suffer due to a lack of demand for our services, which would materially adversely affect our business, financial condition and results of operations.

We derive most of our revenues from transaction advisory fees.

        In 2004, 2005 and the six months ended June 30, 2006, we earned 80%, 86%, and 92% of our revenues, respectively, from investment banking advisory fees paid to us by our clients, primarily from the successful completion of our clients' merger, acquisition or divestiture transactions. We expect that our reliance on investment banking advisory fees as a substantial source of our revenues will continue for the foreseeable future and a decline in our advisory engagements or the market for advisory services generally would have a material adverse effect on our business, financial condition and results of operations.

A high percentage of our total revenues are derived from a small number of advisory clients and the termination of any one advisory engagement could reduce our revenues and harm our operating results.

        Each year, we advise a limited number of clients. Our top ten clients accounted for approximately 47% and 60% of our total revenues in 2004 and 2005, respectively, and our single largest client accounted for approximately 14% of our total revenues in 2005. While the composition of the group comprising our largest clients varies significantly from year to year, we expect that our advisory engagements will continue to be limited to a relatively small number of clients and that an even smaller number of those clients will account for a high percentage of revenues in any particular year. As a result, the adverse impact on our results of operations of one lost mandate or the failure of one transaction on which we are advising to be completed can be significant.

Our financial results may fluctuate substantially from period to period, which may impair our stock price.

        We have experienced, and expect to experience in the future, significant periodic variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client's acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client's or counterparty's business. During a restructuring transaction, anticipated bidders for assets of a client may not materialize or our client may not be able to restructure its operations or indebtedness due to a failure to reach agreement with its principal creditors.

        Compared to our larger, more diversified competitors in the financial services industry, we generally experience greater variations in our revenues and profits. This unpredictability is due to our dependence on a smaller number of transactions for most of our revenues, with the result that earnings can be significantly affected if any particular transaction is not completed successfully, and our lack of other, more stable sources of revenue in material amounts, such as brokerage and asset management fees, which could moderate some of the volatility in advisory revenues. As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis and our revenues for a quarter may fall below our expectations, which could in turn adversely affect our stock price. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We depend on our senior employees and the loss of their services would have a material adverse effect on the success of our business.

        Our ability to obtain and successfully execute the investment banking mandates that generate most of our revenues depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our senior employees, particularly Thomas A. Petrie, our Chief Executive Officer and President, Jon C. Hughes and Randall E. King, our Heads of Investment Banking, and Michael E. Bock, our Head of Corporate Finance. Our senior employees' personal reputations and relationships with our clients are a critical element in obtaining and maintaining client engagements. Accordingly, the retention of our senior employees is particularly crucial to our future success. From time to time, we have experienced departures of investment banking and other professionals, and losses of our key personnel may occur in the future. The departure or other loss of any senior employees, each of whom manages substantial client relationships and possesses substantial experience and expertise, could materially adversely affect our ability to secure and successfully complete engagements, which would materially adversely affect our business, financial condition and results of operations.

        If any of our senior employees were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. There is no guarantee that the compensation arrangements, non-competition agreements or lock-up agreements we have entered into with certain of our senior employees are sufficiently broad or effective to prevent them from resigning to join our competitors or that the non-competition agreements would be upheld if we were to seek to enforce our rights under these agreements. See "Management—Employment, Non-Competition and Pledge Agreements" and "Management—Transfer Rights Agreements."

One of our senior professionals has recently departed and may compete against us.

        In June 2006, we entered into a separation and release agreement with James E. Parkman, Jr., a co-founder of the firm. Mr. Parkman, who is a member of the board of directors and will be the beneficial owner of approximately      % of the outstanding shares of our common stock following this offering (or      % if the underwriters' option to purchase additional shares is exercised in full), served as President of the company from its inception through April 2006. The separation agreement provides that Mr. Parkman will be subject to non-competition and non-solicitation arrangements through December 31, 2006. After this period, Mr. Parkman will be able to join an existing competitor or form a competing company. As Mr. Parkman managed client relationships and possesses substantial experience and expertise, some of our clients could choose to use his services instead of our services. Mr. Parkman's departure could materially adversely affect our ability to secure and successfully complete current and future engagements, which would materially adversely affect our business, financial condition and results of operations. For more information, see "Management—Senior Professional Departure."

Petrie Parkman will be controlled by its senior employees whose interests may differ from those of other stockholders.

        Upon completion of this offering, our senior employees, including Messrs. Petrie, Hughes, King and Bock, will collectively own over                  % of the total shares of common stock outstanding (or                  % if the underwriters' option to purchase additional shares is exercised in full). As a result of these shareholdings, our senior employees initially will be able to elect a majority of our entire board of directors, control the management and policies of Petrie Parkman and, in general, determine without the consent of the other stockholders the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the assets of Petrie Parkman. Our senior employees initially will be able to prevent or cause a change in control of Petrie Parkman.

Our transition from a private to a publicly traded corporation may adversely affect our ability to recruit, retain and motivate key employees.

        Our performance is largely dependent on the talents and efforts of highly skilled individuals. Competition for qualified employees in the financial services industry is intense. Our ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. The impact of this offering on our key employees and other employee retention and recruitment is uncertain.

        Prior to this offering, contractual commitments provided that for some of our senior employees, the ownership of and the ability to realize value from our common stock was dependent upon their continued employment by us. Upon consummation of this offering, these restrictions will be removed and our senior employees will no longer be restricted from leaving Petrie Parkman by the potential loss of all of the value of their ownership in our company. Following this offering, the shares of common stock owned by certain of our senior employees will be subject to restrictions on transfer and a portion will be pledged to secure the liquidated damages provision in each employment, non-competition and pledge agreement. However, these agreements will survive for only a limited period and will permit our employees to leave Petrie Parkman without losing any of their shares of common stock if they comply with these agreements. Consequently, the steps we have taken to encourage the continued service of these individuals after this offering may not be effective.

        We expect that our senior employees will receive less overall compensation than they would have otherwise received prior to this offering as a result of target compensation levels following this offering.

A key driver of our profitability is our ability to generate revenue while achieving our target compensation levels. Following this offering, our policy will be to set our total employee compensation and benefits expense at a level not to exceed 55% of our total revenue each year and we initially expect to accrue compensation and benefits expense equal to 55% of our total revenue following this offering. However, we will record compensation and benefits expense in excess of this percentage in connection with the restricted stock awards to be received by our employees at the time of this offering, and we may record compensation and benefits expense in excess of this percentage if we significantly expand our business. Moreover, we retain the ability to change this policy in the future. As a result, our senior employees will receive less cash compensation than they otherwise would have received prior to this offering and may receive less compensation than they otherwise would receive at other firms. Such a reduction in compensation (or the belief that a reduction may occur) could make it more difficult to retain our senior employees.

        While we believe this offering should promote retention and recruitment by enhancing our profile and giving us the ability to create equity based compensation plans, some employees may be more attracted to the benefits of working at a private company. For a description of the compensation plan for our senior employees to be implemented after this offering, see "Management—Employment, Non-Competition and Pledge Agreements," "Management—Transfer Rights Agreement" and "Management—Equity Incentive Plan."

We face strong competition from larger firms.

        The investment banking and brokerage industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense competition over obtaining engagements for advisory services, particularly as some of our competitors seek to increase their market share by reducing fees. In addition, the trends toward multiple financial advisors, bookrunners and co-managers could adversely affect our investment banking revenues. We have also experienced intense price competition, reflected in lower trading commissions and narrower spreads, in our brokerage business primarily due to the growth of electronic brokerages and alternative trading systems.

        We are a relatively small investment bank with 53 employees on June 30, 2006 and net revenues of $74.3 million in 2005. Many of our competitors have a broader range of products and services, greater financial resources including sizeable balance sheets, larger customer bases, greater name recognition and marketing resources, a larger number of senior professionals to serve their clients' needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the investment banking and brokerage industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

        The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the investment banking and brokerage industries. In addition, a number of large commercial banks and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do which may enhance their competitive position. They also have the ability to support their investment banking groups with commercial banking and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide debt financing has become an important advantage for some of our larger competitors, and because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the investment banking market. If we are unable to compete effectively with our competitors, our business and results of operations will be adversely affected.

Our investment banking engagements are singular in nature and do not generally provide for subsequent engagements.

        Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific merger and acquisition, divestiture or capital-raising transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business and results of operations will be adversely affected. In addition, when an engagement is terminated, whether due to the cancellation of a transaction due to market reasons or otherwise, we may earn limited or no fees and may not be able to recoup the costs that we incurred prior to that termination.

Larger and more frequent capital commitments in our underwriting and brokerage businesses increase the potential for significant losses.

        There is a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. We anticipate participating in this trend and, as a result, we will be subject to increased risk as we commit capital to facilitate business. Furthermore, we may suffer losses as a result of the positions taken in these transactions even when economic and market conditions are generally favorable for others in the industry.

        We may enter into large transactions in which we commit our own capital as part of our trading business to facilitate client trading activities. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility in our results of operations. Although we generally do not engage in proprietary trading, we occasionally maintain trading positions in the equity markets to facilitate client trading activities. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

        Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients' and counterparties' willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us.

        As a broker-dealer, we are subject to the net capital requirements of the Securities and Exchange Commission, or the SEC. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our sales and trading business. See "Business—Regulation" for a further discussion of broker-dealer regulations.

Our operations and infrastructure may malfunction or fail, which would have a material adverse effect on our sales and trading business.

        Our sales and trading business is highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our sales and trading businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or damage to our reputation.

Interruptions or delays in service from our third-party technology providers could impair our operations and harm our business.

        We have outsourced certain aspects of our technology infrastructure including data centers, disaster recovery systems and wide area networks, as well as some trading applications. We are dependent on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our business or results of operations. However, there can be no guarantee that future material disruptions with these providers will not occur.

        We also face the risk of operational failure of, or termination of relations with, any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

Unauthorized disclosure of data, whether through breach of our computer system or otherwise, could expose us to protracted and costly litigation or cause us to lose clients.

        Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Strategic investments or acquisitions and joint ventures, or our entry into new business areas, may result in additional risks and uncertainties in our business.

        We intend to grow our core businesses both through internal expansion and through strategic investments, acquisitions or joint ventures. When we make strategic investments or acquisitions or enter into joint ventures, we expect to face numerous risks and uncertainties in combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. We may also experience difficulties in realizing projected efficiencies, synergies and cost savings. In the case of joint ventures, we are subject to additional risks and uncertainties because we may be dependent upon, and subject to liability, losses or reputation damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and the other members of a joint venture may negatively impact our businesses. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of our common stock, which may dilute your ownership of our firm.

        Any future growth of our existing lines of business, such as our further expansion into merchant banking, or a future expansion into new lines of business, product offerings or geographic markets, may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses.

We have restated our consolidated statements and determined that a material weakness existed in our internal controls.

        The accompanying consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 included elsewhere in this registration statement have been restated to correct an error in our classification of sales of marketable securities. The restatement reclassifies the sales from investing activities to operating activities in our consolidated statements of cash flows. The classification of marketable securities sales as operating activities in the statements of cash flows is consistent with the accounting treatment for trading securities. This restatement had no impact on our consolidated statements of financial condition, consolidated statements of income, or cash and cash equivalents at the beginning or end of any period presented in our consolidated statements of cash flows.

        As a result of the aforementioned adjustments, management evaluated the controls we have in place over the classification and financial statement presentation of marketable securities sold and determined that a material weakness existed. As defined in Statement on Auditing Standards (SAS) No. 112, Communicating Internal Control Related Matters Identified in an Audit, a material weakness is a significant control deficiency or combination of significant control deficiencies that adversely affects an entity's ability to report financial data and results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. We have revised our policies and procedures in connection with financial reporting oversight. We cannot assure you, however, that similar internal control weaknesses or restatements will not arise again in the future.

We will soon be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

        As a result of this offering, we will become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended. Beginning with the year ending December 31, 2007, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to furnish a report by our management on our internal control over financial reporting, and our auditors will be required to deliver an attestation report on management's assessment of and operating effectiveness of internal controls. The report by our management must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting and audited consolidated financial statements as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

        We are not presently in compliance with Section 404's internal control requirements. We have substantial effort ahead of us to complete documentation of our internal control system and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the designs and operation of internal controls. We anticipate that we will need to hire additional accounting and finance staff to achieve appropriate segregation of duties. We are reviewing the adequacy of our systems, financial and management controls and reporting systems and procedures, and we intend to make any necessary changes. We may not be able to complete the required management assessment by our reporting deadline or may not meet applicable standards in following years. An inability to complete and document this assessment or to comply in following years could result in our receiving less than an unqualified report from our auditors with respect to our internal controls. This could cause investors to lose confidence in the accuracy and completeness of our financial reports, which could decrease the price of our common stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the New York Stock Exchange, or the NYSE, regulatory investigations and civil or criminal sanctions.

We may be required to make substantial payments under certain indemnification agreements.

        In connection with this offering and our conversion from an S corporation to a C corporation, we will enter into agreements that provide for the indemnification of our directors, officers, senior employees and other persons authorized to act on our behalf against certain losses that may arise out of this offering and certain tax liabilities. We may be required to make substantial payments under these indemnification agreements, which could adversely affect our financial condition. For more information on our indemnification arrangements, see "Certain Relationships and Related Transactions—Director and Officer Indemnification" and "Certain Relationships and Related Transactions—Tax Indemnification Agreement and Related Matters."

Risks Related to Our Industry

Difficult market conditions could adversely affect our business in many ways.

        Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Such adverse market and economic conditions would likely affect the size and number of mergers and acquisitions, divestitures and underwritings, and therefore have an adverse effect on our business as we have historically generated a significant portion of our revenues in these areas. Weakness in equity markets and diminished trading volume of securities could also adversely impact our sales and trading business. In addition, reductions in the trading prices for equity securities also tend to reduce the dollar value of investment banking transactions, such as mergers and acquisitions, divestitures and underwriting transactions, which in turn may reduce the fees we earn from these transactions. As we may be unable to reduce expenses correspondingly, our profits and profit margins may decline. The future market and economic climate may deteriorate because of factors beyond our control, including rising interest rates or inflation, terrorism or political uncertainty.

Increases in regulation of the capital markets may have an adverse impact on our business.

        Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the NYSE and the National Association of Securities Dealers, Inc., or NASD, to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act and the corporate governance rules imposed by self-regulatory organizations have diverted many companies' attention away from capital markets transactions, including securities offerings. In particular, companies that are or are planning to be public are incurring significant expenses and are allocating significant resources in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to recently adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

        Firms in the financial services industry have been subject to an increasingly regulated environment in recent years. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, the NASD and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that historically had been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subjected to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

        In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts, which have drawn scrutiny from the SEC and other federal and state regulators. While we have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures, appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our business or results of operations.

        As an investment banking firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important merger, acquisition, divestiture or underwriting transactions involves complex analysis and the exercise of professional judgment, including rendering "fairness opinions" in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. In recent years, the volume of claims and amounts of damages claimed in litigation and regulatory proceedings against financial intermediaries have been increasing. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Although our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

Employee misconduct could harm us and is difficult to detect and deter.

        There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm to us. It is not always possible to deter employee misconduct. The precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.

Our equity sales and trading and equity research businesses may be adversely affected by potential changes in industry practices.

        Historically, our clients have paid us for equity research through commissions on trades. In recent months, the large fund manager Fidelity Investments entered into arrangements with certain financial institutions of which it is a client, pursuant to which Fidelity agreed to pay separately for trading and research services, a process known as "unbundling." Previously, Fidelity had, like other fund managers, paid for research from those financial institutions through the commissions that it had paid to those financial institutions for trading services. As a result of unbundling, the financial institutions will charge lower commissions per trade but will receive separate compensation for research that they provide to Fidelity. It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent. Furthermore, if unbundling develops as an industry trend, we cannot predict the consequences on the results of operation of our equity sales and trading and equity research businesses.

Risks Related to This Offering and Our Shares

        Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile.

        Prior to this offering, there has been no public market for our common stock. Although we will apply to have our common stock approved for listing on the NYSE, an active public market for our common stock may not develop. The market price of our common stock could be subject to significant fluctuations due to factors such as:

  •
  actual or anticipated fluctuations in our financial condition or results of operations;

  •
  the success or failure of our operating strategies, and our perceived prospects and those of the financial services industry in general;

  •
  realization of any of the risks described in this section;

  •
  failure to be covered by securities analysts or failure to meet securities analysts' expectations; and

  •
  a decline in the stock prices of peer companies.

        As a result, shares of our common stock may trade at prices significantly below the public offering price of our shares. Furthermore, declines in the price of our stock may adversely affect our ability to recruit and retain key employees, including our key professional employees.

Our share price may decline due to the large number of shares eligible for future sale.

        Sales of substantial amounts of common stock by our senior employees or Mr. Parkman, or the possibility of such sales, may adversely affect the price of the common stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of common stock.

        Upon consummation of this offering, there will be                  shares of common stock outstanding (or                  shares if the underwriters' option to purchase additional shares is exercised in full). Of

these shares, the                  shares of common stock sold in this offering (or                  shares if the underwriters' option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended. Subject to certain exceptions described under "Management—Transfer Rights Agreement" and "Shares Eligible for Future Sale,"                   of the remaining shares of common stock (or                  shares if the underwriters' option to purchase additional shares is exercised in full) may not be sold until four years after the consummation of this offering, provided that beginning on the second anniversary of this offering, one or more underwritten public offerings of such shares may be approved by our underwritten offering committee which will be named by our board of directors and will initially consist of Messrs. Petrie (who will chair the committee), Hughes and King. Approval of an underwritten offering of such shares by the committee will require approval of either the chair of the committee or the joint approval of the other two members of the committee, provided that in the first two years after consummation of this offering, no such shares may be sold. Accordingly, Mr. Petrie alone, or Messrs. Hughes and King together, may permit a sale of shares of our common stock by one or more of our senior professionals that could adversely affect the market price of our common stock. After four years, there will be no remaining contractual restrictions on resale. The                  shares of common stock to be owned by Mr. Parkman following this offering will not be subject to the foregoing restrictions and may be transferred by Mr. Parkman subject to the provisions of the lock-up agreement to be entered into with the underwriters and certain restrictions on transfer imposed by the Securities Act of 1933. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future.

You will experience immediate and substantial dilution in the book value of your common stock.

        The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Net tangible book value represents the amount of our tangible assets, less our total liabilities. As a result, we currently expect that you will incur immediate dilution of $                  per share based upon an assumed initial public offering price of $                  per share. For more information, see "Dilution."

The historical and unaudited pro forma condensed consolidated financial information in this prospectus may not permit you to predict our costs of operations.

        The historical consolidated financial information in this prospectus does not reflect the added costs that we expect to incur as a public company or the resulting changes that have occurred in our capital structure and operations. Because we historically elected to be treated as an S corporation for federal income tax purposes, we were generally not subject to federal income taxes. In addition, historically substantially all of our profits were distributed to our employees. In preparing our unaudited pro forma condensed consolidated financial information, we deducted and charged to earnings estimated income taxes based on an estimated tax rate, which may be different from our actual tax rate in the future, and estimated salaries, payroll taxes and benefits for our employees. The estimates we used in our unaudited pro forma condensed consolidated financial information may not be similar to our actual experience as a public corporation. For more information on our historical financial statements and unaudited pro forma condensed consolidated financial information, see "Unaudited Pro Forma Condensed Consolidated Financial Information" and our historical consolidated financial statements and their notes included elsewhere in this prospectus.

We will have broad discretion over the use of the net proceeds to us from this offering.

        We will have broad discretion to use the net proceeds to us from this offering and you will be relying on the judgment of our board of directors and our management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering for general corporate purposes, including business and strategic acquisitions and investments, we have not allocated these net proceeds for specific purposes. In addition, we may not be successful in investing the net proceeds from this offering to yield a favorable return. For more information, see "Use of Proceeds."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Energy Industry Overview" and "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under "Risk Factors."

        These risks are not exhaustive. Other sections of this prospectus may describe and disclose additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

        Forward-looking statements include, but are not limited to, the following:

  •
  the statements about our expectation that our total employee compensation and benefits will be limited to 55% of total annual revenues in "Summary Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Expenses;"

  •
  the statement about our intention to declare quarterly dividends on all outstanding shares of common stock under "The Offering" and "Dividend Policy;"

  •
  the statement about our belief that as a specialized energy investment bank, we can increase our revenues and market share within our current lines of business in "Prospectus Summary—Market Opportunity" and "Business—Market Opportunity;"

  •
  the discussion of our ability to meet liquidity needs in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources;"

  •
  all the statements in "Business—Strategy" and "Prospectus Summary—Strategy" about our plans, goals, intentions and expectations concerning expanding the depth and breadth of our advisory and underwriting business; and

  •
  the statements under "Prospectus Summary—Why We Are Going Public" about our belief that this offering will enhance our profile and recognition as an energy-focused investment bank and aid our recruiting efforts.

USE OF PROCEEDS

        We will receive net proceeds from this offering of approximately $      million, or approximately $      million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds to expand our business and for general corporate purposes. Pending specific application of the net proceeds, we expect to use them to purchase U.S. Government securities, other short-term, highly-rated debt securities and money market funds. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

DIVIDEND POLICY

        We currently intend to declare quarterly dividends on all outstanding shares of common stock and expect the first quarterly dividend to be approximately $            per share, and be declared with respect to the        quarter of 2006.

        The declaration of this and any other dividends will be subject to our actual future earnings and capital requirements and to the discretion of our board of directors, which will include, within the periods prescribed by the rules of the SEC and NYSE, a majority of independent directors who have not yet been appointed. Our board of directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

DILUTION

        The net tangible book value per share of our common stock is equal to our tangible assets minus our liabilities, divided by the number of shares of our common stock outstanding. For investors in our common stock, dilution per share is the difference between the initial public offering price of our common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. The offering will result in dilution because the per share offering price of our common stock is substantially in excess of the per share net tangible book value of our common stock prior to the offering.

        On June 30, 2006, our net tangible book value was approximately $5.5 million, or $0.28 per share of common stock, based on 19,685,000 shares of common stock outstanding.

        After giving effect to the sale of common stock offered by this prospectus and the receipt of the estimated net proceeds, after deducting the underwriting discount and estimated offering expenses, our net tangible book value at June 30, 2006 would have been $            per share of common stock. This represents an immediate and substantial dilution of $            per share, resulting from the difference between the public offering price and the net tangible book value after the offering, to new investors purchasing common stock in the offering. The following table illustrates the per share dilution to new investors purchasing common stock in the offering:

Assumed initial public offering price per share	$
Net tangible book value per share as of June 30, 2006
Increase in net tangible book value per share attributable to new investors in the offering
Net tangible book value per share after the offering
Dilution per share to new investors	$

        The following table summarizes, as of June 30, 2006, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us and the selling stockholders, the total consideration paid and the average price per share paid before deducting the underwriting discount and our estimated offering expenses, assuming an initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus (dollars in thousands, except per share data).

Shares Purchased(1)
Total Consideration
Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders
New investors

Total

(1)
The number of shares for existing stockholders includes shares being sold by the selling stockholders in the offering. The number of shares for the new investors does not include shares being purchased by the new investors from the selling stockholders in the offering.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2006:

  •
  on a historical basis;

  •
  on a pro forma basis after giving effect to the Pro Forma Adjustments described under "Unaudited Pro Forma Condensed Consolidated Financial Information;" and

  •
  on a pro forma as adjusted basis to reflect the sale by us of shares of common stock pursuant to this offering, assuming an initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2006
	Historical	Pro Forma		Pro Forma As Adjusted For This Offering
	(In thousands)
Stockholders' equity:
Common stock, par value $0.01 per share, 61,775 shares authorized, 19,685 shares issued and outstanding, shares issued and outstanding as adjusted for this offering	$197				(a)
Additional paid-in capital	508	11,592	(b)		(a)
Less treasury stock, at cost	(6,810)
Retained earnings	11,592	(11,592	)(b)	—

Total stockholders' equity	$5,487	$—		$—

(a)
We had 19,685,000 common shares outstanding at June 30, 2006, all held by our current and former employees. After this offering of        shares, prior to any exercise by the underwriters of their option to purchase additional shares, there will be        common shares outstanding (excluding any shares of restricted stock issued concurrently with this offering under the Equity Incentive Plan).

(b)
Reflects the reclassification of previously undistributed retained earnings to capital in excess of par value upon the termination of our status as an S corporation for income tax purposes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following Unaudited Pro Forma Condensed Consolidated Financial Information is based upon our historical consolidated financial statements. The Unaudited Pro Forma Condensed Consolidated Statement of Income Information for the year ended December 31, 2005 was prepared as if termination of our status as an S corporation and the adoption of our policy of limiting our total compensation and benefits expense to 55% of our total annual revenues had taken place on January 1, 2005. The Unaudited Pro Forma Condensed Consolidated Statement of Income Information for the six months ended June 30, 2006 was prepared as if termination of our status as an S corporation and the adoption of our policy of limiting our total compensation and benefits expense to 55% of our total annual revenues had taken place on January 1, 2006. The Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition Information was prepared as if the termination of our status as an S corporation and the adoption of our compensation and benefits policy occurred as of June 30, 2006.

        Historically, we have distributed substantially all of our profits to our employees, primarily through payments recorded as compensation and benefits expense. Following this offering, we intend to adopt a policy that limits our total compensation and benefits expense to 55% of our total revenues each year (although we retain the ability to change this policy in the future).

        In addition, pursuant to a previous federal income tax election, we have been treated as an S corporation under subchapter S of the Internal Revenue Code during the periods reflected in our historical financial statements, and as such, our income has not been subject to federal and state income taxes. Effective prior to the closing of this offering, our status as an S corporation will terminate, and thereafter we will be subject to taxation under the Internal Revenue Code as a C corporation.

        The Unaudited Pro Forma Condensed Consolidated Statement of Income Information gives effect to the following pro forma adjustments:

  •
  the implementation of a policy on compensation which limits total compensation and benefits expense to 55% of our total annual revenues (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Operating Expenses—Compensation and Benefits Expense"); and

  •
  a provision for corporate income taxes at an effective tax rate of 38% due to the termination of our status as an S corporation.

        The Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition Information gives effect to the following pro forma adjustments:

  •
  payments of discretionary bonuses to our employees for services rendered prior to completion of this offering; and

  •
  a payment to Mr. James E. Parkman, Jr. pursuant to the separation agreement entered into by us and Mr. Parkman in June 2006 (see "Management—Senior Professional Departure").

        These items are collectively referred to as the "Pro Forma Adjustments."

        The Pro Forma Adjustments are based upon available information and certain assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus.

        A reconciliation of pro forma data to historical financial information is set forth in "Selected Consolidated Financial and Other Data."

        The Unaudited Pro Forma Condensed Consolidated Financial Information presented is not necessarily indicative of the results of operations or financial position that might have been achieved had the events reflected by the Pro Forma Adjustments actually occurred as of the dates specified, or that may be expected to occur in the future.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME INFORMATION

	Year Ended December 31, 2005
	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands except per share amounts)

Total revenues	$74,259	$—		$74,259
Compensation and benefits	64,566	(23,723	)(a)	40,843
Other expenses	5,456	—		5,456

Total expenses	70,022	(23,723)		46,299
Income before tax	4,237	23,723		27,960
Provision for taxes	—	10,625	(b)	10,625

Net income	$4,237	$13,098		$17,335

Earnings per common share:
Basic	$0.10			$0.40
Diluted	$0.10			$0.40
Weighted average common shares outstanding:
Basic	43,806			43,806
Diluted	43,806			43,806

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME INFORMATION

	Six Months Ended June 30, 2006
	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands except per share amounts)

Total revenues	$62,253	$—		$62,253
Compensation and benefits	58,981	(24,742	)(a)	34,239
Other expenses	3,255	—		3,255

Total expenses	62,236	(24,742)		37,494
Income before tax	17	24,742		24,759
Provision for taxes	—	9,408	(b)	9,408

Net income	$17	$15,334		$15,351

Earnings per common share:
Basic	$0.00			$0.78
Diluted	$0.00			$0.78
Weighted average common shares outstanding:
Basic	19,751			19,751
Diluted	19,751			19,751

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF FINANCIAL CONDITION INFORMATION

	As of June 30, 2006
	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands except per share amounts)

Cash and cash equivalents	$59,870	$(59,147	)(c)(d)	$
Other assets	5,215	—

Total assets	$65,085	$(59,147)		$

Compensation payable	$59,147	(59,147	)(d)	$
Other liabilities	451	—

Total liabilities	59,598	(59,147)
Common stock, par value $0.01 per share	197	—	(c)
Additional paid-in capital	508	11,592	(c)(e)
Less treasury stock at cost	(6,810)	—
Retained earnings	11,592	(11,592	)(e)

Total stockholders' equity	5,487	—
Total liabilities and stockholders' equity	$65,085	$(59,147)		$

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The Unaudited Pro Forma Condensed Consolidated Financial Information assumes an initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus.

  (a)
  Prior to this public offering, we historically distributed substantially all of our profits on an annual basis to our employees through payments recorded as compensation and benefits expense. Following this offering, we expect to adopt a policy that limits total employee compensation and benefits expense to 55% of total revenues each year (although we retain the ability to change this policy in the future). As such, pro forma net income was adjusted to reflect the 55% limitation on total compensation and benefits expense.

  (b)
  Prior to this offering, pursuant to a previous federal income tax election, we have been treated as an S corporation under subchapter S of the Internal Revenue Code, and as such, our income has not been subject to federal and state income taxes. Effective prior to the closing of this offering, our status as an S corporation will terminate, and thereafter we will be subject to taxation under the Internal Revenue Code as a C corporation. Following this offering, our income will be subject to income taxes. As such, pro forma net income has been adjusted to reflect an assumed federal, state and local income tax rate of 38%.

  (c)
  Reflects the estimated net proceeds of approximately $            million from the sale by us of                        shares of primary common stock pursuant to this offering, based on the initial public offering price of $            per share, after deducting underwriting discount of approximately $      million and estimated offering expenses of approximately $      million.

  (d)
  Prior to this offering, we will make payments of discretionary bonuses to our employees for services rendered to date in 2006. We will also make a payment to Mr. James E. Parkman, Jr. pursuant to the separation agreement entered into by us and Mr. Parkman in June 2006 (see "Management—Senior Professional Departure").

  (e)
  Reflects the reclassification of previously undistributed retained earnings to capital in excess of par value upon our termination as an S corporation for income tax purposes.

        Upon completion of this offering, a broad group of employees and our non-employee directors will receive a grant of 2,315,000 shares of restricted common stock in the aggregate. We estimate that in accordance with SFAS No. 123-R, Share-Based Payment, non-cash compensation expense of $      million will be recorded ratably over the requisite service period of three years, based upon the initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus. These charges are not reflected in the Pro Forma Condensed Consolidated Statement of Income information.

        The allocation of these grants to the employees will be determined on a discretionary basis and grants to independent directors will be determined in accordance with our director compensation policy. Subject to the employee's continued employment on the relevant vesting dates, the restricted common stock awarded in connection with this offering will generally vest in equal installments on the first, second and third anniversaries of the date of this offering, although the common stock may vest earlier in the event of a change in control. As these restricted shares will have been issued, they will have voting rights and will be entitled to any regular cash dividends declared and paid on the common stock.

        The $      million grant value will initially be recorded on the date of the grant in the stockholders' equity section of the Statement of Financial Condition. Non-cash compensation expense associated with the initial grant of restricted stock under the Equity Incentive Plan of approximately $      million will

be recorded in each of the first three years following the grant of the restricted stock, with a corresponding increase to equity to correspond with the time-based vesting of these shares. As the underlying shares of common stock vest, common stock will be increased for the par value of such shares with a corresponding increase to additional paid-in capital.

        When the restricted shares of common stock vest, such shares will be included in basic shares outstanding. Restricted shares outstanding are considered common stock equivalents until they vest, and are included within dilutive shares outstanding using the treasury stock method in accordance with SFAS No. 128, Earnings per Share, unless their effect is anti-dilutive.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following Selected Consolidated Financial and Other Data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected consolidated statements of income data for the years ended December 31, 2003, 2004, and 2005 and the selected consolidated statements of financial condition data as of December 31, 2004 and 2005 are derived from, and qualified by reference to, the audited consolidated financial statements of Petrie Parkman & Co., Inc. included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto.

        The consolidated financial statements as of and for the years ended December 31, 2003, 2004, and 2005 have been restated as discussed in Note 2 to our consolidated financial statements included elsewhere in this prospectus. This restatement had no impact on our consolidated statements of financial condition, consolidated statements of income, or cash and equivalents at the beginning or end of the periods presented in our consolidated statements of cash flows.

        The selected consolidated statements of income data for the years ended December 31, 2001 and 2002 and the selected consolidated statements of financial condition data as of December 31, 2001, 2002 and 2003 have been derived from audited consolidated financial statements of Petrie Parkman & Co., Inc. not included in this prospectus. The summary consolidated statements of income data for the six months ended June 30, 2005 and 2006 and the summary consolidated statements of financial condition data as of June 30, 2005, and 2006 have been derived from our unaudited consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair statement of our results of operations and financial position as of and for such periods.

        The unaudited pro forma data set forth below for the year ended December 31, 2005 and the six months ended June 30, 2006 have been derived from the pro forma data set forth in "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus. The unaudited pro forma data for the periods prior to 2005 and the six months ended June 30, 2005, have been calculated based on assumptions consistent with those used for the 2005 unaudited pro forma condensed consolidated financial information. Because our historical earnings do not reflect our new policy that compensation and benefits expense will not exceed 55% of total revenues each year (although we retain the ability to change this policy in the future) or reflect the level of taxes that we expect to pay following the termination of our status as an S corporation, we believe that inclusion of this pro forma data is important to provide a more complete depiction of our business. A reconciliation of pro forma data to historical financial information follows this table.

	As of or for the Year Ended December 31,					As of or for the Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands except per share amounts and number of employees)
Statement of Income Data:
Revenues:
Investment banking	$50,071	$22,378	$34,198	$46,442	$63,917	$29,907	$57,190
Commissions and research fees	5,922	6,115	6,355	7,187	8,113	3,839	3,897
Net gains on marketable securities	51	(54)	(5)	4,296	25	(74)	—
Interest and dividend income	915	121	113	231	826	150	411
Other	—	—	—	—	1,378	1,000	755

Total revenues	56,959	28,560	40,661	58,156	74,259	34,822	62,253
Expenses:
Compensation and benefits	53,188	22,694	34,940	49,408	64,566	31,951	58,981
Other expenses	3,994	4,414	5,706	5,146	5,456	2,508	3,255

Total expenses	57,182	27,108	40,646	54,554	70,022	34,459	62,236
Net income (loss)	$(223)	$1,452	$15	$3,602	$4,237	$363	$17

Earnings per common share:
Basic	$(0.00)	$0.02	$0.00	$0.06	$0.10	$0.01	$0.00

Diluted	$(0.00)	$0.02	$0.00	$0.06	$0.10	$0.01	$0.00

Weighted average common shares outstanding:
Basic	61,775	60,255	61,545	61,775	43,806	61,775	19,751
Diluted	61,775	60,255	61,545	61,775	43,806	61,775	19,751
Statement of Financial Condition Data:
Total assets	$6,832	$7,902	$12,174	$18,349	$10,721	$24,392	$65,085
Total liabilities	502	352	4,321	8,394	3,640	14,413	59,598
Total stockholders' equity	6,330	7,550	7,853	9,955	7,081	9,979	5,487
Pro Forma Data(a):
Pro forma income before tax	$21,637	$8,438	$12,591	$21,024	$27,960	$13,162	$24,759
Pro forma net income	13,415	5,232	7,807	13,035	17,335	8,161	15,351
Selected Data and Ratios:
Revenues per employee	$1,095	$595	$767	$1,039	$1,350	—	—
Employees (as of 12/31)	52	48	53	56	55	—	—
Compensation and benefits as a % of revenues	93%	79%	86%	85%	87%	92%	95%
Non-compensation expenses as a % of revenue	7%	15%	14%	9%	7%	7%	5%
Pro forma compensation and benefits as a % of revenue	55%	55%	55%	55%	55%	55%	55%

(a)
Historical net income before tax has been adjusted to reflect compensation and benefits on a pro forma basis equal to 55% of total revenues. Historical net income has been adjusted to reflect compensation and benefits on a pro forma basis equal to 55% of total revenues and applying a 38% effective tax rate to reflect the federal, state and local taxes we expect to pay as a C corporation. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for more information on how these amounts were calculated.

RECONCILIATION OF UNAUDITED PRO FORMA DATA TO HISTORICAL FINANCIAL INFORMATION

        The following table reconciles unaudited pro forma net income to historical net income. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for more information on the assumptions underlying these calculations with respect to the year ended December 31, 2005 and the six months ended June 30, 2006. The pro forma data for 2001, 2002, 2003, 2004 and the six months ended June 30, 2005 are based on consistent assumptions.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Income (loss) before tax	$(223)	$1,452	$15	$3,602	$4,237	$363	$17
Add back (deduct):
Historical compensation and benefits	53,188	22,694	34,940	49,408	64,566	31,951	58,981
Pro forma compensation and benefits	(31,328)	(15,708)	(22,364)	(31,986)	(40,843)	(19,152)	(34,239)

Pro forma income before tax	$21,637	$8,438	$12,591	$21,024	$27,960	$13,162	$24,759
Pro forma taxes	(8,222)	(3,206)	(4,784)	(7,989)	(10,625)	(5,001)	(9,408)

Pro forma net income	$13,415	$5,232	$7,807	$13,035	$17,335	$8,161	$15,351

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes that appear elsewhere in this prospectus. In addition to the historical information, this discussion includes forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

        Petrie Parkman & Co., Inc. is an investment bank specializing in the energy industry. We provide strategic and advisory investment banking services to our corporate and governmental clients. We also provide equity research and equity sales and trading services, which we refer to as capital markets services, to our institutional clients. We advise clients principally in the United States from our offices in Denver and Houston.

        Our activities as an investment banking firm constitute a single business segment, with two principal sources of revenue:

  •
  Investment banking fees, which are derived from providing merger, acquisition, divestiture and restructuring advisory services, and our corporate finance activities; and

  •
  Capital markets activities, comprised of commissions and research fees, which are derived from providing equity sales and trading services and our equity research to institutional investors.

        Management does not prepare, report or analyze other financial data or operating results such as operating expenses, profit and loss or assets by its investment banking and capital market activities. We have principally earned our revenues from investment banking fees earned from clients in large part upon the successful completion of the client's transaction or restructuring. Investment banking fees represented approximately 84%, 80% and 86%, of the company's total revenues for the years ended December 31, 2003, 2004 and 2005, respectively. Based on these criteria, we have determined that our entire business should be considered a single segment.

Business Environment

        Market conditions and valuations for companies in the energy industry, as well as general securities market conditions can materially affect our financial performance. See "Risk Factors." Revenues for many of the services we provide are earned only upon the completion of a transaction. Accordingly, revenues and net income in any period may not be indicative of full-year results or the results of any other period and may vary significantly from year-to-year and quarter-to-quarter by whether and when significant transactions are completed.

Results of Operations

        The following table sets forth our total revenues, total expenses and net income for the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006, respectively.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands)
Total Revenues	$40,661	$58,156	$74,259	$34,822	$62,253
Total Expenses	40,646	54,554	70,022	34,459	62,236

Net Income	$15	$3,602	$4,237	$363	$17

        Six Months Ended June 30, 2006 compared to Six Months Ended June 30, 2005.    Our net income totaled $17,000 for the six months ended June 30, 2006, compared to net income of $363,000 in the same period in 2005. Revenues increased by $27.4 million or 79% to $62.3 million in the first half of 2006 compared to the same period in 2005. The increase in our revenues reflected our business development efforts and continued high levels of merger and acquisition and divestiture transactions in the energy sector. Expenses increased by $27.8 million or 81% to $62.2 million in the first half of 2006 compared to the same period in 2005. The increase in expenses is largely driven by the $27.0 million increase in compensation and benefits expense recorded as a result of the increase in revenues from the first half of 2005 to the first half of 2006.

        2005 compared to 2004.    Our net income totaled $4.2 million for the year ended December 31, 2005 compared to $3.6 million for the year ended December 31, 2004, representing an increase of $635,000 or 18% over 2004. Revenues increased by $16.1 million or 28% to $74.3 million in 2005 compared to 2004. The increase in our revenues reflected our business development efforts and continued high levels of merger and acquisition and divestiture transactions in the energy sector. Expenses increased by $15.5 million or 28% to $70.0 million in 2005 compared to 2004. The increase in expenses was largely driven by the $15.2 million increase in compensation and benefits expense recorded as a result of the increase in revenues from 2004 to 2005.

        2004 compared to 2003.    Our net income totaled $3.6 million for the year ended December 31, 2004 compared to $15,000 for the year ended December 31, 2003, representing an increase of $3.6 million over 2003. Revenues increased by $17.5 million or 43% to $58.2 million in 2004 compared to 2003. The increase in our revenues reflected our business development efforts and continued high levels of merger and acquisition and divestiture transactions in the energy sector. Expenses increased by $13.9 million or 34% to $54.6 million in 2004 compared to 2003. The increase in expenses was largely driven by the $14.5 million increase in compensation and benefits expense recorded as a result of the increase in revenues from 2003 to 2004.

        The following table sets forth data relating to Petrie Parkman's principal sources of revenue:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(dollars in thousands)
Revenues:
Investment banking	$34,198	$46,442	$63,917	$29,907	$57,190
Commissions and research fees	6,355	7,187	8,113	3,839	3,897
Other	108	4,527	2,229	1,076	1,166

Total Revenues	$40,661	$58,156	$74,259	$34,822	$62,253

Percentage of Total Revenues:
Investment banking	84%	80%	86%	86%	92%
Commissions and research fees	16%	12%	11%	11%	6%

Investment Banking

        We operate in a highly competitive environment where there rarely are long-term contracted sources of revenue, and each revenue-generating engagement, which typically relates to a single potential transaction, is separately awarded and negotiated. Our list of clients with whom there are currently active revenue-generating engagements changes continually. We gain new clients each year through our business development initiatives and through referrals from current and former clients, directors, attorneys and other parties with whom we have relationships. We also capture new engagements from previous clients and the movement of their senior management to other companies. At the same time, we lose clients each year as a result of the sale or merger of a client, a change in a client's senior management, competition from other investment banks and other causes.

        A significant majority of our investment banking revenues is dependent on the successful completion of a merger, acquisition, divestiture, restructuring or similar transaction. A transaction may fail to be completed for many reasons, including failure of the parties to agree upon final terms, failure to secure necessary board or stockholder approvals, failure to secure necessary financing, and failure to achieve necessary regulatory approvals. We do not allocate our investment banking advisory fees by type of advice rendered (merger and acquisition, divestiture, restructuring, capital-raising or other) because of the complexity and potential overlap of the assignments. For example, a restructuring assignment can involve, and in some cases end successfully in, a sale of all or part of the financially distressed client. Likewise, an acquisition assignment can be received from a relationship that derives from a prior financing assignment, and vice versa.

        Six Months Ended June 30, 2006 compared to Six Months Ended June 30, 2005.    During the six months ended June 30, 2006, we earned investment banking revenues of $57.2 million, an increase of $27.3 million or 91% compared to the same period in 2005. The increase in our investment banking revenues reflected our business development efforts, continued high levels of merger and acquisition and divestiture transactions and the favorable economic outlook for the energy sector. During the first six months of 2006, we earned investment banking fees from one client that approximated 33% of our total revenues during that period.

        2005 compared to 2004.    We earned investment banking revenues of $63.9 million for the year ended December 31, 2005 compared to $46.4 million for the year ended December 31, 2004, representing an increase of $17.5 million or 38% over 2004. We earned investment banking revenues from 79 different clients in 2005, compared to 75 clients in 2004; 52 of the 2005 clients did not produce any fees in 2004. In 2005, our ten largest fee-paying clients constituted 60% of our total revenue. We had one client in 2005 that individually constituted approximately 14% of total revenues. The increase in our investment banking revenues reflected our business development efforts and continued high levels of merger and acquisition and divestiture transactions, which were the principal drivers of our investment banking revenues in both 2004 and 2005.

        2004 compared to 2003.    We earned investment banking revenues of $46.4 million for the year ended December 31, 2004, an increase of $12.2 million or 36% over 2003. We earned investment banking revenues from 75 clients in 2004, compared to 66 clients in 2003; 45 of the 2004 clients did not produce any fees in 2003. In 2004, our ten largest fee-paying clients constituted 47% of our total revenue. We had one client in 2004 that individually constituted approximately 13% of total revenues. The increase in our investment banking revenues reflected our business development efforts and continued high levels of merger and acquisition and divestiture transactions.

Commissions and Research Fees

        Our commissions and research fees include commissions paid by our institutional investor clients from brokerage transactions in listed equity securities and equity research fees. Our commissions and research fees may vary between periods, in part depending on commission rates, trading volumes and our ability to continue to deliver equity research and other value-added services to our clients. The introduction of decimalization in securities trading since 2000 and the ability to execute trades electronically, through the Internet and through other alternative trading systems, have increased pressure on trading commissions and spreads. We expect this trend toward alternative trading systems and resulting pricing pressures on our brokerage business commissions to continue.

        We are, to some extent, compensated through premium trading commissions for the value of our equity research and other value added services we deliver to our clients. These "bundled" commission practices have been the subject of discussion among regulators, the investment banking community and our brokerage clients. We are aware that some institutional investors have recently announced that they have entered into arrangements with brokerage firms under which they will pay for research directly in cash, instead of compensating these firms through trading commissions as under "unbundled" commission practices. Depending on the extent to which this practice is adopted, this trend could impair the revenues and profitability of our capital markets business by negatively affecting both volumes and trading commissions in our brokerage business.

        Six Months Ended June 30, 2006 compared to Six Months Ended June 30, 2005.    During the six months ended June 30, 2006, we earned commissions and research fees of $3.9 million, an increase of $58,000 or 2% compared to the same period in 2005. The increase was primarily related to an increase in payments received from our institutional investor clients for our equity research in the first half of 2006. Sales and trading commissions totaled $3.6 million and $3.5 million for the six months ended June 30, 2005 and 2006, respectively. Research fees totaled $241,000 and $401,000 for the six months ended June 30, 2005 and 2006, respectively.

        2005 compared to 2004.    We earned commissions and research fees of $8.1 million for the year ended December 31, 2005 compared to $7.2 million for the year ended December 31, 2004, representing an increase of $926,000 or 13% over 2004. The increase in 2005 was primarily attributable to an increase in payments received from institutions for our equity research and an increase in the volume of shares traded for our customers. Sales and trading commissions totaled $6.9 million and $7.3 million in 2004 and 2005, respectively. Research fees totaled $242,000 and $774,000 in 2004 and 2005, respectively.

        2004 compared to 2003.    We earned commissions and research fees of $7.2 million for the year ended December 31, 2004 compared to $6.4 million for the year ended December 31, 2003, representing an increase of $832,000 or 13% from 2003. The increase in 2004 was primarily attributable to an increase in the volume of shares traded for our customers. Sales and trading commissions totaled $6.2 million and $6.9 million in 2003 and 2004, respectively. Research fees totaled $166,000 and $242,000 in 2003 and 2004, respectively.

Other Revenues

        Our other revenues consist primarily of net gains on marketable securities, interest and dividend income and asset management fees. Net gains on marketable securities include realized and unrealized gains and losses on securities that are considered readily marketable. Interest and dividend income primarily consists of interest earned on our cash and short term investments. We earn private equity management fees from the investment partnerships we manage through a wholly owned subsidiary, Houston Energy Advisors, LLC. Through this subsidiary, we provide investment advice to Energy Special Situations Fund I, L.P. which pays fees periodically based on the amount of committed capital. Employees of Petrie Parkman participate in the investments with Energy Special Situations Fund I, L.P. through the ESS Participation Fund, L.P., a side-by-side partnership which does not pay an advisory fee.

        Six Months Ended June 30, 2006 compared to Six Months Ended June 30, 2005.    During the six months ended June 30, 2006, we earned other revenues of $1.2 million, an increase of $90,000 or 8% compared to the same period in 2005. The increase was primarily due to earning $755,000 in management fees from the merchant banking fund in the first half of 2006 compared to none earned in the same period in 2005. Interest and dividend income also increased by $261,000 to $411,000 in the first half of 2006 compared to the same period in 2005. This increase was due to higher average cash and short term investment balances and average interest rates in 2006. These increases were largely offset by the $1.0 million recovery of a bad debt in the first six month of 2005, with no recoveries in 2006.

        2005 compared to 2004.    Other revenues for the year ended December 31, 2005 totaled $2.2 million, a decrease of $2.3 million or 51% compared to 2004. The 2005 other revenues consisted primarily of $826,000 in interest and dividend income, $1.0 million of bad debt recoveries and $378,000 in management fees from the merchant banking fund formed in late 2005. The 2004 other revenues were comprised of $4.3 million in net gains on marketable securities and $231,000 in interest and dividend income.

        2004 compared to 2003.    Other revenues for the year ended December 31, 2004 totaled $4.5 million, an increase of $4.4 million compared to 2003. The 2004 other revenues were comprised of $4.3 million in net gains on marketable securities and $231,000 in interest and dividend income. The 2003 other revenues consisted of $113,000 in interest and dividend income.

Operating Expenses

        We classify operating expenses as compensation and benefits expenses and non-compensation expenses. The principal component of our operating expenses is compensation and benefits expense. Compensation and benefits expenses include salaries, bonuses, benefits, employment taxes and other employee costs. We generally pay our employees semi-monthly salaries during the year. We also pay year-end discretionary bonuses based on a combination of the individual and the firm's performance which, particularly for our senior professionals, makes up a significantly larger portion of their total compensation.

        Non-compensation expenses have been modest in proportion to revenues as a result of the relatively small number of staff and related costs (including travel, office space, communications, broker/dealer costs, depreciation and professional services) that we bear.

        Our historical results do not reflect any costs associated with operating as a public company. We expect to incur increases in our operating costs, including but not limited to legal and accounting fees, stock exchange listing fees, and costs associated with complying with Section 404 of the Sarbanes-Oxley Act.

        The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(dollars in thousands)
Historical compensation and benefits expenses	$34,940	$49,408	$64,566	$31,951	$58,981
% of Revenues	86%	85%	87%	92%	95%
Pro forma compensation and benefits expenses(a)	22,364	31,986	40,843	19,152	34,239
% of Revenues	55%	55%	55%	55%	55%
Non-compensation expense:
Other operating expenses	5,070	4,849	5,211	2,372	3,125
Depreciation and amortization	636	297	245	136	130

Total non-compensation expenses	5,706	5,146	5,456	2,508	3,255
% of Revenues	14%	9%	7%	7%	5%
Total historical operating expenses	40,646	54,554	70,022	34,459	62,236
% of Revenues	100%	94%	94%	99%	100%
Total pro forma operating expenses(a)	28,070	37,132	46,299	21,660	37,494
% of Revenues	69%	64%	62%	62%	60%

(a)
The amounts for the six months ended June 30, 2005 and 2006 and the years ended December 31, 2003, 2004 and 2005 reflect pro forma expenses. For a discussion of the Pro Forma Adjustments to the historical information, see "Unaudited Pro Forma Condensed Consolidated Financial Information."

Compensation and Benefits Expense

        The principal component of our operating expenses is compensation and benefits expense. Prior to this offering, the majority of all profits were distributed to the employees through payments recorded as compensation and benefits expense. As such, we have generally recorded a provision for discretionary bonuses that approximated our revenues less non-compensation operating expenses during the respective period. Subsequent to this offering, beginning in 2007 we intend to maintain our aggregate annual compensation and benefits expense, excluding expenses relating to the Equity Incentive Plan restricted stock grants to be made in connection with this offering, such that they will not exceed 55% of total revenues for the year, although we retain the ability to change this policy in the future.

        Six Months Ended June 30, 2006 compared to Six Months Ended June 30, 2005.    Our compensation and benefits expenses (which are largely comprised of the accrual of discretionary provisions for year-end bonuses) for the first six months of 2006 totaled $59.0 million, an increase of $27.0 million or 85% compared to the same period in 2005. The first six months of 2006 compensation expense amount reflects a 95% ratio of compensation expenses to revenues as compared to a 92% ratio of compensation expenses to revenues during the same period in 2005. The increase in compensation expense is due primarily to the larger accrual for discretionary bonuses as a result of the 79% increase in revenues from the first half of 2005 to the first half of 2006.

        On a pro forma basis applying a 55% factor of revenues, compensation and benefits expense for the first six months of 2006 would have totaled $34.2 million compared to $19.2 million on a pro forma basis in the same period in 2005.

        2005 compared to 2004.    Our compensation and benefits expenses for the year ended December 31, 2005 totaled $64.6 million, an increase of $15.2 million or 31% compared to 2004. The 2005 compensation expense amount reflects an 87% ratio of compensation expenses to revenues as compared to an 85% ratio of compensation expenses to revenues during 2004. The increase in compensation expense is due primarily to the larger accrual for discretionary bonuses as a result of the 28% increase in revenues from 2004 to 2005.

        On a pro forma basis applying a 55% factor of revenues, compensation and benefits expense for 2005 would have totaled $40.8 million compared to $32.0 million on a pro forma basis in 2004.

        2004 compared to 2003.    Our compensation and benefits expenses for the year ended December 31, 2004 totaled $49.4 million, an increase of $14.5 million or 41% compared to 2003. The 2004 compensation expense amount reflects an 85% ratio of compensation expenses to revenues as compared to an 86% ratio of compensation expenses to revenues during 2003. The increase in compensation expense is due primarily to the larger accrual for discretionary bonuses as a result of the 43% increase in revenues from 2003 to 2004.

        On a pro forma basis applying a 55% factor of revenues, compensation and benefits expense for 2004 would have totaled $32.0 million compared to $22.4 million on a pro forma basis in 2003.

        Upon completion of this offering, we also intend to grant a broad group of employees and our non-employee directors up to an aggregate of 2,315,000 shares of restricted common stock under our new Equity Incentive Plan. The allocation of the restricted stock grants to the employees will be determined on a discretionary basis and grants to independent directors will be determined in accordance with our director compensation policy. These shares of restricted common stock will vest in equal installments on each of the first three anniversaries of the completion of this offering, subject to the employee's continued employment with us. As these shares vest, they will be distributed to the respective employee, but may vest earlier in the event of a change in control. We estimate that in accordance with SFAS No. 123-R, Share-Based Payments, we will record an aggregate non-cash compensation expense of approximately $      million ratably over the requisite service period of three years, based upon the initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus.

Non-Compensation Expense

        Our non-compensation expense includes occupancy and rental costs, brokerage and trade execution costs, professional fees, communications and information services, travel and entertainment, depreciation and amortization, recruiting, insurance, and other operating expenses. Reimbursable client expenses are netted against non-compensation expense.

        Six Months Ended June 30, 2006 compared to Six Months Ended June 30, 2005.    During the six months ended June 30, 2006, our non-compensation expenses totaled $3.3 million compared to $2.5 million in the first six months of 2005, representing an increase of $747,000 or 30%. The increase was primarily attributed to increases in rent and travel costs.

        Non-compensation expense as a percentage of revenues for the six months ended June 30, 2006 was 5%, compared to 7% for the same period in 2005. The decrease in non-compensation expense as a percentage of revenues was entirely related to the increase in revenues in the first half of 2006 over the first half of 2005.

        2005 compared to 2004.    For the year ended December 31, 2005, our non-compensation expenses totaled $5.5 million compared to $5.1 million for 2004, representing an increase of $310,000 or 6%. The increase was primarily attributed to increases in communications and information services, advertising and brokerage and trade execution costs.

        Non-compensation expense as a percentage of revenues for the year ended December 31, 2005 was 7% compared to 9% in 2004. The decrease in non-compensation expense as a percentage of revenues is entirely related to the increase in revenues in 2005 over 2004.

        2004 compared to 2003.    For the year ended December 31, 2004, our non-compensation expenses totaled $5.1 million compared to $5.7 million for 2003, representing a decrease of $560,000 or 10%. The decrease was primarily due to the recording of a $1.0 million bad debt expense for losses on receivables in 2003 while no such provision was recorded in 2004, somewhat offset by increases in travel and related expenses. The $1.0 million provision was ultimately reversed as the receivable was collected in 2005 and recorded as other revenue.

        Non-compensation expense as a percentage of revenues in the year ended December 31, 2004 was 9% compared to 14% in 2003. The decrease in non-compensation expense as a percentage of revenue is principally related to the increase in revenues in 2004 over 2003.

        Our historical results do not reflect any costs associated with operating as a public company. We expect to incur increases in our operating costs, including but not limited to legal and accounting fees, stock exchange listing fees, and costs associated with complying with Section 404 of the Sarbanes-Oxley Act.

        Our non-compensation expense as a percentage of revenue can vary as a result of a variety of factors, including fluctuation in quarterly revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular quarter may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

        For periods prior to this offering, all of our income and losses are reportable by our individual stockholders in accordance with the Internal Revenue Code and, accordingly, the U.S. federal and state income taxes payable by our stockholders, are based upon their share of our net income. As such, no provision for income taxes has been reflected in our historical consolidated statements of income. For information on our pro forma effective tax rate following the termination of our S corporation election, see "Unaudited Pro Forma Condensed Consolidated Financial Information."

Liquidity and Capital Resources

        We have historically satisfied our capital and liquidity requirements through internally generated cash from operations and, to a lesser extent, capital raised from our stockholders. As of June 30, 2006, we had liquid assets primarily consisting of cash and cash equivalents of $59.9 million.

        The timing of bonus and retention compensation payments to our employees and distributions to our stockholders may significantly affect our cash position and liquidity from period to period. While our employees are generally paid salaries on a semi-monthly basis during the year, bonus retention compensation payments, which make up a significantly larger portion of total compensation, are generally paid near the end of the calendar year.

        As a registered securities broker-dealer, we are subject to the net capital requirements of the SEC uniform net capital requirement rule described under the caption "Business—Regulation" in this prospectus. SEC regulations also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. At June 30, 2006, Petrie Parkman had excess net capital of $46.0 million. Regulatory net capital requirements change based on certain investment and underwriting activities.

        Because of the nature of settlement transactions in our investment banking and brokerage business, liquidity is important. Accordingly, we regularly monitor our liquidity position, including our cash and net capital positions. We believe that our current level of equity capital, combined with the net proceeds to us from this offering and funds anticipated to be provided by operating activities will be adequate to meet our liquidity and regulatory capital requirements for the next 12 months.

Cash Flows

        Six Months Ended June 30, 2006.    Our cash and cash equivalents were $59.9 million at June 30, 2006, an increase of $54.1 million from December 31, 2005. Operating activities provided $55.8 million, including net income of $17,000, our accrual of bonuses payable of $56.1 million, and changes in operating assets and liabilities of $250,000. Investing activities used $98,000 related primarily to the purchase of furniture and equipment. Financing activities used $1.6 million, including a dividend to stockholders of $1.5 million and the repurchase of common stock for treasury for $111,000.

        Year Ended December 31, 2005.    Our cash and cash equivalents were $5.8 million at December 31, 2005, an increase of $2.7 million from December 31, 2004. Operating activities provided $10.0 million, including net income of $4.2 million, and an increase in operating assets and liabilities of $1.9 million, offset partially by non-cash items of $220,000, consisting principally of depreciation and amortization and sales of marketable equity securities of $3.6 million. Investing activities used $209,000, related to the purchase of furniture and equipment. Financing activities used $7.1 million, including the net purchase of $6.8 million of the company's common stock for treasury and a dividend to stockholders of $412,000.

        Year Ended December 31, 2004.    Our cash and cash equivalents were $3.1 million at December 31, 2004, a decrease of $189,000 from December 31, 2003. Operating activities provided $1.9 million, including net income of $3.6 million, sales of marketable equity securities of $700,000, and non-cash items of $4.0 million, consisting principally of an unrealized gain on investments of $4.2 million and $297,000 of depreciation and amortization. Operating assets and liabilities decreased by $1.7 million related primarily to the payment of bonuses. Investing activities used $637,000, due to the sale of furniture and equipment of $850,000, offset by the purchases of furniture and equipment for $1.5 million. Financing activities used $1.5 million for payment of a dividend to stockholders.

        Year Ended December 31, 2003.    Our cash and cash equivalents were $3.3 million at December 31, 2003, an increase of $606,000 from December 31, 2002. Operating activities provided $497,000, including net income of $15,000 and non-cash items of $1.6 million, consisting principally of a $1.0 million bad debt expense for losses on accounts receivable, which was subsequently collected in 2005, and $636,000 in depreciation expense. Operating assets and liabilities increased by $1.2 million related primarily to the payment of bonuses of $4.0 million and an increase in accounts receivable of $5.2 million. Investing activities used $178,000 due primarily to purchases of furniture and equipment. Financing activities provided $287,000 related primarily to the sale of the company's common stock from treasury. Additionally, in conjunction with an underwriting, we took out a temporary subordinated loan of $3.5 million from certain of our stockholders that was repaid in the same year.

Summary of Quarterly Performance

        The following tables represent the company's unaudited quarterly results on a historical basis for each of our most recent ten fiscal quarters. The operating results for any quarter are not necessarily indicative of the results for any future period. These quarterly results were prepared in accordance with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of results.

	Three Months Ended (unaudited)
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005
	(in thousands)
Revenues:
Investment banking	$5,219	$18,369	$10,207	$12,647	$5,435
Commissions and research fees	1,761	1,710	1,681	2,035	1,788
Other	9	726	1,214	2,578	1,057

Total revenues	6,989	20,805	13,102	17,260	8,280
Expenses:
Compensation and benefits	5,803	19,617	10,575	13,413	7,131
Other expenses	1,184	1,187	1,412	1,363	1,126

Total expenses	6,987	20,804	11,987	14,776	8,257
Net income	$2	$1	$1,115	$2,484	$23

	Three Months Ended (unaudited)
	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006
	(in thousands)
Revenues:
Investment banking	$24,471	$27,507	$6,504	$27,424	$29,766
Commissions and research fees	2,051	2,249	2,025	1,730	2,167
Other	20	500	652	452	714

Total revenues	26,542	30,256	9,181	29,606	32,647
Expenses:
Compensation and benefits	24,820	26,894	5,721	28,238	30,743
Other expenses	1,382	1,361	1,587	1,365	1,890

Total expenses	26,202	28,255	7,308	29,603	32,633
Net income	$340	$2,001	$1,873	$3	$14

Contractual Obligations

        The following table sets forth information relating to our contractual obligations as of June 30, 2006:

	Payment Due by Period
	Less than 1 Year	1 - 3 Years	3 - 5 years	More than 5 Years	Total
	(in thousands)
Operating lease obligations	$533	$1,150	$1,220	$65	$2,968
Other	9,872	329	—	—	10,201

Total	$10,405	$1,479	$1,220	$65	$13,169

Market Risk

        Due to the nature of our business and the manner in which we conduct our operations, in particular our limitation on investments to short term cash investments, we believe we do not face any material interest rate risk, foreign currency exchange rate risk, equity price risk or other market risk. Our investments primarily are in short duration, highly rated investments including highly rated debt securities and money market funds. Changes in interest rates and other economic and market conditions could affect these investments adversely; however, we do not believe that any such changes will have a material effect on our financial condition or results of operation.

Critical Accounting Policies and Estimates

        The consolidated financial statements included in this report are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions regarding future events and affect the amount reported in our financial statements and their footnotes, including investment valuations, compensation accruals and other matters. Management believes that the estimates used in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ materially from those estimates. We believe that the following discussion addresses Petrie Parkman's most critical accounting policies, which are those that are most important to the presentation of our financial condition and results of operations and require management's most difficult, subjective and complex judgments.

Revenue Recognition

        Investment Banking.    We recognize investment banking advisory fee revenue when the services related to the underlying transactions are completed in accordance with the terms of the respective engagement letters. Retainer fees are generally recognized as investment banking revenue over the period the services are rendered. Syndicate revenues, net of estimated underwriting expenses, are recognized on a trade-date basis.

        Our clients reimburse certain out-of-pocket expenses incurred by us in the conduct of advisory engagements. Expenses are reported net of such client reimbursements.

        Sales and Trading Commissions.    Commissions from customer transactions are reported on a trade-date basis.

        Equity Research Fees.    Revenues from institutional investor clients for our equity research services are recognized on a straight-line basis over the period related to the services provided. The majority of our customers pay for such services on a monthly or quarterly basis. Unearned revenues from such services are included in other liabilities.

Recently Issued Accounting Pronouncements

        Emerging Issues Task Force No. 04-5 (EITF 04-5). In June 2005, the Emerging Issues Task Force reached a consensus on EITF 04-5, Determining whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. This consensus applies to entities not within the scope of FIN No. 46-R, in which the investor is the general partner in a limited partnership. The consensus requires the general partner to consolidate the limited partnership unless it overcomes the presumption of control. The general partner may overcome this presumption and not consolidate the limited partnership if the limited partners have: (a) the ability to liquidate the limited partnership or otherwise remove the general partner through substantive "kick-out rights" that can be exercised without having to demonstrate cause; or (b) substantive participation rights in managing the partnership. This consensus became effective on June 29, 2005 for all newly formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified. For all other general partnerships, the consensus is effective no later than the beginning of the first reporting period beginning after December 15, 2005. The implementation of the standard did not have a material effect on our results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment," a revision to SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123-R focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting for transactions in which an entity obtains goods or services in share-based payment transactions. Generally, SFAS No. 123-R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS No. 123-R. The impact of adopting SFAS No. 123-R cannot be predicted at this time because it will depend on the level of share-based payments granted in the future.

        In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN No. 48). This standard will become effective for us on January 1, 2007 and clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on an audit based only on the technical merits of the tax position. This accounting standard also provides guidance on thresholds, measurement, de-recognition, classifications, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different companies. We do not expect implementation of the standard will have a material effect on our results of operations or financial position.

ENERGY INDUSTRY OVERVIEW

        The global energy industry is large, complex, highly technical and undergoing significant structural changes as a result of evolving economic, environmental and geopolitical conditions.

        According to Platts, a leading provider of energy information, the largest 250 energy companies generated revenues in excess of $3.5 trillion in 2004, making the energy industry one of the world's largest industrial activities.

        Broadly defined, the energy industry includes companies that source, produce, transport, convert and distribute fuels for consumption. Energy for consumption is generally derived from naturally occurring fossil fuels such as oil, natural gas and coal, wind, water, sunlight, and via the synthesis of nuclear elements. In occupying one or more stages of the energy industry supply chain, primary energy industry participants invest significantly in their own operations and infrastructure, as well as in research and development. These companies are supported by secondary industry participants that provide a variety of related products and services such as construction, transportation, storage, packaging, measurement and testing.

        The energy industry represents a growing segment of the overall market in the U.S. and internationally. In recent years, the percentage of the S&P 500 Index market capitalization represented by energy companies has increased significantly. This growth has been driven primarily by the significant increase in commodity prices combined with the expansion in capital investments in the energy sector. The energy industry continues to grow as U.S. energy consumption exceeds domestic levels of production across the energy spectrum. The following represents the energy industry's increasing significance within the U.S. economy based on its percentage of market capitalization of the S&P 500 Index:

        While its recent growth has been significant, the energy industry remains well below its more than 25% representation of the S&P 500 Index experienced in the late 1970s and early 1980s.

        The energy industry evolves with the constantly changing economic, industrial and geopolitical landscape. As the global economy has continued to expand, the energy industry has increased its focus on meeting the growing demand for energy. Capacity shortages at various stages of production and distribution have resulted in significant increases in commodity prices, including oil and natural gas, which have climbed significantly in recent years. The energy industry has responded by increasing capital investment in the supply chain and in alternative sources of energy, production and distribution. According to the International Energy Agency, in order to meet growing demand, the energy industry will require estimated cumulative capital investment of $17 trillion over the period 2004 to 2030. The following highlight significant factors influencing the global supply and demand for energy:

  •
  Global economic growth: China's unprecedented growth in the last six years, as represented by annual gains in gross domestic product (GDP) of 8-10%, combined with continued growth in other densely populated developing economies has contributed to a substantial increase in global energy demand. This increase has resulted in significant growth and expansion throughout the global energy industry.

  •
  Geopolitical environment: Concerns over energy security and uncertain, costly oil and gas markets have converged to create a growing demand for additional energy sources and alternative energy solutions. Geopolitical instability in energy producing regions such as the Middle East, and countries such as Nigeria and Venezuela have contributed to market anxiety and uncertainty surrounding the dependability of supply. This environment has brought energy to the forefront of global trade and diplomatic discussions and has generally increased the importance of, while serving at the same time as a catalyst for, significant capital investment in traditional and alternative energy sources.

  •
  Energy industry innovation: Consumers are experiencing high energy costs. These higher costs, primarily a result of growing concerns regarding the reliability of energy supplies and increasing recognition of fossil fuel depletion, are contributing to increasing demand for more cost-effective, reliable and efficient solutions. Current energy prices now justify investments in certain exploration and development projects that were previously considered uneconomical. New technologies are changing the way energy is produced, distributed and consumed. Advances in renewable energy, coal gasification, fuel cells, and nuclear energy are resulting in an increasing number of products, services and solutions. This innovation is also driving capital investment expansion and consolidation activity within the industry.

  •
  Regulation and energy oversight: Deregulation and the development of competitive energy markets in the 1990s opened broad areas of the energy industry to new growth opportunities and business expansion. More stringent environmental standards have also served as a catalyst for energy industry innovation, capital investment and change.

        We expect these factors to continue to drive growth, development and expansion within the energy industry. These and other factors should result in increased opportunities for merger, acquisition, divestiture and capital-raising transactions in the energy industry. As a result, we expect the demand for specialized capital markets and strategic financial advisory services will continue to grow. As participants in a changing industry, our clients seek out our experienced and knowledgeable senior professionals for advice on changing industry conditions and our views on the related implications on their businesses.

        In addition, the quest for cleaner, cheaper, more portable and reliable energy along with the growth inherent in the energy industry continues to attract significant capital investment from the venture capital and private equity community. We expect demand for our specialized services to increase as venture capital and private equity sponsors, who enter the industry through investments in energy companies, seek realizations through the capital markets, merger, acquisition or divestiture transactions.

        Over the past two decades, the energy industry has consistently represented a significant share of U.S. capital markets and merger and acquisition, or M&A, transactions. In 2005, U.S. energy industry M&A transactions accounted for approximately $98 billion in transaction value and 254 announced transactions. This compares favorably to the $37 billion in M&A transaction value and 189 announced M&A transactions in the energy industry in 2004. The following graphs illustrate recent trends in M&A activity within the U.S. energy industry

Announced Energy Industry Merger and Acquisition Transactions ($ million)	Announced Energy Industry Merger and Acquisition Transactions (Number of Transactions)

Source: MergerStat.

        Similarly, capital markets activity within the energy industry has increased in recent years. The energy industry accounted for 87 equity offerings in 2005, representing aggregate proceeds of more than $20 billion. This represented an increase from the 82 equity offerings and more than $13 billion of aggregate proceeds raised by energy companies in 2004. The following graphs illustrate recent trends in U.S. energy industry equity capital markets activity in terms of both the dollar value and the number of transactions from 2000 to 2005 and the six month period ending June 30, 2006.

Energy Industry Equity Capital Markets Transactions (Gross Proceeds to Issuer) ($ million)	Energy Industry Equity Capital Markets Transactions (Number of IPO and Follow-On Offerings)

Source: Equidesk.

        The industry we serve is large, technical, complex and subject to significant structural evolution. We believe our experience, reputation and specialization position us well to serve the strategic advisory and capital markets needs of corporate and governmental clients as well as institutional, venture and private equity investors active in the energy industry.

BUSINESS

Company Overview

        We are an investment bank specializing in the energy industry. Over the past 17 years, we have grown to become a leading energy investment bank with a strong reputation for serving our corporate clients as a trusted advisor on merger and acquisition, divestiture and capital-raising transactions. We believe our extensive advisory experience and industry specialization enable us to deliver differentiated advice that our clients require and appreciate when addressing complex problems and making important strategic and financial decisions. We serve our clients as a highly specialized alternative to larger, diversified financial services institutions.

        We provide strategic and advisory investment banking services to our corporate and governmental clients. We also provide equity research and equity sales and trading services, which we refer to as capital markets services, to our institutional clients. Our business is currently focused on serving clients and investors that are active in the following sectors of the energy industry:

  •
  oil and natural gas exploration and production, or E&P;

  •
  oilfield services and equipment;

  •
  hydrocarbon gathering and processing; and

  •
  refining, marketing and transportation.

        We were incorporated in the state of Delaware in 1989. In our early years, we concentrated our investment banking business on divestiture and merger and acquisition advisory services, and our capital markets business on providing clients with equity research, sales and trading. In 1991, we expanded our corporate finance business and we began underwriting public equity offerings by positioning our firm as a specialized co-manager. Since that time, we have further expanded our services to include serving as an agent in private placements, advising on restructuring and recapitalization transactions, advising governments in energy-related privatization initiatives and, most recently, managing a merchant banking fund.

        We differentiate ourselves from our competitors, which include some of the largest diversified investment banks in the world, as well as other independent firms, on the basis of the following:

  •
  our specialization in the energy industry, which is large, complex, highly technical and undergoing significant structural change resulting from evolving economic and geopolitical conditions;

  •
  our extensive knowledge and expertise gained through providing strategic and financial advisory and divestiture services for many years and through a wide range of industry cycles and market conditions;

  •
  our historical concentration on the strategic advisory and financing needs of independent oil and gas companies;

  •
  the high degree of involvement in client assignments by our senior professionals, including senior management; and

  •
  our principal offices strategically located in major oil and gas centers, which place us in close physical proximity to many of our clients.

        We strive to enhance our business and client relationships by providing a range of services, and delivering a depth of knowledge that is not easily replicated by our competitors.

        Our investment banking team, backed by their extensive industry knowledge and transaction experience, and an institutional equity sales distribution platform, provide our clients with strategic advisory solutions, divestiture and capital raising services. Our institutional sales and trading professionals use their financial and technical industry knowledge and longstanding relationships to service our energy sector investor clients. Our research analysts provide insightful and thought provoking research on both the macroeconomic conditions affecting the energy industry and specific company analyses.

        We conduct business from offices in Denver and Houston, where a majority of our clients are based, and maintain a correspondent office in London, England. As of June 30, 2006, we had 26 investment banking professionals, with 10 who average more than 15 years of energy industry and investment banking experience. Three of our senior professionals have been stockholders of Petrie Parkman since our inception 17 years ago. Our senior professionals are team-oriented specialists with a strong combination of training, transaction experience, sector knowledge, operational experience, dedication and integrity that we believe is uncommon in the energy advisory business.

        Our business strategy is to provide competitively superior advisory, capital markets and equity research services to our corporate and institutional investor clients. We emphasize execution skills through the application of experience and prudent judgment, and provide continuous interface with clients to facilitate long-term relationships. By maintaining these priorities, we believe we have established a strong position as among the most effective advisors to energy clients for the analysis of strategic alternatives, execution of transactions and pursuit of investment objectives.

Market Opportunity

        A combination of economic and market factors have presented significant opportunities for us as a specialized energy investment bank to increase our revenues and market share within our current lines of business. These factors also offer the potential for us to expand into new lines of business and geographic markets while remaining focused on the energy industry.

        Large, complex, capital intensive nature of the energy industry, which is subject to significant ongoing structural change.    We believe these characteristics will continue to drive the financing needs of energy industry participants and will result in ongoing consolidation in the form of merger, acquisition and divestiture transactions. In 2005, the energy industry represented $98 billion in announced U.S. merger and acquisition transaction value, or 10% of all U.S. merger and acquisition transactions. This represented an increase of approximately 166% from the $37 billion of announced U.S. energy industry transaction value in 2004. The energy industry also accounted for approximately $20 billion in aggregate equity proceeds to issuing companies, or 17% of the total proceeds from domestic initial public offerings and follow-on equity offerings in 2005, representing an increase of 51% compared to the year ended 2004.

        Trends favoring independent advisory investment banks.    The consolidation that characterized the financial services industry in the late 1990s following the repeal of the Glass-Steagall Act resulted in fewer independent investment banks, thus enhancing the market opportunity available to experienced industry specialists like us. We believe specialized independent investment banks represent attractive environments for experienced senior level financial industry professionals. We also believe that recent increases in merger and acquisition market share by independent advisory firms is a trend that will continue to accrue to our benefit, particularly as we believe corporate boards and company managements increasingly seek conflict-free, independent advice on their most important corporate initiatives.

        Increasing private equity investment in the energy industry.    We view the growing level of venture capital and private equity investment in the energy industry as an important leading indicator of future merger, acquisition, asset divestiture and capital markets activity. In recent years, the amount of capital invested in private equity funds targeting the energy industry has grown, as has the number of funds, the number of investments and the aggregate amount of capital invested privately in energy companies.

Competitive Strengths

        We believe we have a number of strengths that differentiate us from our competitors and will enable us to continue to grow our business.

        Specialization—Focus on Energy.    We are specialists within the large, complex and technically sophisticated energy industry. We believe this specialization produces an uncommon combination of financial and technical expertise, allowing us to better understand and service the strategic and financing needs of our clients. This expertise has been gained by our professionals through years of experience at Petrie Parkman, diversified investment banks, major and independent energy producing corporations, service providers and engineering firms. Our deep understanding of the financial and structural challenges facing our clients enables us to compete effectively for business, provide knowledgeable advice to clients and helps us make prudent judgments on their behalf.

        Long-Term Client Relationships.    Our investment banking professionals have a long history of serving clients in the energy industry through multiple industry cycles and have established relationships with senior executives that, in many cases, span several decades. Since our founding, our core principles have included delivering high quality client service and developing long-term relationships. Our success is evidenced by our significant amount of repeat business. In 2005, more than 65% of our investment banking transactions were with companies or management teams for which we had executed one or more transactions in the previous year. We strive to build lasting relationships with clients by providing services appropriate to each stage of a company's development.

        Senior-Level Attention.    Our senior professionals are actively involved in all facets of client relationship management and transaction execution. By involving our most senior and experienced professionals, we apply the collective judgment and experience of our firm to achieve an optimal result in the context of a client's objectives.

        Independence.    Our status as an independent investment bank allows us to avoid many of the conflicts typically encountered by larger and more diversified financial institutions. Our independence results in new business referrals from satisfied clients as well as competitors upon their recognition of an inherent or potential conflict, and it provides both our employees and clients with confidence in the integrity of our platform.

        Recognized and Well Respected Brand.    The Petrie Parkman brand is well recognized and highly regarded in the energy sector. In both 2005 and 2006, Global Finance magazine named Petrie Parkman the world's best investment bank for the oil and gas industry. Our research analysts have been recognized and ranked by various industry publications and polls, including The Wall Street Journal and Forbes Magazine. Through our extensive experience advising our clients, we believe we have earned a reputation for quality execution and strict adherence to high ethical and professional standards in providing objective advice to our clients.

        Offices in Major Domestic Energy Corridors.    Our offices are located in Denver and Houston. Both cities are major centers for commerce in the energy industry. These offices afford us ready access to both companies in these regions and other major energy producing regions in the United States.

Principal Business Lines

        Our primary line of business is investment banking, which includes our merger and acquisition, divestiture, and restructuring advisory services and our corporate finance activities. In addition, for our institutional investor clients, we provide equity research and equity sales and trading services, which we collectively refer to as our capital markets business. We also manage a recently formed merchant banking fund that is focused on making principal investments, typically as a co-investor, in small, emerging private companies within the energy sector.

Investment Banking

        We provide a broad range of strategic and financial advisory services, including merger and acquisition, divestiture and corporate finance advisory services to corporations, partnerships, governments and individual clients, both domestically and abroad. We are a leading advisor to the oil and gas industry in all of these segments and are generally involved at each stage of a transaction, from initial structuring to final execution. Our extensive industry and transaction experience has expanded our knowledge base. Since inception, the primary focus of our investment banking activities has been strategic and financing advisory services to corporations, partnerships, governments and other clients, both domestic and abroad. These advisory services are generally characterized by high margins and low capital requirements, relative to other investment banking lines of business.

        For the year ended December 31, 2005, we generated $63.9 million in investment banking revenues, an increase of $17.5 million or 38% compared to the prior year ended December 31, 2004. For the six months ended June 30, 2006, our investment banking revenues totaled $57.2 million, an increase of $27.3 million or 91% compared to the corresponding period in 2005. Investment banking revenues represented approximately 86% and 92% of our total revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

        Mergers and Acquisitions.    Our merger and acquisition services include advising our corporate clients, including boards of directors and special committees, on the sale of public companies, mergers, acquisitions, spin-offs and takeover defenses, providing fairness and adequacy opinions, and assisting clients in evaluating strategic alternatives designed to enhance stockholder value.

        Petrie Parkman has extensive experience advising public and private companies in identifying, evaluating, negotiating and closing mergers, acquisitions, spin-offs and related transactions. We have advised our clients on many of the larger and more notable mergers and acquisitions involving public U.S. oil and gas companies over the last three years. According to Bloomberg L.P., we were ranked first based on the total number of merger and acquisition transactions in the domestic E&P sector in 2005. Recent transactions include the sale of Western Gas Resources to Anadarko Petroleum for approximately $5.3 billion in August 2006 and the sale of Vintage Petroleum to Occidental Petroleum for approximately $4.1 billion in October 2005. From our inception, we have advised on 61 merger and acquisition transactions representing aggregate value of approximately $62 billion. We have rendered 67 fairness and adequacy opinions.

        Divestitures.    In our divestiture advisory business, we provide advice and transaction execution services to energy industry clients seeking to sell certain assets or entire private companies. These services include evaluating properties, developing a "roadmap to value," designing and implementing a customized marketing process, soliciting acquisition proposals, and structuring, negotiating and closing transactions. We believe we provide our clients with an effective combination of strategic insights and tactical execution.

        We believe we have been the most active provider of divestiture advisory services to the domestic oil and gas market, having completed more than 140 divestitures totaling approximately $22 billion of transaction value since our inception. These transactions ranged in size from $10 million to more than $3 billion. Since 1989, we have been continuously in the market with divestiture packages and have developed substantial experience along with an extensive proprietary database of transaction related information that we utilize to assist us in providing superior valuation and transaction perspectives. We believe this extensive experience also differentiates us from our competitors both in terms of quality of advice and execution capabilities. Recent transactions include the June 2006 sale of oil and gas properties and gathering and processing assets of Chief Holdings to Devon Energy and Crosstex Energy for approximately $2.7 billion.

        Restructurings.    Our restructuring advisory business includes advising debtor companies or creditors involved with bankruptcies, recapitalizations, reorganizations and restructurings. We employ an interdisciplinary approach to our restructuring assignments which combines our firm-wide investment banking resources with specific professional expertise in distressed situations. This enables us to quickly evaluate options and alternatives in complex, highly leveraged situations. We provide restructuring services in complex Chapter 11 proceedings and out-of-court situations that include recapitalizations, reorganizations, alternative financings, exchange offers, consent solicitations, divestitures and mergers.

        Corporate Finance.    We draw upon our industry and financial experience and the firm's energy focus and research expertise to provide knowledgeable advice and sound execution services in capital-raising transactions. Our energy industry commitment has remained consistent throughout a wide range of industry cycles and volatile market conditions and has led to long-term relationships and support. The quality of our corporate finance advice and execution is enhanced by the depth of our understanding of the needs and goals of energy investors. This understanding derives from the broad relationships and frequent interactions between our corporate finance professionals, our institutional investor clients and our specialized institutional sales force.

        We offer a range of corporate finance services, including:

  •
  Initial public offerings and follow-on equity offerings;

  •
  Private equity placements, including 144A offerings;

  •
  Convertible debt and preferred stock offerings; and

  •
  Public and private debt offerings.

        We began underwriting equity offerings in 1992. According to Thomson Financial, we are the second most active underwriter of public offerings for domestic E&P companies for the period inclusive of 1992 through June 30, 2006. During this period, we co-managed 80 public offerings for energy companies, representing gross proceeds of approximately $14 billion. Recent experience includes serving as co-manager on the $141 million initial public offering of Calumet Specialty Products Partners, LP in January 2006 and the company's $109 million follow-on equity offering in June 2006.

Capital Markets

        We provide equity research and equity sales and trading services to our institutional investor clients in the United States and the United Kingdom.

        Equity Research.    Our nine research professionals, including five research analysts, provide proprietary investment research on the energy industry to institutional money managers. These analysts are energy experts, whose insights and expertise extend over the entire energy industry value chain, providing objective research, including coverage of issuers for our institutional clients. Our research analysts have been recognized and ranked by various industry publications and polls, including The Wall Street Journal and Forbes Magazine.

        Our research group currently covers more than 60 energy companies. Research coverage currently includes small, middle and large capitalization E&P companies, oilfield services companies, independent refining, marketing and transportation companies and domestic integrated major oil companies, ranging in size from approximately $200 million to $100 billion of market capitalization.

        Equity Sales and Trading.    Our seven sales professionals provide investment ideas to institutional investor clients in both the United States and the United Kingdom. From our office in Denver, we provide approximately 600 mutual funds, hedge funds and traditional institutional investors with our specialized equity research, in-depth perspectives on the energy industry, and investment trends and related services. Several of our sales professionals have backgrounds in energy research, asset management or the energy industry. We believe this range of experience, combined with our specialized research product, provides a differentiated level of service to our institutional investor clients.

        Our team of four trading professionals draws on years of industry experience to provide high quality trade order execution services to our institutional investor clients. We maintain direct telecommunication lines to the floors of the NYSE and American Stock Exchange and employ several of the latest trade order entry and execution technologies, such as NYFIX, that enable us to execute orders efficiently on behalf of our clients. We generally do not engage in proprietary trading for our own account, and as such, do not compete with order flow from our clients. We are generally viewed as an unbiased and effective agent in identifying and executing orders with longer term investors.

        For the year ended December 31, 2005, we generated revenues of $8.1 million from our capital markets business, comprised of sales and trading commissions and research fees. This represented an increase of $926,000 or 13% compared to the year ended December 31, 2004. For the six months ended June 30, 2006, capital markets revenues totaled $3.9 million, an increase of $58,000 or 2% compared to the corresponding period in 2005. Commissions and research fee revenues represented approximately 11% and 6% of our revenues for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

Merchant Banking Fund Management

        We recently decided to pursue merchant banking fund management in the energy sector as another means of employing our specialized knowledge base of industry trends and changing economics. Our merchant banking fund management activities currently consist of management of the Energy Special Situations Fund I, L.P. and the ESS Participation Fund, L.P., collectively the ESS Funds. These private equity funds are managed by our wholly-owned subsidiary, Houston Energy Advisors, LLC. The ESS Funds are private investment funds raised in late 2005 with capital commitments totaling approximately $118 million from qualified institutional and accredited individual investors as well as stockholders and senior employees of Petrie Parkman.

        The members of the general partner of the ESS Funds include Petrie Parkman, certain of our senior professionals who are lead investors in the fund and certain other individuals responsible for managing the fund. Petrie Parkman has no current or future capital commitments with respect to the funds, however we will receive approximately 2% of any net gains realized upon the disposition of all of the fund's investments through the termination of the funds, which is anticipated to occur by 2015.

        The Energy Special Situations Fund I, L.P. committed approximately $32 million through June 30, 2006. We expect that most of the balance of committed funds will be invested over the next four years. Our merchant banking activities generate revenue from fees earned for our management of Energy Special Situations Fund I, L.P., which are calculated as a percentage of committed capital. To the extent the fund realizes profitable returns on the investments made, Petrie Parkman will share in the carried interest, which is a portion of the general partner's share of the profit attributable to those investments. For the year ended December 31, 2005, we generated $378,000, or less than 1% of our total revenues, from management fees earned from the private merchant banking fund. For the six months ended June 30, 2006, we earned $755,000 from management fees, or approximately 1% of our total revenues for the period. These revenues are included with other revenues on the respective consolidated statements of income.

        We are restricted from participating in the management of a new fund with similar investment objectives until we have invested 70% of the commitments under Energy Special Situations Fund I, L.P. The investors have the option to cause us to liquidate the fund in the event Mr. Jon Linker, the President of Houston Energy Advisors, LLC is no longer spending substantially all of his time on the activities of the fund, or Mr. James E. Parkman, Jr., the Chairman of Houston Energy Advisors, LLC and our former President, is no longer associated with the fund. Mr. Parkman recently entered a separation agreement and is no longer employed by Petrie Parkman, but he continues to be associated with the fund. For more information, see "Management—Senior Professional Departure."

Integrated Approach to Developing Investment Banking Client Relationships

        We emphasize long-term relationships in building and executing our financial advisory business. This approach coupled with our energy industry-leading investment banking position across our merger and acquisition, divestiture and corporate finance advisory segments has allowed us to build lasting relationships with clients by providing services appropriate to each stage of a company's development. For example, we will raise private capital for a newly established company, provide acquisition advice as they grow, assist them with an initial public offering and follow-on public offerings, provide research and after-market support and advise on the company's ultimate exit through a divestiture or merger transaction. Representative clients and their respective transactions which we advised on that further illustrate this approach include:

  •
  Barrett Resources Corporation/Bill Barrett Corporation.    From 1992 through 1999, we served as a co-manager on three public offerings for Barrett Resources Corporation. In 1995, we provided advice on its acquisition of Plains Petroleum. In 2001, we advised on its takeover defense, culminating in the acquisition of Barrett Resources by The Williams Companies for cash and stock totaling approximately $2.8 billion. After the sale of Barrett Resources, most of the senior executives joined together to form Bill Barrett Corporation. In March 2002, in conjunction with its formation, we advised on a $255 million private placement of equity. In December 2004, we co-managed Bill Barrett Corporation's $374 million initial public offering and in August 2005, we co-managed its $189 million follow-on equity offering.

  •
  Cheniere Energy, Inc.    In October 2000, we advised on a $100 million staged private placement of equity for Gryphon Exploration Company, a subsidiary of Cheniere. In December 2000, we advised on a $3.1 million private equity placement. In 2003, we advised on a $14 million private placement of limited partnership interests and subsequent $450 million project financing for its Freeport LNG subsidiary. In December 2004, we co-lead managed a $300 million public equity offering for Cheniere Energy, Inc.

  •
  LLOG.    In 1998, we advised on a $231 million divestiture of assets. In 2001, we advised on an $800 million divestiture of assets and in 2004 we advised on a $448 million divestiture of assets.

  •
  Merlon Petroleum Company.    In July 2001, we served as placement agent on its $20 million private equity placement. In June 2006, we advised on the sale of the company to Melrose, PLC for $287 million.

  •
  United States Exploration.    In January 2004, we advised on the private financing and $53 million acquisition of the company through a going private transaction. In March 2006, we served as the company's advisor on the sale of all of the company's assets to Noble Energy for $411 million.

  •
  Westport Resources, Inc.    In October 2000, we served as co-manager on Westport's $153 million initial public offering. In December 2002, we co-managed its $229 million follow-on equity offering. In April 2004, we advised on its $3.4 billion merger with Kerr McGee.

Strategy

        We intend to grow our business by continuing to establish and deepen long-term client relationships through our energy focused investment banking and capital markets services. Our strategy is to leverage our competitive strengths to increase market share, grow revenues and enhance profitability, while raising our profile by:

  •
  Expanding the depth and breadth of our energy advisory business;

  •
  Increasing our level of participation in public and private equity offerings;

  •
  Broadening our equity research, sales and trading footprint;

  •
  Expanding our business into complementary geographic regions; and

  •
  Selectively pursuing strategic acquisitions.

People

        We believe that one of the strengths and principal reasons for our success is the quality and dedication of our people. As of June 30, 2006, we employed 53 people. None of our employees is subject to any collective bargaining agreements and we believe we have good relations with our employees.

Competition

        As an investment bank, all aspects of our business are intensely competitive. Our competitors are other brokerage firms, investment banking firms, merchant banks and financial advisory firms. We compete with some of our competitors nationally and with others on a regional, product or business line basis. Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products.

        In recent years there has been substantial consolidation and convergence among companies in the financial services industry. Legislative and regulatory changes in the United States have allowed commercial banks to enter businesses previously limited to investment banks, and a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of our competitors have the ability to offer a wider range of products and services that may enhance their competitive position. They may also have the ability to support investment banking and securities products and services with commercial banking, insurance and other financial services capabilities in an effort to gain market share, which could result in pricing pressure in our businesses. This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of many of our competitors.

        We have experienced intense price competition in some of our capital markets businesses, in particular discounts in large block trades and trading commissions and spreads. The ability to execute trades electronically, through the Internet and through other alternative trading systems, has increased the pressure on trading commissions and spreads. We believe that this trend toward alternative trading systems will continue. In addition, the trend, particularly in the equity underwriting business, toward multiple book runners and co-managers has increased the competitive pressure in the investment banking industry, and may lead to lower average transaction fees. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to increase market share by reducing prices.

        If we expand our asset management business, we face competition both in the pursuit of investors for our investment funds and in the identification and completion of investments in attractive portfolio companies. We compete for individual and institutional clients on the basis of the range of products we offer, the quality of our services, financial resources and product and service innovation, and ultimately price. We may be competing with other investors and corporate buyers for the investments that we make.

        Competition is also intense for the recruitment and retention of qualified professionals. Our ability to continue to compete effectively in our businesses will depend upon our on-going ability to attract new professionals and retain and motivate our existing professionals.

Regulation

        Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. The NASD, as a self-regulatory organization under SEC oversight, registers member firms, writes rules to govern their behavior, examines them for compliance, enforces certain of the federal securities laws and disciplines those that fail to comply. Petrie Parkman & Co., Inc. is registered as a broker-dealer with the SEC and the NASD and in 15 states. Accordingly, we are subject to regulation and oversight by the SEC and the NASD. State securities regulators also have regulatory or oversight authority over us. In addition, our wholly-owned subsidiary, Houston Energy Advisors, LLC, is registered as an investment adviser with the SEC and subject to regulation and oversight by the SEC. Petrie Parkman, operating as a correspondent office in the U.K., is subject to regulation by the Financial Services Authority in the United Kingdom. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we may operate.

        Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales, underwriting, and trading practices, use and safekeeping of customers' funds and securities, underwriting compensation, capital structure, record-keeping, the financing of customers' purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of the NASD, we are subject to the SEC's uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that based on the nature of the broker-dealer's business, a part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and the NASD for certain withdrawals of capital. We operate on a fully disclosed basis through our clearing firm, Pershing LLC. The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer's ultimate holding company and affiliates (referred to collectively as a consolidated supervised entity) must consent to group-wide supervision and examination by the SEC. If we elect to become subject to the SEC's group-wide supervision, we will be required to report to the SEC computations of our capital adequacy.

        The research areas of investment banks have been and remain the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes-Oxley Act, the SEC, the NYSE and the NASD adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In addition, in 2003 and 2004, several securities firms in the United States reached a settlement with the SEC, state securities regulators and self-regulatory organizations to resolve investigations into their equity research analysts' alleged conflicts of interest. Under this settlement, the firms have been subject to certain restrictions and undertakings. As part of this settlement, restrictions have been imposed on the interaction between research and investment banking departments, and, for a period of five years, these securities firms are required to fund the provision of independent research to their customers. In connection with the research settlement, the firms have also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in initial public offerings to executives and directors of public companies. The SEC has proposed amendments to Regulation M that would further affect the manner in which securities are distributed and allocated in registered public offerings, and the NASD has proposed similar rulemaking in this area. We cannot fully predict the practical effect that such restrictions or measures will have on our business, and the SEC, the NYSE and the NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

        The SEC staff has conducted studies with respect to soft dollar practices in the brokerage and asset management industries. In July 2006, the SEC published an Interpretive Release that provides guidance on money managers' use of client commissions to pay for brokerage and research services in connection with soft dollar rules and regulations. The SEC indicated that it will consider comment on evolving developments in the soft dollar area and may provide additional interpretative guidance in the future. We cannot predict the effect that additional interpretative guidance may have on our brokerage or asset management business.

        The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The USA PATRIOT Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the USA PATRIOT Act of 2001 seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

        Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

        Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability.

        The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct judicial and administrative proceedings that can result in censure, fine, disgorgement, orders of restitution, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

Legal Proceedings

        We are currently involved in an arbitration matter, Petrie Parkman & Co., Inc. v. Seibert Brandford Shank & Co., L.L.C. ("Seibert"), which is pending before the NASD. Seibert claims to be entitled to a percentage of an investment banking transaction fee earned by Petrie Parkman. We have denied liability in connection with this matter. The arbitration hearing is scheduled to be heard in November 2006. We believe we have meritorious defenses to this matter and intend to vigorously defend such actions as they apply to our firm. As of June 30, 2006, no liability has been accrued because a loss is not considered probable or estimable; however no assurance can be given as to the ultimate outcome in this matter.

Properties

        We occupy two offices, both of which are leased. Our headquarters are located at 475 17th Street, Denver, Colorado, and comprise approximately 21,800 square feet of leased space, pursuant to lease agreements expiring in 2011. In Houston, Texas, we lease approximately 22,800 square feet at 600 Travis Street pursuant to a lease agreement expiring in 2011.

MANAGEMENT

Directors and Executive Officers

        Set forth below is information concerning the individuals who we expect to serve as our directors and executive officers as of the time of this offering. We expect to appoint additional directors over time that are not employees of Petrie Parkman or otherwise affiliated with management.

Name	Age	Position
Thomas A. Petrie	61	Director, Chairman, Chief Executive Officer and President
David J. Kornder	45	Chief Financial Officer Designee
Jon C. Hughes	42	Director, Head of Investment Banking
Randall E. King	51	Director, Head of Investment Banking
Michael E. Bock	41	Director, Head of Corporate Finance
Peter J. Gough	65	Director
James E. Parkman, Jr.	56	Director

        Executive officers are appointed by and serve at the pleasure of the board of directors. A brief biography of each director and executive officer follows:

Thomas A. Petrie    Chairman of the Board of Directors, Chief Executive Officer and President

        Mr. Petrie has served as a Director and our Chairman and Chief Executive Officer since the time of our founding in 1989 and as our President since April 2006. Prior to forming Petrie Parkman, Mr. Petrie was a Managing Director and Senior Oil Analyst of The First Boston Corporation. For eight consecutive years during his tenure at First Boston, Mr. Petrie was ranked the number one oil analyst in the E&P sector by Institutional Investor magazine's annual survey of money managers and oil analysts. Prior to joining First Boston in 1977 as Senior Oil Analyst in the Equity Research Department, Mr. Petrie was a Vice President, Senior Oil Analyst, and Director with Wainwright Securities and its predecessor partnership in New York City from 1973 to 1977, a Petroleum Research Analyst for Colonial Management Associates in Boston from 1971 to 1973 and a Captain in the United States Army serving in Germany and Vietnam from 1967 to 1971. Mr. Petrie holds a Bachelor of Science degree from the U.S. Military Academy at West Point, a Master of Science in Business Administration from Boston University's overseas program and an honorary doctorate of engineering degree from the Colorado School of Mines. He holds a Chartered Financial Analyst designation.

David J. Kornder    Chief Financial Officer Designee

        Mr. Kornder joined Petrie Parkman in May 2006 as our Senior Vice President and we expect him to assume the title of Chief Financial Officer by the time we complete this offering. Prior to that, he served as a Director, Executive Vice President and Chief Financial Officer of Patina Oil & Gas Corporation, a publicly traded independent energy company, from its inception in 1996 through May 2005, when it was acquired by Noble Energy. Prior to that time, he served as Vice President—Finance of Gerrity Oil & Gas Corporation beginning in early 1993. From 1989 through 1992, Mr. Kornder was an Assistant Vice President of Gillett Group Management, Inc. Prior to that, Mr. Kornder was an accountant with the independent accounting firm of Deloitte & Touche LLP for five years. Mr. Kornder holds a Bachelor of Arts degree in Accounting from Montana State University. Mr. Kornder serves as a Director of Bear Cub Investments, LLC, a private gas gathering and processing company.

Jon C. Hughes    Director, Head of Investment Banking

        Mr. Hughes has served as Head of Investment Banking at Petrie Parkman since March 2005 and as a Director since January 2006. Prior to assuming this role, he had been head of the firm's mergers and acquisitions business since 1999. Mr. Hughes joined Petrie Parkman at its founding in 1989 and since then has been extensively involved in merger, divestiture and strategic advisory assignments. Previously, he was a member of the mergers and acquisitions group of The First Boston Corporation from 1986 to 1989. Prior to joining First Boston, Mr. Hughes worked in engineering and field positions for Exxon Company and Getty Oil. Mr. Hughes holds a Bachelor of Science degree, with high honors, in Petroleum Engineering from the University of Texas at Austin.

Randall E. King    Director, Head of Investment Banking

        Mr. King has served as Head of Investment Banking at Petrie Parkman since March 2005 and as a Director since January 2006. Prior to assuming this role, he had been head of the firm's divestiture business since 1999. Mr. King joined Petrie Parkman at its founding in 1989 and since that time has been extensively involved in divestiture advisory assignments. Prior to that, Mr. King was a Vice President of Netherland, Sewell & Associates, an engineering consulting firm based in Dallas, Texas. Prior to joining Netherland Sewell in 1981, Mr. King held several management and engineering positions with Exxon Company U.S.A.'s production and corporate planning departments. Mr. King holds a Bachelor of Science degree, with honors, in Petroleum Engineering from the University of Alabama. Mr. King is a petroleum engineer and a member of the Society of Petroleum Evaluation Engineers.

Michael E. Bock    Director, Head of Corporate Finance

        Mr. Bock has served as Head of Corporate Finance at Petrie Parkman since 2001 and as a Director since January 2006. Mr. Bock joined Petrie Parkman in 1993 as a member of the Corporate Finance group. Prior to that time, Mr. Bock was a Vice President of Castlerock Group, Inc., a private company involved in financing independent power projects from 1989 to 1993. Mr. Bock worked as an analyst in the investment banking group at Shearson Lehman Brothers in New York from 1987 to 1989. Mr. Bock holds a Bachelor of Arts degree, cum laude, from Harvard University. He holds a Chartered Financial Analyst designation.

Peter J. Gough    Director

        Mr. Gough has served as a Director of Petrie Parkman since 1991. Prior to assuming this role, Mr. Gough served as a Vice President and Manager in the London office of The First Boston Corporation and was involved in institutional sales and marketing of securities from 1977 to 1990. Between 1967 and 1977, he was an oil analyst for First Boston in New York. Before joining First Boston, Mr. Gough worked in a process engineering capacity in England and in a planning function for Mobil Oil Corporation in New York. He holds a Bachelor of Science degree, with honors, in Chemical Engineering from the University of Birmingham, England. Mr. Gough is currently retired.

James E. Parkman, Jr.    Director

        Mr. Parkman served as our President from the time of our founding in 1989 through April 2006 and has served as a Director since our founding. Prior to the formation of Petrie Parkman in 1989, he was employed by The First Boston Corporation. Mr. Parkman holds a Bachelor of Science degree, with honors, from Mississippi College and a Master of Arts degree from Texas Tech University. Mr. Parkman entered into a separation agreement with the firm in June 2006. For more information, see "Management—Senior Professional Departure."

Board Composition

        Prior to this initial public offering, we maintained a board of six directors consisting of Messrs. Petrie, Parkman, Bock, Hughes, King and Gough. Subsequent to the offering, the board will initially consist of Messrs. Petrie, Hughes and King, executive officers of Petrie Parkman, Mr. Parkman, Mr. Gough and an independent director who will meet the independence requirements of the applicable rules of the SEC and NYSE. In the event Mr. Parkman joins an existing competitor or forms a competing company, he will relinquish his board seat. Following this offering, we expect to appoint additional directors that will meet the independence standards established by the applicable rules of the SEC and NYSE on or before the dates required by those rules. Following such appointments, the majority of our board members will be independent.

        Our charter provides for the annual election of our directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that our board will meet at least quarterly.

Director Compensation

        Our policy is not to pay compensation for service on our board to directors who are also employees of Petrie Parkman. We anticipate that outside directors will enter into compensation arrangements to be determined.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, and may from time to time establish other committees to facilitate the management of Petrie Parkman.

  •
  Audit Committee.    At the time of the consummation of this offering, the Audit Committee will be comprised of Messrs. Petrie and King and an independent director to be named prior to the completion of this offering. We intend to appoint additional independent directors to our board of directors and the Audit Committee in compliance with the applicable rules of the SEC and the NYSE, and our Audit Committee will include an audit committee financial expert within the meaning of the rules of the SEC. Messrs. Petrie and King will be replaced on the Audit Committee by two of the additional independent directors. The Audit Committee will review and report to the board of directors on the internal accounting and financial controls for Petrie Parkman and on the accounting principles and auditing practices and procedures to be employed in preparation and review of the financial statements of Petrie Parkman. The Audit Committee will also be responsible for the engagement and oversight of independent public auditors, the scope of the audit to be undertaken by such auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors.

  •
  Compensation Committee.    At the time of the consummation of this offering, the Compensation Committee will be comprised of Messrs. Petrie, Hughes and King and an independent director to be named prior to the completion of this offering. We intend to appoint additional independent directors to our board of directors and the Compensation Committee in compliance with the applicable rules of the NYSE. Messrs. Petrie, Hughes and King will be replaced on the Compensation Committee by three of the additional independent directors. The Compensation Committee will review and, as it deems appropriate, recommend to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees, including the determination in its discretion of the amount of annual bonuses, if any, for our executive officers and other professionals, and the establishment and administration of employee benefit plans. The Compensation Committee will exercise all authority under Petrie Parkman's employee equity incentive plans and will advise and consult with the officers of Petrie Parkman as may be requested regarding managerial personnel policies.

  •
  Nominating and Corporate Governance Committee.    At the time of the consummation of this offering, the Nominating and Corporate Governance Committee will be comprised of Messrs. Petrie and Hughes and an independent director to be named prior to the completion of this offering. We intend to appoint additional independent directors to our board of directors and the Nominating and Corporate Governance Committee in compliance with the applicable rules of the NYSE. Messrs. Petrie and Hughes will be replaced on the Nominating and Corporate Governance Committee by two of the additional independent directors. The Nominating and Corporate Governance Committee will identify and recommend nominees to our board of directors and oversee compliance with our corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, administers our employee benefit plans and makes recommendations to our board of directors regarding such matters.

Senior Professional Departure

        In June 2006, we reached an agreement with Mr. James E. Parkman, Jr. who was a co-founder of Petrie Parkman & Co., Inc. in 1989, under which Mr. Parkman's role as an employee of the company was terminated. The agreement contemplates Mr. Parkman providing consulting services to Petrie Parkman in connection with certain currently active assignments; not later than December 31, 2006, we must pay Mr. Parkman an amount in cash equal to the greater of (a) $9.5 million, but in no event greater than 13% of our revenues for the period ending on the earlier of December 31, 2006 and the completion of this offering or a change in control of us, which we refer to as the 2006 payment period, and (b) two-thirds of the cash compensation payable to Mr. Petrie for services during the 2006 payment period; we must provide Mr. Parkman with coverage under our health, dental and life insurance plans until December 31, 2007 (unless he obtains comparable coverage from a successor employer); we must provide Mr. Parkman with exclusive use of an apartment in Houston, Texas until April 30, 2007, at no cost to Mr. Parkman; we must continue paying premiums under Mr. Parkman's key-man life insurance policy until December 31, 2006; Mr. Parkman will be subject to non-competition and non-solicitation arrangements through December 31, 2006; and Mr. Parkman will have the right to utilize certain information and Petrie Parkman data. In connection with Mr. Parkman's separation, we also entered into a shareholder agreement with Mr. Parkman that provides him with certain registration and other rights in respect of his shares of common stock. See "Certain Relationships and Related Transactions—Shareholders Agreement."

        The foregoing summary of the separation agreement with Mr. Parkman does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the separation agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Executive Compensation

        The information set forth below describes the components of the Chief Executive Officer and our four most highly compensated executive officers, based on 2005 salary and annual bonuses (the "named executive officers"). The principal components of these individuals' current cash compensation are the annual base salary and annual bonus included in the Summary Compensation Table. The following table sets forth the compensation earned by the named executive officers for the year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation
Name and Principal Position				All other Compensation(a)
	Year	Salary	Bonus
Thomas A. Petrie Chairman of the Board, Chief Executive Officer	2005	$3,559	$13,931,000	$49,650
James E. Parkman, Jr. President and Director	2005	1,704	9,278,000	85,694
Jon C. Hughes Head of Investment Banking and Director	2005	75,000	9,249,686	—
Randall E. King Head of Investment Banking and Director	2005	100,000	9,224,686	—
Michael E. Bock Head of Corporate Finance and Director	2005	60,000	1,505,321	—

(a)
Amounts relate to term life insurance policies for the respective individuals.

Key Employee Insurance Policy

        In order to protect Petrie Parkman from economic losses that could result from the death of Mr. Petrie, we intend to maintain a life insurance policy with respect to Mr. Petrie. The aggregate policy amount will be $20.0 million, with Petrie Parkman named as the sole beneficiary.

Employment, Non-Competition and Pledge Agreements

        We are entering into an employment, non-competition and pledge agreement with each of Messrs. Petrie, Hughes, King and Bock, who we refer to as our senior executives. The following is a description of the material terms of each such employment, non-competition and pledge agreement. With the exception of the few differences noted in the description below, the terms of each employment, non-competition and pledge agreement are in relevant part identical. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the form of employment, non-competition and pledge agreement. See "Where You Can Find More Information."

        Each employment, non-competition and pledge agreement provides as follows:

        Base Salary.    Upon the closing of this offering, Messrs. Petrie, Hughes, King and Bock will be paid an annual base salary of $                  , $                  , $                  , and $                  , respectively, payable in semi-monthly installments. The amount of each such senior executive's annual salary is subject to annual review by the Compensation Committee. In addition, a senior executive may be awarded an annual bonus in an amount determined in the sole discretion of the Compensation Committee.

        Benefits.    Each senior executive will be entitled to participate in all of our employee retirement and welfare benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) savings plan and Equity Incentive Plan.

        Confidentiality.    Each senior executive is required to protect and use "confidential information" in accordance with the restrictions placed by us on its use and disclosure.

        Non-competition.    During the period of a senior executive's employment and, with respect to any termination of such employment prior to the fourth anniversary of the consummation of this offering, for a period ending on the earlier of (a) 24 months after the date a senior executive ceases to provide services to us or (b) the fourth anniversary of the consummation of this offering, that senior executive may not:

  •
  form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

  •
  engage in any business activity in which we operate.

        "Competitive enterprise" means any business (or business unit) that engages in any activity in which we or any of our subsidiaries engage at the time such senior executive ceases to provide services to us, including investment banking financial advisory services. The restrictions on competition following cessation of employment will expire four years from the consummation of this offering. As a result, any senior executive who continues to provide services to us on the fourth anniversary of this offering will no longer be subject to the non-competition restrictions upon cessation of employment.

        Non-solicitation.    During the period ending 12 months after the date a senior executive ceases to provide services to us, that senior executive may not, directly or indirectly, in any manner solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

        Liquidated Damages.    In the case of any breach of the non-competition or non-solicitation provisions, the breaching senior executive will be liable for liquidated damages. The amount of liquidated damages for each senior executive is as follows: Mr.  Petrie, $    million; Mr. Hughes, $    million; Mr. King, $    million, and Mr. Bock, $    million.

        Pledge in Connection with Liquidated Damages.    The liquidated damages provision in each senior executive's employment, non-competition and pledge agreement, will be secured by a pledge of our common stock owned by that senior executive (including through indirect ownership and ownership through affiliated entities), subject to a minimum pledge of our common stock with an initial value equal to the lesser of (1) $    million (based on the initial public offering price per share shown on the cover page of this prospectus) and (2) the value of 50% of our common stock owned by that senior executive (including through indirect ownership and ownership through affiliated entities) at the time of the consummation of this offering. Each pledge of our common stock will terminate on the earliest to occur of:

  •
  the death of the relevant senior executive;

  •
  the expiration of the 24-month period following the termination of the service of the relevant senior executive or, if the relevant senior executive's service with us was terminated without cause or in connection with a Change in Control (as defined in the Equity Incentive Plan described below), on the date of the senior executive's termination of service; or

  •
  the fourth anniversary of the date of the consummation of this offering (unless service has been terminated earlier).

These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards.

        Transfer of Client Relationships.    Each senior executive is required, upon cessation of his or her services, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

        Termination of Employment.    Each employment, non-competition and pledge agreement may generally be terminated by either that senior executive or us on 90 days' prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions described above, to the extent applicable.

        Nonexclusivity.    The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of the non-competition provisions.

Transfer Rights Agreements

        Persons and Shares Covered.    Petrie Parkman is entering into a transfer rights agreement with each of our senior executives and Mark Deverka and Mark Carmain, members of our Investment Banking group. We refer to our senior executives and Messrs. Deverka and Carmain collectively as our senior professionals. The shares covered by each senior professional's transfer rights agreement include all shares of our common stock owned by that senior professional as of the closing of this offering (including through indirect ownership and ownership through affiliated entities) and shares received by that senior professional (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any restricted stock awarded to that senior professional under the Equity Incentive Plan described below. The shares of our common stock covered by each transfer rights agreement are referred to as covered shares.

        When a senior professional ceases to be our employee for any reason other than death, the senior professional will continue to be bound by all the provisions of the transfer rights agreement until the senior professional holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions other than the continuing provisions of the transfer rights agreement.

        Each transfer rights agreement will remain in effect in the event the covered shares are converted into a different security as a result of a business combination or other similar transaction.

        Transfer Restrictions.    Each senior professional will agree, among other things, to:

  •
  except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares for a period of four years after the consummation of this public offering, and

  •
  comply with the transfer restrictions relating to the covered shares imposed by the lock-up provisions of the underwriting agreement with respect to this public offering.

Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

        Sales Through Underwritten Public Offerings.    Beginning two years following completion of this offering, our underwritten public offering committee, as described below, may approve one or more underwritten public offerings to sell covered shares, subject to the restrictions described below. Each senior professional who:

  •
  continues to work for us or has suffered a termination of employment resulting from a disability or the heir or estate of any senior professional who has died, or

  •
  retired from us at age 65 or greater with not less than two years of service with us following the consummation of this offering,

will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other senior professionals so participating, or on a lesser basis at his or her request. We may (but are not obligated to) give priority to senior professionals who have increased tax liabilities of the types we have agreed to indemnify (see "Certain Relationships and Related Transactions—Tax Indemnification Agreement and Related Matters"). Our underwritten offering committee will be named by our board of directors and will initially consist of Messrs. Petrie (who will chair the committee), Hughes and King. Approval of any underwritten offering by the committee will require approval of either the chair of the committee or the joint approval of the other two members of the committee. Approval of an underwritten public offering by the committee is subject to the further limitations contained in each transfer rights agreement, including that we have the right to refuse to effect an underwritten public offering at the request of our senior professionals if the number of shares included in the request is less than 5% of the number of shares of common stock outstanding at the time the request is made.

        Covered shares will also be subject to any underwriters' lock-up then in effect.

        In addition, beginning on the second anniversary of this offering and subject to the approval of the underwritten offering committee, our senior professionals will have the right to participate in underwritten offerings effected by the firm for other purposes, subject to the limitations described above and certain other limitations.

        Furthermore, beginning two years after the date of this offering, the underwritten offering committee may approve requests by a senior professional to transfer covered shares to family members, family trusts or charitable organizations, which transferees will be subject to the same transfer restrictions under the transfer rights agreement.

        Sales in Compliance With Rule 144 Under the Securities Act of 1933.    Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, senior professionals generally will not be permitted to transfer covered shares during the four year restriction period following the consummation of this offering through sales effected in compliance with Rule 144 under the Securities Act of 1933 or otherwise. Upon a termination of a senior professional's employment due to his or her death or disability, such senior professional or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144 under the Securities Act of 1933, regardless of when such termination of employment occurred.

        Compliance With Securities Laws.    In addition to the restrictions set forth above, senior professionals will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

        All transfer restrictions applicable to a senior professional under the transfer rights agreement terminate upon death of such senior professional.

        Dividends.    To the extent dividends are paid on covered shares while the senior professional remains subject to the transfer restrictions of the transfer rights agreement, the senior professional will be entitled to such dividends.

        Voting.    Each senior professional will be entitled to full voting rights with respect to his or her covered shares.

        Term and Amendment.    Each transfer rights agreement will be in effect for 10 years from the date of the consummation of this offering or until it is earlier terminated by us. Each transfer rights agreement may generally be amended or waived at any time by the mutual consent of the senior professional and us.

Initial Public Offering Awards

        Effective as of the consummation of this offering, a broad group of our employees and our non-employee directors will receive a grant of restricted common stock with respect to which up to an aggregate of 2,315,000 shares of common stock will be awarded.

        The restricted stock awarded to employees in connection with this offering and in the future will be granted under the Equity Incentive Plan described below.

        Subject to the employee's continued employment on the relevant vesting date, the portion of common stock which is vested will be deliverable in equal installments on or about the first, second and third anniversaries of the date of the consummation of this offering, although the common stock may vest earlier in the event of the occurrence of a change in control. As these restricted common shares will be issued and outstanding, any amounts equal to regular cash dividends on the common stock will be paid in cash at the same time that the dividends are paid to holders of unrestricted shares of our common stock.

Change in Control

        The restricted stock awards will provide that if a change in control occurs, the Compensation Committee will determine in its sole discretion whether outstanding restricted common stock shall become fully vested. If, however, the holder of outstanding restricted common stock suffers a termination of service by us without cause (as determined by the Compensation Committee in its sole discretion), the holder's outstanding restricted stock will become fully vested. "Change in Control" is defined in the Equity Incentive Plan described below.

Equity Incentive Plan

        Prior to the consummation of this offering, Petrie Parkman will establish an Equity Incentive Plan. The following is a description of the expected material terms of the Equity Incentive Plan. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the Equity Incentive Plan. See "Where You Can Find More Information."

        Purpose.    The purposes of the Equity Incentive Plan are to attract, retain and motivate key employees and directors of and consultants and advisors to Petrie Parkman and to align the interests of key employees, directors, consultants and advisors with stockholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock.

        Administration.    The Equity Incentive Plan will be administered by the Compensation Committee, or any successor committee thereto, or another committee of our board of directors appointed or designated by the board of directors.

        Vesting Schedule.    The Compensation Committee shall have the authority to determine the vesting schedule applicable to each award.

        Settlement of Awards.    The Compensation Committee shall have authority under the Equity Incentive Plan to determine whether, to what extent and under what circumstances awards under the Equity Incentive Plan may be settled, paid or exercised in cash, shares of common stock or other awards under the Equity Incentive Plan or other property, or canceled, forfeited or suspended.

        Deferral of Awards.    The Compensation Committee shall determine whether, to what extent, and under what circumstances cash, shares of common stock, other securities, other awards under the Equity Incentive Plan, other property, and other amounts payable with respect to an award under the Equity Incentive Plan shall be deferred either automatically, or at the election of the holder thereof, or of the Compensation Committee.

        Section 162(m).    Subject to the terms of the Equity Incentive Plan, the Compensation Committee will have the authority and discretion to determine the extent to which awards under the Equity Incentive Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Internal Revenue Code ("Section 162(m)"), and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Compensation Committee determines to be necessary or appropriate to conform to such requirements.

        Shares Available.    Subject to adjustment, the maximum number of shares of common stock that may be delivered pursuant to awards granted under the Equity Incentive Plan is                  .

        Shares of common stock to be issued under the Equity Incentive Plan may be made available from authorized but unissued common stock of Petrie Parkman, common stock held by Petrie Parkman in its treasury, or common stock of Petrie Parkman purchased by the firm on the open market or otherwise. During the term of the Equity Incentive Plan, we will at all times reserve and keep available the number of shares of our common stock that shall be sufficient to satisfy the requirements of the Equity Incentive Plan.

        If any shares of our common stock covered by an award (other than a Substitute Award as defined below), or to which such an award relates, terminate, lapse or are forfeited or cancelled, or such an award is otherwise settled without the delivery of the full number of shares of our common stock underlying the award, then the shares of our common stock covered by such award, or to which such award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the Equity Incentive Plan, unless we determine otherwise. Shares of our common stock underlying Substitute Awards shall not reduce the number of shares of our common stock available for delivery under the Equity Incentive Plan. A "Substitute Award" under the Equity Incentive Plan is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by us or with which we combine.

        Adjustments.    The Compensation Committee has the authority to adjust the terms of any outstanding awards and the number of shares of common stock issuable under the Equity Incentive Plan for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the Compensation Committee determines affects our capitalization.

        Eligibility.    All of our full-time employees (including an officer or director who is also an employee) or those of our affiliates and any of our consultants or advisors selected by the Compensation Committee are eligible to participate in the Equity Incentive Plan. Any individual or individuals to whom an offer of employment has been extended, a member of our board of directors or a member of the board of directors of any of our subsidiaries may also receive awards under the Equity Incentive Plan at the discretion of the Compensation Committee. Holders of equity-based awards issued by a company acquired by us or with which Petrie Parkman combines are eligible to receive Substitute Awards under the Equity Incentive Plan.

        Grant of Awards.    The Compensation Committee may grant the following four types of awards under the Equity Incentive Plan: (i) restricted stock units, (ii) restricted stock awards, (iii) "other stock-based awards" (as defined in the Equity Incentive Plan) and (iv) performance awards, each of which we refer to as an award. We currently intend to grant only restricted stock awards under the Equity Incentive Plan.

        An award of restricted stock units consists of contractual rights denominated in shares of our common stock and represents a right to receive the value of a share of our common stock (or a percentage of such value, which percentage may be higher than 100%). Restricted stock units underlying such awards are subject to restrictions and such other terms and conditions as the

Compensation Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Compensation Committee may deem appropriate.

        Performance Awards.    The Equity Incentive Plan also permits the Compensation Committee to grant performance awards. A performance award is an award under the Equity Incentive Plan that the Compensation Committee intends to qualify as "qualified performance based compensation" under Section 162(m), and which award is made to an individual who is expected by the Compensation Committee to be both (1) a "covered employee" as defined in Section 162(m) for the tax year of Petrie Parkman with regard to which a deduction in respect of such person's award would be allowed and (2) the recipient of compensation (other than "qualified performance based compensation" as defined in Section 162(m)) in excess of $1,000,000 for such tax year. Performance awards will become earned and payable if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee:

  •
  earnings per share,

  •
  return on average common equity,

  •
  pre-tax income,

  •
  pre-tax operating income,

  •
  net revenues,

  •
  net income,

  •
  profits before taxes,

  •
  book value per share,

  •
  stock price,

  •
  earnings available to common shareholders, and

  •
  ratio of compensation and benefits to net revenues.

        Such targets may relate to Petrie Parkman as a whole, to one or more units thereof or to the "covered employee," and may be measured over such periods, as the Compensation Committee shall determine. The maximum value of any performance award which may be earned under the Equity Incentive Plan is $                  .

        Termination of Employment.    Except as otherwise determined by the Compensation Committee or provided by the Compensation Committee in an applicable agreement under the Equity Incentive Plan, in case of termination of employment or cessation of services:

  •
  for reason of death, disability (as defined in the Equity Incentive Plan) or retirement (as defined in the Equity Incentive Plan), any unvested award then held by such participant shall be immediately accelerated and become fully vested, exercisable and payable;

  •
  by Petrie Parkman for cause (as determined by the Compensation Committee in its sole discretion), the Compensation Committee will have the discretion to accelerate and fully vest any award held by such participant, otherwise any award then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the company upon such termination of employment;

  •
  by Petrie Parkman without cause (as determined by the Compensation Committee in its sole discretion) within two years following the occurrence of a Change in Control or upon a termination of employment by the company without cause (as determined by the Compensation

    Committee in its sole discretion) six months prior to the occurrence of a Change in Control if the Compensation Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment "in connection with" the occurrence of a Change in Control), any award then held by such participant will be immediately accelerated and become fully vested, exercisable and payable; and

  •
  for any reason other than death, disability, retirement, cause (as determined by the Compensation Committee in its sole discretion) or in connection with the occurrence of a Change in Control, the Compensation Committee will have the discretion to accelerate and fully vest any award held by such participant, otherwise:

  •
  any award (other than performance awards) then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the company on the date such participant's service ceases, or

  •
  any performance award then held by such participant which is not then payable will be paid in accordance with its terms at the time the performance award would have been payable if the termination of employment had not occurred, and the payment shall be prorated based on the number of days in the performance period that occurred prior to the termination of employment.

        Duration of the Equity Incentive Plan.    The Equity Incentive Plan shall be effective as of the effective date of its adoption by our board of directors. No award shall be granted under the Equity Incentive Plan after the tenth anniversary of its adoption. However, unless otherwise expressly provided in the Equity Incentive Plan or in an applicable award agreement, any award theretofore granted may extend beyond such date, and the authority of the Compensation Committee to administer the Equity Incentive Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such award, or to waive any conditions or rights under any such award, and the authority of our board of directors to amend the Equity Incentive Plan, shall extend beyond such date.

        Amendment, Modification and Termination of the Equity Incentive Plan.    Except as otherwise provided in an award agreement, our board of directors may from time to time suspend, discontinue, revise or amend the Equity Incentive Plan and the Compensation Committee may amend the terms of any award in any respect, provided that no such action will impair the rights of a holder of an outstanding award under the plan without the holder's consent.

        Change in Control.    Except as described in the "Termination of Employment" section above and except as otherwise provided in the applicable agreement under the Equity Incentive Plan, upon the occurrence of a Change in Control, the Compensation Committee shall determine whether outstanding awards under the Equity Incentive Plan shall become fully vested and payable.

        "Change in Control" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Petrie Parkman & Co., Inc. or the sale or other disposition of all or substantially all of the assets of Petrie Parkman & Co., Inc. to an entity that is not an affiliate or that, in each case, requires stockholder approval under the laws of Petrie Parkman & Co., Inc's jurisdiction of organization, unless immediately following such transaction, either:

  •
  at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Petrie Parkman & Co., Inc. that were outstanding immediately prior to the transaction; or

  •
  at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of Petrie Parkman & Co., Inc.) of the company resulting from the transaction were members of the board of directors of Petrie Parkman & Co., Inc. at the time of such board of director's approval of the execution of the initial agreement providing for the transaction.

        Dividend Equivalent Rights.    The Compensation Committee may in its discretion include in the award agreement a dividend equivalent right entitling the participant to receive amounts equal to the dividends that would be paid, during the time such award is outstanding, on the shares of our common stock covered by such award as if such shares were then outstanding.

        Transferability.    Except as the Compensation Committee may otherwise determine from time to time, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Compensation Committee, a participant may, in the manner established by the Compensation Committee, designate a beneficiary or beneficiaries to exercise the rights of the participant, and to receive any property distributable, with respect to any award upon the death of the participant.

Summary of Tax Aspects of the Equity Incentive Plan

        The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the Equity Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

        Restricted Stock.    A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to us. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, we generally will be entitled to a deduction in the same amount.

        Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

        Restricted Stock Units and Performance Awards.    The grant of an award of restricted stock units or a performance award will not result in income for the grantee or in a tax deduction for us. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate fair market value of the payment received, and we generally will be entitled to a tax deduction in the same amount.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of our common stock:

  •
  immediately prior to the consummation of this offering;

  •
  as adjusted to reflect the sale of the shares of our common stock if the underwriters' option to purchase additional shares is not exercised; and

  •
  as adjusted to reflect the sale of the shares of our common stock if the underwriters' option to purchase additional shares is exercised in full by:

  •
  each of the directors and named executive officers individually;

  •
  all directors and executive officers as a group; and

  •
  each person who is known to Petrie Parkman to be the beneficial owner of more than 5% of our common stock.

        In accordance with the rules of the SEC, "beneficial ownership" includes voting or investment power with respect to securities. The percentage of beneficial ownership provided in the following table is based on shares of common stock outstanding as of the date of this prospectus, shares of common stock outstanding after the completion of this offering assuming no exercise of the underwriters' option to purchase additional shares and shares of common stock outstanding after the completion of this offering assuming full exercise of the underwriters' option to purchase additional shares. The address for each listed stockholder, other than Mr. Parkman, is: c/o Petrie Parkman & Co., Inc., 475 17th Street, Suite 1100, Denver, Colorado 80202. Mr. Parkman's address is 600 Lilley Yeagher Loop N., Cleveland, Texas 77328. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

					Shares Beneficially Owned After This Offering Without Exercise of Option		Shares Beneficially Owned After This Offering With Exercise of Option(1)
	Shares Beneficially Owned Before This Offering		Shares of Common Stock to be Sold
Name of Beneficial Owner
	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Directors and Named
Executive Officers:
Thomas A. Petrie(2)	7,500,000	38.1%
James E. Parkman, Jr.	5,625,000	28.6%
Jon C. Hughes	2,200,000	11.2%
Randall E. King	2,200,000	11.2%
Michael E. Bock	1,000,000	5.1%
David J. Kornder(3)	—	*
Peter J. Gough	—	*
All Directors and Executive Officers as a group (7 persons)	18,525,000	94.1%

*
Less than 1% of the outstanding shares of common stock.

(1)
Assumes that the underwriters have exercised their option to purchase                  shares in full.

(2)
Includes 600,000 shares that are held in a trust for the benefit of Mr. Petrie's children and their descendents. Mr. Petrie disclaims beneficial ownership of these shares.

(3)
Chief Financial Officer Designee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following are descriptions of the material provisions of the agreements and other documents discussed below. You should, however, refer to the exhibits that are a part of the registration statement for a copy of certain agreements. See "Where You Can Find More Information."

Transactions Preceding This Public Offering

        Prior to the closing of this offering, we will complete the transactions described below:

  •
  Petrie Parkman will terminate its election with the Internal Revenue Service as an S corporation;

  •
  we will make payments of discretionary bonuses to our employees for services rendered to date in 2006; and

  •
  we will make a payment to Mr. James E. Parkman, Jr. pursuant to the separation agreement entered into by us and Mr. Parkman in June 2006 (see "Management—Senior Professional Departure").

Director and Officer Indemnification

        We will enter into an agreement that provides indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person's service in such capacity, subject to limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our by-laws as described under "Description of Capital Stock—Limitation of Liability and Indemnification Matters."

Tax Indemnification Agreement and Related Matters

        An entity that has historically operated as a C corporation generally is liable for any adjustments to the corporation's taxes for periods prior to its initial public offering. In contrast, those individuals that were stockholders of Petrie Parkman before this offering generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Petrie Parkman and its affiliates prior to this offering. In connection with this offering, we will enter into a tax indemnification agreement to indemnify each individual who was a stockholder of Petrie Parkman before this offering, (including Messrs. Petrie, Bock, Hughes, King and Parkman) against certain increases in each tax indemnitee's taxes that relate to activities of Petrie Parkman and its affiliates in respect of periods prior to this offering. We will be required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Petrie Parkman will be offset by any tax benefit received by the tax indemnitee.

        The tax indemnification agreement includes provisions that permit Petrie Parkman to control any tax proceeding or contest which might result in the company being required to make a payment under the tax indemnification agreement.

Relationships with Our Directors and Executive Officers

        Merchant Banking Fund Management    Petrie Parkman has an indirect interest in two merchant banking funds, Energy Special Situation Funds I, L.P. and ESS Participation Fund L.P., which invest jointly on a pro rata basis in small, emerging private companies within the energy sector. The funds are advised by Houston Energy Advisors, LLC, a wholly owned subsidiary of Petrie Parkman. The funds were formed in late 2005. Petrie Parkman earns an advisory management fee of $378,000 from the

Energy Special Situations Fund I, L.P. per quarter and will earn approximately 2% of any gains realized upon the disposition of all the funds investments through the termination of the fund, which is anticipated to occur by 2015.

        Energy Special Situations Fund I, L.P. has six limited partners consisting of private equity funds, and trustees of endowments. The limited partners of ESS Participation Fund, L.P. include Messrs. Petrie, Bock, Hughes, King and other Petrie Parkman employees in their individual capacities. Mr. Parkman is also a limited partner.

        Use of Chief Executive Officer's Ranch.    Our Chief Executive Officer, Mr. Petrie, owns a working cattle/guest ranch near Kremmling, Colorado. On occasion, the ranch has been used by Petrie Parkman to entertain various clients and institutional investors. Mr. Petrie charges Petrie Parkman market rates for use of the ranch and its guest facilities. Mr. Petrie was paid $4,700, $3,600 and $14,600 for use of the ranch by Petrie Parkman in 2003, 2004 and 2005, respectively. In the six months ended June 30, 2006, Mr. Petrie was paid $15,700 for use of the ranch by Petrie Parkman.

        Shareholders Agreement.    In June 2006, in connection with his departure as an employee of the company, we entered into a shareholders agreement with Mr. Parkman, who remained a director of the company. Under the shareholders agreement, following this offering we must use our commercially reasonable efforts to cause Mr. Parkman to be nominated and elected to our board of directors. Such obligation, however, will terminate upon the earlier of such time as Mr. Parkman holds less than 10% of our fully diluted shares and such time as Mr. Parkman engages in a business that competes with us. The agreement also contains tag along and drag along rights in the event one or more shareholders enter into an agreement to transfer more than 50% of our outstanding shares. We have a right of first refusal with respect to transfers by Mr. Parkman to third parties, except where he has no ability to influence the identity of the purchaser of such shares. The shareholders agreement also gives Mr. Parkman customary piggyback registration rights and two demand registration rights exercisable, in the case of the demand rights, beginning one year after this offering. In connection with this offering, and at Mr. Parkman's request, we must use commercially reasonable efforts to register shares owned by Mr. Parkman having a value, based on the mid-point of the filing price range, of up to $25.0 million; we also must use commercially reasonable efforts to facilitate one or more private sales of additional shares held by Mr. Parkman having an aggregate value of $25.0 million. The foregoing summary of the shareholders agreement with Mr. Parkman does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the shareholders agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

General Matters

        In connection with this offering, we will amend and restate our certificate of incorporation and by-laws. The following summary of our capital stock does not relate to our current certificate of incorporation or by-laws, but rather is a description of our capital stock pursuant to the amended and restated certificate of incorporation and by-laws that will be in effect upon completion of this offering. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

        Our authorized capital stock will consist of 40,000,000 shares of common stock, par value $0.01 per share, and                  shares of preferred stock, par value $0.01 per share. Upon consummation of this offering, we expect to have                  shares of our common stock issued and outstanding, including                  shares that will be sold in this offering to the extent the underwriters exercise their over-allotment option.

Common Stock

Voting

        The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends

        Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to receive ratably such dividends as our board of directors from time to time may declare out of funds legally available therefor.

Liquidation Rights

        In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of our common stock will be entitled to share ratably in the distribution of any of our remaining assets.

Other Matters

        Holders of our common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock. The shares of our common stock to be sold in this offering when issued and paid for will be validly issued, fully paid and non-assessable.

Preferred Stock

        Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Petrie Parkman without further action by the shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any of the preferred stock.

Action by Written Consent

        Our amended and restated certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual meeting or special meeting and denies the ability of stockholders to act by written consent without a meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Anti-Takeover Effects of Delaware Law

        We will be subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to that date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling, controlled by, or under common control with any of these entities or persons. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Petrie Parkman and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

        We have adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

  •
  for any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation and bylaws also authorize us to indemnify our officers, directors, employees and other agents to the fullest extent permitted under the DGCL and we may advance expenses to our directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

        As permitted by the DGCL, our amended and restated certificate of incorporation and bylaws provide that:

  •
  we must indemnify our board members and officers to the fullest extent permitted by the DGCL and advance expenses to our board members and officers in connection with a legal proceeding, subject to limited exceptions; and

  •
  we may purchase and maintain insurance on behalf of our current or former board members, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Listing

        Application will be made to list the common stock on the NYSE under the symbol "PDP."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be                        .

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, there will be                  shares of our common stock outstanding (assuming no exercise of the underwriters' option to purchase up to an additional                   shares). Of the shares of common stock outstanding,                   shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933. Of the remaining shares of common stock outstanding, assuming no exercise of the underwriters' option to acquire additional shares,

  •
  shares will be held by our senior professionals and their affiliated entities and generally will not be transferable until four years after the date of the completion of this offering, unless we effect an underwritten public offering to sell these shares after the second anniversary of this offering as described in "Management—Transfer Rights Agreements." Furthermore, upon a termination of a senior professional's employment due to his or her death or disability, such senior professional or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144, regardless of when such termination of employment occurred. All shares held by our senior professionals will also be subject to the underwriters' lock-up described in "Underwriting;"

  •
  shares will be held by certain other employees and will be eligible for resale pursuant to Rule 144 and, except for the underwriters' lock-up described in "Underwriting," will not be subject to contractual limitations on resale;

  •
  shares of restricted common stock were received at the time of our initial public offering by persons who were employees of Petrie Parkman. Subject to the employee's continued employment on the relevant vesting dates, the shares of restricted common stock awarded in connection with this offering will generally vest in equal installments on the first, second and third anniversaries of the date of this offering; and

  •
  shares will be held by James E. Parkman, Jr. and will be eligible for resale pursuant to Rule 144 and, except for the underwriters' lock-up described in "Underwriting," will not be subject to contractual limitations on resale. Mr. Parkman also has certain registration rights with respect to his shares. See "Certain Relationships and Related Transactions—Relationships With Our Directors and Executive Officers—Shareholders Agreement."

        The shares of common stock received at the time of our initial public offering by persons who were employees under the Equity Incentive Plan constitute "restricted securities" for purposes of the Securities Act of 1933. As a result, absent registration under the Securities Act of 1933 or compliance with Rule 144 thereunder or an exemption therefrom, such shares of common stock will not be freely transferable to the public.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of shares of common stock then outstanding, which will equal approximately                  shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the NYSE during the four calendar weeks before a notice of the sale on Form 144 is filed.

        Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following discussion is a summary of certain United States federal income tax consequences of an investment in our common stock by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of United States federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or to taxpayers subject to special tax rules and does not address any aspect of United States federal taxation (such as estate and gift taxation) other than United States federal income taxation or any aspect of state, local or foreign taxation. In addition, this discussion deals only with certain United States federal income tax consequences to a Non-U.S. Holder that holds our common stock as a capital asset.

        This summary is based on current United States federal income tax law, which is subject to change, possibly with retroactive effect.

        EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR CONCERNING UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK.

        A "Non-U.S. Holder" is a beneficial owner of our common stock that is an individual, corporation, trust or estate that is not, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or that has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

        If a partnership holds our common stock, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor concerning the United States federal income and other tax consequences.

Dividends

        Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-U.S. Holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

        Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States and, if such Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), that are attributable to a permanent establishment maintained by such Non-U.S. Holder within the United States are not subject to the withholding tax described above but instead are subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates. A Non-U.S. Holder must satisfy certain certification requirements for its effectively connected dividends to be exempt from the withholding tax described above. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on any gain recognized upon the disposition of our common stock, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to United States federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Internal Revenue Code of 1986, as amended). No assurance can be given, however, that we will not be a United States real property holding corporation, or that our common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our common stock.

        An individual Non-U.S. Holder who is subject to United States federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition is taxed on its gains (including gains from the disposition of our common stock and net of applicable United States losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S.

Holders subject to United States federal income tax with respect to any gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated United States federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above may apply.

Information Reporting Requirements and Backup Withholding

        A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the Non-U.S. Holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our common stock. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the amount of dividends paid, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Each Non-U.S. Holder should consult its tax advisor regarding the application of the backup withholding and information reporting rules to it.

UNDERWRITING

        We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Keefe, Bruyette & Woods, Inc. is the representative of the underwriters.

Underwriters	Number of Shares
Keefe, Bruyette & Woods, Inc.
Petrie Parkman & Co., Inc.

Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional                  shares from us and the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discount and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional                  shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        We estimate that the total expenses of the offering, excluding underwriting discount and commissions, will be approximately $                  .

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                  per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $                  per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        We, our officers and directors, and holders of substantially all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if:

  •
  during the last 17 days of the l80-day restricted period we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Prior to this offering, there has been no public market for the shares. The initial public offering price has been negotiated between us and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        We intend to apply to have our common stock authorized for trading on the NYSE under the symbol "PDP". In connection with that listing, the underwriters will undertake to sell the minimum number of shares to the minimum number of beneficial owners necessary to meet the NYSE listing requirements.

        In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market.

If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE or otherwise.

        Each of the underwriters has represented and agreed that:

  (a)
  it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and

  (c)
  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        Because the shares are being offered by Petrie Parkman & Co., Inc, which is an NASD member and an underwriter in the offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2720 of the Conduct Rules of the NASD. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Keefe, Bruyette & Woods, Inc. is expected to serve in that capacity and to perform due diligence investigations and review and participate in the preparation of the registration statement of which this prospectus forms a part. Keefe, Bruyette & Woods, Inc. expects to receive $                  from us as compensation for such role.

        The underwriters will not execute sales in discretionary accounts without the prior written specific approval of the customers.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates may in the future perform various financial advisory, investment banking or other services for us or our affiliates, for which they will receive customary fees and expenses. We or our affiliates may also in the future perform various financial advisory, investment banking or other services for certain of the underwriters in this offering or their respective affiliates, for which we will receive customary fees and expenses.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Petrie Parkman as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the company's restatement of its consolidated financial statements as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC in Washington, DC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F. Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. You will be able to read and copy these reports and proxy statements and other information at the public reference facilities maintained by the SEC at the address listed above. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. Our website address is www.petrieparkman.com. The information contained or referenced on our website shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

        Initial Public Offering—Petrie Parkman & Co., Inc. (together with its subsidiaries, the "Company") is planning an initial public offering. If an initial public offering by the Company does occur, the Company will convert from an S corporation to a C corporation.

        The historical consolidated financial statements reflect the historical results of operations and financial position of the Company as an S corporation. Accordingly, the historical financial statements do not reflect what the results of operations and financial position of the Company would have been had it been a C corporation for the periods presented. Specifically, the historical results of operations do not give effect to the following:

  •
  U.S. corporate income taxes, since the Company has operated as an S corporation and accordingly, all taxable income has been allocated to the Company's individual stockholders. As a result, the Company's historical income has not been subject to U.S. federal or state income taxes; and

  •
  Prior to this public offering, we historically distributed the majority of all profits on an annual basis to our employees through payments recorded as compensation and benefits expense. Following this offering, we expect to adopt a policy that will limit total compensation and benefits expense to 55% of total revenues each year (although we retain the ability to change this policy in the future).

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Petrie Parkman & Co., Inc.

        In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, change in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Petrie Parkman & Co., Inc. and its subsidiaries ("the Company") at December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated statements of cash flows for the years ended December 31, 2003, 2004, 2005.

/S/ PricewaterhouseCoopers LLP

Denver, Colorado
February 20, 2006, except for Note 2,
and Note 13, as to which the date is September 13, 2006

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	December 31, 2004	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$3,118	$5,786
Restricted cash	250	250
Securities at market value	3,597	6
Accounts receivable	9,503	2,766
Prepaid expenses	234	203

	16,702	9,011
Furniture and equipment	2,357	2,076
Accumulated depreciation and amortization	(717)	(473)

	1,640	1,603
Other assets	7	107

Total Assets	$18,349	$10,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$286	$588
Bonuses payable	8,080	3,000

	8,366	3,588
Deferred rent	28	52
Commitments and contingencies (See Note 9)
Stockholders' equity
Common stock, $0.01 par value, 61,775 shares authorized, 61,775 and 20,000 issued and outstanding	618	200
Less treasury stock, at cost	—	(6,699)
Additional paid-in-capital	87	505
Retained earnings	9,250	13,075

Total Stockholders' Equity	9,955	7,081

Total Liabilities and Stockholders' Equity	$18,349	$10,721

The accompanying notes are an integral part of these consolidated financial statements.

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	Year Ended December 31,
	2003	2004	2005
Revenues
Investment banking	$34,198	$46,442	$63,917
Commissions and research fees	6,355	7,187	8,113
Net gains on marketable securities	(5)	4,296	25
Interest and dividend income	113	231	826
Recovery of bad debt	—	—	1,000
Other revenues	—	—	378

Total Revenues	$40,661	$58,156	$74,259
Expenses
Compensation and benefits	34,940	49,408	64,566
Occupancy and equipment rental	1,405	1,450	1,528
Brokerage and trade execution	908	1,039	1,149
Professional fees	57	270	230
Communications and information services	528	503	635
Travel and related expenses	826	1,153	1,104
Depreciation and amortization	636	297	245
Bad debt expense	1,000	—	—
Other	346	434	565

Total Expenses	40,646	54,554	70,022
Net income	$15	$3,602	$4,237

Earnings per common share:
Basic	$0.00	$0.06	$0.10
Diluted	$0.00	$0.06	$0.10
Weighted average common shares outstanding:
Basic	61,545	61,775	43,806
Diluted	61,545	61,775	43,806
PRO FORMA (UNAUDITED—See Note 14)
Pro forma revenues			$74,259
Pro forma compensation and benefits			40,843
Pro forma total expense			46,299
Pro forma income before tax			27,960
Pro forma tax expense			10,625
Pro forma net income			17,335
Pro forma earnings per common share:
Basic			$0.40
Diluted			$0.40

The accompanying notes are an integral part of these consolidated financial statements.

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock			Treasury Stock
			Additional Paid-in Capital			Retained Earnings
	Shares	Amount		Shares	Amount		Total
Balance at December 31, 2002	59,510	$595	$54	2,265	$(232)	$7,133	$7,550
Sale of common stock held in treasury	2,265	23	33	(2,265)	232	—	288
Net income	—	—	—	—	—	15	15

Balance at December 31, 2003	61,775	618	87	—	—	7,148	7,853

Dividend	—	—	—	—	—	(1,500)	(1,500)
Net income	—	—	—	—	—	3,602	3,602

Balance at December 31, 2004	61,775	618	87	—	—	9,250	9,955

Repurchase of common stock	(42,405)	(424)	424	42,405	(6,800)	—	(6,800)
Sale of common stock held in treasury	630	6	(6)	(630)	101	—	101
Dividend	—	—	—	—	—	(412)	(412)
Net income	—	—	—	—	—	4,237	4,237

Balance at December 31, 2005	20,000	$200	$505	41,775	$(6,699)	$13,075	$7,081

The accompanying notes are an integral part of these consolidated financial statements.

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2004	2005
	(as restated)*	(as restated)*	(as restated)*
Operating activities
Net income	$15	$3,602	$4,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	636	297	245
Provision for losses on accounts receivable	1,000	—	—
Marketable equity securities received	—	(700)	—
Loss (gain) on marketable securities	5	(3,596)	(25)
Gain on sale of fixed assets	(3)	(22)	—
Sales of marketable equity securities	(4)	700	3,615
Changes in assets and liabilities:
Decrease (increase) in:
Accounts receivable	(5,168)	(2,170)	6,737
Other assets	39	(190)	(100)
Prepaid expenses	8	(45)	31
Increase (decrease) in:
Bonuses payable	4,000	4,080	(5,080)
Accounts payable	(9)	45	303
Accrued liabilities and deferred rent	(22)	(53)	25

Net cash provided by operating activities	497	1,948	9,988

Investing activities
Purchases of furniture and equipment	(182)	(1,487)	(209)
Sales of furniture and equipment	4	850	—

Net cash used in investing activities	(178)	(637)	(209)

Financing activities
Sale of common stock held in treasury	287	—	101
Repurchase of common stock	—	—	(6,800)
Proceeds of temporary subordinated loan	3,500	—	—
Repayment of temporary subordinated loan	(3,500)	—	—
Dividend	—	(1,500)	(412)

Net cash provided by (used in) financing activities	287	(1,500)	(7,111)

Increase (decrease) in cash	606	(189)	2,668
Cash and equivalents, beginning of period	2,701	3,307	3,118

Cash and equivalents, end of period	$3,307	$3,118	$5,786

Non-cash operating activities:
Marketable equity securities received as payment for services	$—	$700	$—

*
See Note 2 to the consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

PETRIE PARKMAN & CO., INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

Organization

        Petrie Parkman & Co., Inc. was incorporated pursuant to the Delaware general corporation law on February 20, 1989. Petrie Parkman & Co., Inc. and its subsidiaries, Houston Energy Advisors, LLC (a registered investment advisor), Denver Energy Advisors, LLC and PPC, LLC (the "Company") currently have offices in Denver, Houston and London. The Company's revenues are derived primarily from underwriting, financial advisory and institutional research service activities related to the oil and gas industry. The Company is a registered broker-dealer with the Securities and Exchange Commission (the "SEC") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). In consolidation, all significant intercompany balances and transactions are eliminated.

        The Company's clearing agent ("Clearing Broker/Dealer") is Pershing, LLC. The Company clears all transactions on behalf of customers on a fully disclosed basis with the Clearing Broker/Dealer. All customers are required to transmit funds and securities directly to the Clearing Broker/Dealer. The Clearing Broker/Dealer carries all customer accounts and maintains and preserves all related books and records as are customarily kept by a Clearing Broker/Dealer.

        The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America. The following is a summary of significant accounting policies consistently followed by the Company.

Receivables

        Accounts receivable represent the value of unsettled securities transactions, account balances arising from participation in underwritings and balances arising from services provided to investment banking customers in accordance with the terms of the respective contract.

Securities Transactions

        Investment securities are carried at market value, with unrealized gains and losses recorded currently in the consolidated statement of income. The Company determines market value by reference to published sources. Purchases and sales with normal settlement periods are recorded based upon trade date. Realized and unrealized gains or losses on securities are included in net gains on marketable securities in the consolidated statement of income.

Revenue Recognition

        Revenues from institutional investor clients for our equity research services are recognized on a straight-line basis over the period the related services are provided. The majority of the Company's customers pay for such services on a monthly or quarterly basis. Unearned revenues from such services are included in other liabilities in the accompanying consolidated statement of financial condition. There were no unearned revenues at December 31, 2004 and 2005.

        Broker/dealer syndicate revenue, net of underwriting expenses and commissions are recognized on a trade-date basis. Investment banking advisory revenue is recorded in accordance with the terms of the respective contract when the service is complete and the revenue is reasonably determinable.

Earnings per Share

        Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

Estimates

        The preparation of accrual basis financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

        The Company transacts trades of securities and may utilize derivative financial instruments as economic hedges of underlying exposures associated with specific security transactions. Both the derivative financial instruments and the securities would be recorded at market value on the consolidated statements of financial condition; however at December 31, 2003, 2004 and 2005, the Company did not hold any derivative financial instruments or during the years then ended.

Recently Issued Accounting Pronouncements

        In June 2005, the Emerging Issues Task Force reached a consensus on Emerging Issues Task Force No. 04-5 (EITF 04-5), Determining whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. This Consensus applies to entities not within the scope of FIN No. 46-R, in which the investor is the general partner in a limited partnership. The consensus requires the general partner to consolidate the limited partnership unless it overcomes the presumption of control. The general partner may overcome this presumption and not consolidate the limited partnership if the limited partners have: (a) the ability to liquidate the limited partnership or otherwise remove the general partner through substantive "kick-out rights" that can be exercised without having to demonstrate cause; or (b) substantive participation rights in managing the partnership. This consensus became effective on June 29, 2005 for all newly formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified. For all other general partnerships, the consensus is effective no later than the beginning of the first reporting period beginning after December 15, 2005. We do not expect implementation of the standard will have a material effect on our results of operations or financial position.

        In December 2004, the FASB issued SFAS No. 123-R, "Share-Based Payment," a revision to SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123-R focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting for transactions in which an entity obtains goods or services in share-based payment transactions. Generally, SFAS No. 123-R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS No. 123-R. While the Company has never issued any stock awards, the impact of adopting SFAS No. 123-R cannot be predicted at this time because it will depend on the level of share-based payments granted in the future.

2.    Restatement

        In preparing to file a registration statement for purposes of the Company's initial public offering, management determined that its previous accounting disclosure of investments sold does not reflect the classification of securities held as trading securities. Historically, the Company recorded cash proceeds from the sale of investments as cash provided by investing activities on the consolidated statements of cash flows. The consolidated statements of cash flows have been corrected to reflect sales of marketable equity securities from investing activities to operating activities. This restatement had no impact on our consolidated statements of financial condition, consolidated statements of income, or cash and equivalents at the beginning or end of the periods presented in our consolidated statements of cash flows.

        A summary of the significant effects of the restatement on the consolidated statements of cash flows are as follows (in thousands):

	Year Ended December 31, 2003			Year Ended December 31, 2004			Year Ended December 31, 2005
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated
Operating activities:
Sales of marketable equity securities	$—	$(4)	$(4)	$—	$700	$700	$—	$3,615	$3,615
Net cash provided by (used in) operating activities	501	(4)	497	1,248	700	1,948	6,373	3,615	9,988
Investing activities:
Sales of marketable equity securities	$(4)	$4	$—	$700	$(700)	$—	$3,615	$(3,615)	$—
Net cash provided by (used in) investing activities	(182)	4	(178)	63	(700)	(637)	3,406	(3,615)	(209)

3.    Cash, Cash Equivalents and Restricted Cash

      The Company considers cash and cash equivalents as cash on hand, on deposit and all highly liquid investments purchased with a maturity of three months or less.

        The Company invests its excess cash in interest-bearing securities and accounts. At December 31, 2004 and 2005, cash and cash equivalents and restricted cash consisted of the following:

	2004	2005
	(In thousands)

Cash and operating accounts with Clearing Broker / Dealer	$2,820	$4,832
U.S. treasury bill money market mutual fund	181	845
Other miscellaneous operating accounts	117	109

Total cash and cash equivalents	$3,118	$5,786

Restricted cash(a)	$250	$250

(a)
In compliance with an agreement with its Clearing Broker/Dealer, the Company is required to maintain $250,000 of cash in an interest-bearing collateral account.

4.    Furniture and Equipment

        Furniture and equipment is recorded at historical cost and depreciation is provided on furniture and equipment using the straight-line method over their estimated useful lives, which is five years. The Company's fractional interest in an airplane is recorded at historical cost and depreciated using the straight-line method over twenty years. Leasehold improvements are amortized using the straight-line method over the term of the applicable leases. Gains and losses on dispositions are recorded at gross proceeds less net book value and are included in operations. The Company wrote-off fully depreciated furniture and equipment and fully amortized leasehold improvements in the amount of $189,000 and $490,000 during 2004 and 2005, respectively. The major classes of furniture and equipment at December 31, 2004 and 2005 are as follows:

	2004	2005
	(In thousands)

Furniture, fixtures and equipment	$851	$755
Fractional interest in airplane	1,281	1,281
Leasehold improvements	225	40

Sub-Total	$2,357	$2,076
Less: Accumulated depreciation and amortization	(717)	(473)

Net furniture and equipment	$1,640	$1,603

        Depreciation and amortization expense for the years ended December 31, 2003, 2004 and 2005 was $636,000, $297,000 and $245,000, respectively, and is included in the accompanying consolidated statements of income.

5.    Concentration of Credit Risk

        At December 31, 2004 and 2005, a significant portion of the Company's cash and cash equivalents was deposited with two financial institutions in New York, New York and Denver, Colorado.

        The Company's revenues are primarily derived from business activities concentrated in the oil and gas industry. As such, if the oil and gas industry were to be affected by adverse economic conditions, the Company's revenue mix and profitability could be impacted.

        A portion of the Company's accounts receivable is from major investment firms relating to underwritings of energy related companies. Other accounts receivable balances are primarily due from entities in the energy industry. Collateral is not required and the Company has experienced minimal losses to date.

        At December 31, 2005, the Company had receivable balances with major investment firms that represented approximately 72% of the total accounts receivable balance. Additionally, the Company had one customer in 2003, 2004 and 2005 who accounted for 14%, 13% and 14%, respectively, of total revenues during the year.

6.    Income Taxes

        The Company has been approved by the Internal Revenue Service as a Subchapter S Corporation and, as such, all taxable income is allocated to the individual stockholders; accordingly, no income tax is provided for in the Company's consolidated financial statements.

7.    Stockholders' Equity

        The Company had 61.8 million common shares authorized, par value $0.01, as of December 31, 2004 and 2005, respectively. There were 61.8 million and 20.0 million common shares outstanding at December 31, 2004 and 2005, respectively.

        The Company repurchased 41.8 million common shares in 2005 for $6.7 million. These shares were purchased at book value and are held in treasury at cost in the stockholders' equity section of the Consolidated Statements of Financial Condition. The Company held 41.8 million shares of treasury stock at December 31, 2005.

        The Company paid $1.5 million or $0.024 per share and $412,000 or $0.007 per share in common dividends in 2004 and 2005, respectively.

8.    Earnings Per Share

        The Company calculates earnings per share in accordance with FASB Statement No. 128, "Earnings per Share." Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. The Company had no dilutive securities for 2003, 2004 or 2005.

	Year Ended December 31,
	2003	2004	2005
	(in thousands, except per share data)

Net income	$15	$3,602	$4,237
Weighted average common shares outstanding:
Basic	61,545	61,775	43,806
Effect of dilutive securities	—	—	—

Diluted	61,545	61,775	43,806
Earnings per common share:
Basic	$0.00	$0.06	$0.10
Diluted	$0.00	$0.06	$0.10

9.    Commitments and Contingencies

        The Company leases office space under non-cancelable operating leases. Scheduled office rent increases are recognized on a straight-line basis over the lease term. The lease on the Denver office space was renewed effective May 1, 2004 and terminates on June 30, 2011. The Company may terminate the lease on June 30, 2008 or June 30, 2009 with termination payments equal to 25% of the remaining lease term. The lease on the Houston office space was renewed effective October 1, 2004 and terminates on September 30, 2011. Minimum rental payments under these leases are as follows for the years ending December 31 (in 000's):

2006	$468
2007	474
2008	489
2009	518
2011	525
2010	329

Total	$2,803

        Excluded from our operating lease commitments are amounts related to insurance, taxes, common area maintenance, and other operating cost on the leased portion of our office space. Net rent expense for the years ended December 31, 2003, 2004 and 2005 was approximately $869,000, $880,000 and $758,000, respectively.

        At December 31, 2004 and 2005 the Company accrued bonuses payable in the amount of approximately $8,080,000 and $3,000,000, respectively which are attributable to receivables from investment banking clients and syndicate revenues from underwritings in the latter part of 2004 and 2005. The accrued bonuses, which are discretionary, will not be paid until after the receivables are collected.

        From time to time the Company is involved in legal proceedings, claims and litigation arising from the normal course of operations. Although the outcome of such matters cannot be predicted with certainty, in the opinion of management, based on discussions with legal counsel, resulting losses in connection with such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows. As such, the Company has not accrued any contingent liability in connection with the aforementioned matters.

10.    Benefit Plan

        The Company sponsors a 401(k) Profit Sharing Plan (the "Plan") for its employees. All full-time employees with more than 1,000 hours of service annually are eligible to participate in the Plan following a one-year waiting period. Under the terms of the Plan, employees may make tax deferred salary contributions. The Company is required to contribute 3% of the salary of non-highly compensated employees, as defined in the Plan. All contributions are fully vested when made. At its sole discretion, the Company may make contributions in excess of required amounts. Cash contributions made by the Company in 2003, 2004 and 2005 were approximately $1,011,000, $1,102,000 and $1,092,000, respectively.

11.    Regulatory Requirements

        The Company and certain subsidiaries are subject to various regulatory requirements in the United States, which specify among other requirements, minimum net capital requirements for registered broker-dealers.

        As a registered broker-dealer, the Company is subject to the SEC's Uniform Net Capital requirements under Rule 15c3-1 (the "Rule"), which specifies, among other requirements, the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Minimum net capital is the greater of $100,000 or 6 2/3% of aggregate indebtedness. At December 31, 2005, the Company had net capital of $5.4 million, which was greater than its required net capital of $243,000. The Company's ratio of aggregate indebtedness to net capital was .67 to 1. Certain advances, distributions and other capital withdrawals of the Company are subject to certain notifications and restrictive provisions of the Rule. The Company reports periodically to its designated examining authority.

        Houston Energy Advisors, LLC, our wholly owned subsidiary, is registered as an investment advisor under the Registered Investment Advisor Act of 1934 and is subject to oversight by the SEC.

12.    Related Party Transactions

        Our Chief Executive Officer, Mr. Petrie, owns a working cattle/guest ranch near Kremmling, Colorado. On occasion, the ranch has been used by Petrie Parkman to entertain various clients and institutional investors. Mr. Petrie charges Petrie Parkman market rates for use of the ranch and its guest facilities. Mr. Petrie was paid $4,700, $3,600 and $14,600 for use of the ranch by Petrie Parkman in 2003, 2004 and 2005, respectively.

13.    Subsequent Event

        In February 2006, the Company declared a dividend of $1,500,000 to stockholders of record on February 6, 2006.

        In August 2006, the Company declared a 5,000 to 1 stock split and adjusted its par value from $1.00 per common share to $0.01 per common share. All share and related per share amounts have been adjusted to reflect the stock split in the periods presented. The Company also retired all of its treasury shares at that time.

14.    Pro Forma (Unaudited)

        The pro forma amounts presented on the face of the Company's Consolidated Statements of Income are based on the Company's historical consolidated financial statements for the year ended December 31, 2005 as adjusted to reflect the implementation of a policy on compensation which limits total compensation and benefits expense to 55% of our total annual revenues and to reflect a provision for corporate income taxes at an effective tax rate of 38% due to the termination of the Company's status as an S corporation. These pro forma adjustments were made as if the revised compensation policy and the termination of the Company's status as an S corporation had taken place on January 1, 2005.

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	December 31, 2005	June 30, 2006
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,786	$59,870
Restricted cash	250	250
Securities at market value	6	256
Accounts receivable	2,766	2,816
Prepaid expenses	203	215

	9,011	63,407
Furniture and equipment	2,076	2,173
Accumulated depreciation and amortization	(473)	(602)

	1,603	1,571
Other assets	107	107

Total Assets	$10,721	$65,085

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$588	$388
Bonuses payable	3,000	59,147

	3,588	59,535
Deferred rent	52	63
Commitments and contingencies (See Note 4)
Stockholders' equity
Common stock, $0.01 par value, 61,775 shares authorized, 20,000 and 19,685 shares issued and outstanding	200	197
Less treasury stock, at cost	(6,699)	(6,810)
Additional paid-in-capital	505	508
Retained earnings	13,075	11,592

Total Stockholders' Equity	7,081	5,487

Total Liabilities and Stockholders' Equity	$10,721	$65,085

PRO FORMA (UNAUDITED—See Note 9)
Pro forma cash and cash equivalents		$
Pro forma total assets
Pro forma additional paid in capital
Pro forma retained earnings
Pro forma stockholders' equity

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Six Months Ended June 30,
	2005	2006
	(unaudited)
Revenues
Investment banking	$29,907	$57,190
Commissions and research fees	3,839	3,897
Net gains on marketable securities	(74)	—
Interest and dividend income	150	411
Recovery of bad debt	1,000	—
Other revenues	—	755

Total Revenues	$34,822	$62,253
Expenses
Compensation and benefits	31,951	58,981
Occupancy and equipment rental	669	1,080
Brokerage and trade execution	573	651
Professional fees	59	184
Communications and information services	310	327
Travel and related expenses	502	741
Depreciation and amortization	136	130
Other	259	142

Total Expenses	34,459	62,236
Net income	$363	$17

Earnings per comon share:
Basic	$0.01	$0.00
Diluted	$0.01	$0.00
Weighted average common shares outstanding:
Basic	61,775	19,751
Diluted	61,775	19,751
PRO FORMA (UNAUDITED—See Note 9)
Pro forma revenues		$62,253
Pro forma compensation and benefits		34,239
Pro forma total expense		37,494
Pro forma income before tax		24,759
Pro forma tax expense		9,408
Pro forma net income		15,351
Pro forma earnings per common share:
Basic		$0.78
Diluted		$0.78

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(unaudited)

(in thousands)

	Common Stock			Treasury Stock
			Additional Paid-in Capital			Retained Earnings
	Shares	Amount		Shares	Amount		Total
Balance at December 31, 2005	20,000	$200	$505	41,775	$(6,699)	$13,075	$7,081
Repurchase of common stock	(315)	(3)	3	315	(111)	—	(111)
Dividend	—	—	—	—	—	(1,500)	(1,500)
Net income	—	—	—	—	—	17	17

Balance at June 30, 2006	19,685	$197	$508	42,090	$(6,810)	$11,592	$5,487

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PETRIE PARKMAN & CO., INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2005	2006
	(unaudited)
Operating activities
Net income	$363	$17
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136	130
Marketable equity securities received	—	(250)
Loss (gain) on marketable securities	74	—
Sales of marketable equity securities	312	—
Changes in assets and liabilities:
Decrease (increase) in:
Accounts receivable	7,491	(50)
Prepaid expenses	19	(12)
Increase (decrease) in:
Bonuses payable	36,021	56,147
Accounts payable	(7,875)	(200)
Accrued liabilities	—	11

Net cash provided by operating activities	36,541	55,793

Investing activities
Purchases of furniture and equipment	(149)	(98)

Net cash used in investing activities	(149)	(98)

Financing activities
Repurchase of common stock	—	(111)
Dividend	(412)	(1,500)

Net cash used in financing activities	(412)	(1,611)

Increase in cash	35,980	54,084
Cash and equivalents, beginning of period	3,118	5,786

Cash and equivalents, end of period	$39,098	$59,870

Non-cash operating activities:
Marketable equity securities received as payment for services	$—	$250

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PETRIE PARKMAN & CO., INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

        Petrie Parkman & Co., Inc. was incorporated pursuant to the Delaware general corporation law on February 20, 1989. Petrie Parkman & Co., Inc. and its subsidiaries, Houston Energy Advisors, LLC (a registered investment advisor), Denver Energy Advisors, LLC and PPC, LLC (the "Company") currently have offices in Denver, Houston and London. The Company's revenues are derived primarily from underwriting, financial advisory and institutional research service activities related to the oil and gas industry. The Company is a registered broker-dealer with the Securities and Exchange Commission (the "SEC") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). In consolidation, all significant intercompany balances and transactions are eliminated.

        The Company's clearing agent ("Clearing Broker/Dealer") is Pershing, LLC. The Company clears all transactions on behalf of customers on a fully disclosed basis with the Clearing Broker/Dealer. All customers are required to transmit funds and securities directly to the Clearing Broker/Dealer. The Clearing Broker/Dealer carries all customer accounts and maintains and preserves all related books and records as are customarily kept by a Clearing Broker/Dealer.

        The following is a summary of significant accounting policies consistently followed by the Company.

Condensed Interim Financial Statements

        The information furnished herein reflects all adjustments (consisting only of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly state the interim operating results for the respective periods. However, these operating results are not necessarily indicative of the results expected for the full fiscal year. The financial statements and related notes do not include all information and footnotes required by U.S. generally accepted accounting principles for annual reports. The notes to the consolidated financial statements (unaudited) should be read in conjunction with the notes to the December 31, 2005 consolidated financial statements.

Receivables

        Accounts receivable represent the value of unsettled securities transactions, account balances arising from participation in underwritings and balances arising from services provided to investment banking customers in accordance with the terms of the respective contract.

Securities Transactions

        Investment securities are carried at market value, with unrealized gains and losses recorded currently in the consolidated statement of income. The Company determines market value by reference to published sources. Purchases and sales with normal settlement periods are recorded based upon trade date. Realized and unrealized gains or losses on securities are included in net gains on marketable securities in the consolidated statement of income.

Revenue Recognition

        Revenues from institutional investor clients for our equity research services are recognized on a straight-line basis over the period the related services are provided. The majority of the Company's customers pay for such services on a monthly or quarterly basis. Unearned revenues from such services are included in other liabilities in the accompanying consolidated statement of financial condition. There were no unearned revenues at December 31, 2005 and June 30, 2006.

        Broker/dealer syndicate revenue, net of underwriting expenses and commissions are recognized on a trade-date basis. Investment banking advisory revenue is recorded in accordance with the terms of the respective contract when the service is complete and the revenue is reasonably determinable.

Earnings per Share

        Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

Estimates

        The preparation of accrual basis financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

        The Company transacts trades of securities and may utilize derivative financial instruments as economic hedges of underlying exposures associated with specific security transactions. Both the derivative financial instruments and the securities would be recorded at market value on the consolidated statements of financial condition; however at December 31, 2005 and June 30, 2006, the Company did not hold any derivative financial instruments or during the year ended 2005 and the six month period ended June 30, 2006.

Recently Issued Accounting Pronouncements

        In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN No. 48). This standard will become effective for us on January 1, 2007 and clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on an audit based only on the technical merits of the tax position. This accounting standard also provides guidance on thresholds, measurement, de-recognition, classifications, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different companies. We do not expect implementation of the standard will have a material effect on our results of operations or financial position.

2. Cash, Cash Equivalents and Restricted Cash

        The Company considers cash and cash equivalents as cash on hand, on deposit and all highly liquid investments purchased with a maturity of three months or less.

        The Company invests its excess cash in interest-bearing securities and accounts. At December 31, 2005 and June 30, 2006, cash and cash equivalents and restricted cash consisted of the following:

	December 31, 2005	June 30, 2006
	(In thousands)

Cash and operating accounts with Clearing Broker / Dealer	$4,832	$2,037
U.S. treasury bill money market mutual fund	845	1,925
U.S. treasury bills	—	51,790
Commercial paper	—	3,998
Other miscellaneous operating accounts	109	120

Total cash and cash equivalents	$5,786	$59,870

Restricted cash(a)	$250	$250

(a)
In compliance with an agreement with its Clearing Broker/Dealer, the Company is required to maintain $250,000 of cash in an interest-bearing collateral account.

3. Furniture and Equipment

        Furniture and equipment is recorded at historical cost and depreciation is provided on furniture and equipment using the straight-line method over their estimated useful lives, which is generally five years. The Company's fractional interest in an airplane is recorded at historical cost and depreciated using the straight-line method over twenty years. Leasehold improvements are amortized using the straight-line method over the term of the applicable leases. Gains and losses on dispositions are recorded at gross proceeds less net book value and are included in operations. The major classes of furniture and equipment at December 31, 2005 and June 30, 2006 are as follows:

	December 31, 2005	June 30, 2006
	(In thousands)

Furniture, fixtures and equipment	$755	$848
Fractional interest in airplane	1,281	1,281
Leasehold improvements	40	44

Sub-Total	$2,076	$2,173
Less: Accumulated depreciation and amortization	(473)	(602)

Net furniture and equipment	$1,603	$1,571

        Depreciation and amortization expense for the six month periods ended June 30, 2005 and 2006 were $136,000 and $130,000, respectively, and are included in the accompanying unaudited consolidated statements of income.

4. Commitments and Contingencies

        The Company has entered into certain leases for office space under non-cancelable operating lease agreements that expire on various dates through 2011. The lease on the Denver office space was amended effective September 1, 2006 and terminates on June 30, 2011. The Company may terminate the lease on June 30, 2008 or June 30, 2009 with termination payments equal to 25% of the remaining lease term. The lease on the Houston office space was renewed effective October 1, 2004 and terminates on September 30, 2011. Minimum rental payments under these leases are as follows for the years ending December 31 (in 000's):

Remainder of 2006	$260
2007	554
2008	570
2009	601
2010	610
2011	373

Total	$2,968

        Excluded from our operating lease commitments are amounts related to insurance, taxes, common area maintenance, and other operating cost on the leased portion of our office space. Net rent expense for the six month periods ended June 30, 2005 and 2006 was approximately $373,000 and $385,000 respectively.

        We are currently involved in an arbitration matter, Petrie Parkman & Co., Inc. v. Seibert Brandford Shank & Co., L.L.C. ("Seibert"), which is pending before the NASD. Seibert claims to be entitled to a percentage of an investment banking transaction fee earned by Petrie Parkman. We have denied liability in connection with this matter. The arbitration hearing is scheduled to be heard in November 2006. We believe we have meritorious defenses to this matter and intend to vigorously defend such actions as they apply to our firm. As of June 30, 2006, no liability has been accrued because a loss is not considered probable or estimable; however, no assurance can be given as to the ultimate outcome in this matter.

        In June 2006, we reached an agreement with Mr. James E. Parkman, Jr. who was a co-founder of Petrie Parkman & Co., Inc. in 1989, under which Mr. Parkman's role as an employee of the Company was terminated. The agreement contemplates as follows: Mr. Parkman providing consulting services to Petrie Parkman in connection with certain currently active assignments; not later than December 31, 2006, we must pay Mr. Parkman an amount in cash equal to the greater of (a) $9.5 million, but in no event greater than 13% of our revenues for the period ending on the earlier of December 31, 2006 and the completion of this offering or a change in control of us, which we refer to as the 2006 payment period, and (b) two-thirds of the cash compensation payable to Mr. Petrie for services during the 2006 payment period; we must provide Mr. Parkman with coverage under our health, dental and life insurance plans until December 31, 2007 (unless he obtains comparable coverage from a successor employer); we must provide Mr. Parkman with exclusive use of an apartment in Houston, Texas until April 30, 2007, at no cost to Mr. Parkman; we must continue paying premiums under Mr. Parkman's key-man life insurance policy until December 31, 2006; Mr. Parkman will be subject to non-competition and non-solicitation arrangements through December 31, 2006; and Mr. Parkman will have the right to utilize certain information and Petrie Parkman data. In connection with Mr. Parkman's separation, we also entered into a shareholder agreement with Mr. Parkman that provides him with certain registration rights; and Mr. Parkman has the option to sell up to $25.0 million in common shares in the Company's planned initial public offering and will be eligible to sell the remainder of his shares of common stock in certain registered offerings that Petrie Parkman may undertake in the future. Mr. Parkman has the right to request up to two demand registrations for the sale of his shares beginning one year after this offering. At June 30, 2006 the Company accrued a payable in the amount of $9,500,000 with respect to the contractual obligation and an additional $197,000 for the various insurance and other items agreed to.

        At June 30, 2006 the Company accrued discretionary bonuses payable in the amount of $49,647,000 which are attributable to receivables from investment banking clients and syndicate revenues from underwritings. Discretionary bonuses will not be paid until after the receivables are collected.

        From time to time the Company is involved in legal proceedings, claims and litigation arising from the normal course of operations. Although the outcome of such matters cannot be predicted with certainty, in the opinion of management, based on discussions with legal counsel, resulting losses in connection with such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows. As such, the Company has not accrued any contingent liability in connection with the aforementioned matters.

5. Stockholders' Equity

        The Company had 61.8 million common shares authorized, par value $0.01, as of December 31, 2005 and June 30, 2006, respectively. There were 20.0 million and 19.7 million common shares outstanding at December 31, 2005 and June 30, 2006, respectively.

        The Company repurchased 41.8 million and 315,000 common shares in 2005 and the six months ended June 30, 2006 for $6.7 million and $111,000, respectively. These shares were purchased at book value and are held in treasury at cost in the stockholders' equity section of the Consolidated Statements of Financial Condition. The Company held 41.8 million shares and 42.1 million shares of treasury stock at December 31, 2005 and June 30, 2006, respectively.

        The Company paid $412,000 or $0.007 per share and $1.5 million or $0.076 per share in common dividends during the six months ended June 30, 2005, and 2006, respectively.

        In August 2006, the Company declared a 5,000 to 1 stock split and adjusted its par value from $1.00 per common share to $0.01 per common share. All share and related per share amounts have been adjusted to reflect the stock split in the periods presented. The Company also retired all of its treasury shares at that time.

6. Earnings Per Share

        The Company calculates earnings per share in accordance with FASB Statement No. 128, "Earnings per Share." Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. The Company had no dilutive securities for the six months ended June 30, 2005, or 2006, respectively.

	Six Months Ended June 30,
	2005	2006
	(in thousands, except per share data)

Net income	$363	$17
Weighted average common shares outstanding:
Basic	61,775	19,751
Effect of dilutive securities	—	—

Diluted	61,775	19,751
Earnings per common share:
Basic	$0.01	$0.00
Diluted	$0.01	$0.00

7. Regulatory Requirements

        The Company and certain subsidiaries are subject to various regulatory requirements in the United States, which specify among other requirements, minimum net capital requirements for registered broker-dealers.

        As a registered broker-dealer, the Company is subject to the SEC's Uniform Net Capital requirements under Rule 15c3-1 (the "Rule"), which specifies, among other requirements, the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Minimum net capital is the greater of $100,000 or 6 2/3% of aggregate indebtedness. At June 30, 2006, the Company had net capital of $50.0 million, which was greater than its required net capital of $4.0 million. The Company's ratio of aggregate indebtedness to net capital was 1.2 to 1. Certain advances, distributions and other capital withdrawals of the Company are subject to certain notifications and restrictive provisions of the Rule.

        The Company reports periodically to its designated examining authority.

        Houston Energy Advisors, LLC, our wholly owned subsidiary, is registered as an investment advisor under the Registered Investment Advisor Act of 1934 and is subject to oversight by the SEC.

8. Subsequent Event

        In August 2006, the Company declared a 5,000 to 1 stock split and adjusted its par value from $1.00 per common share to $0.01 per common share. All share and related per share amounts have been adjusted to reflect the stock split in the periods presented. The Company also retired all of its treasury shares at that time.

9. Pro Forma (Unaudited)

        The pro forma amounts presented on the face of the Company's Unaudited Consolidated Statements of Income are based on the Company's historical consolidated financial statements for the six months ended June 30, 2006 as adjusted to reflect the implementation of a policy on compensation which limits total compensation and benefits expense to 55% of our total annual revenues and to reflect a provision for corporate income taxes at an effective tax rate of 38% due to the termination of the Company's status as an S corporation. These pro forma adjustments were made as if the revised compensation policy and the termination of the Company's status as an S corporation had taken place on January 1, 2006.

        The pro forma amounts on the face of the Company's Unaudited Statements of Financial Condition are based on the Company's historical consolidated financial statements as of June 30, 2006 as adjusted to reflect the payments of discretionary bonuses to our employees for services rendered prior to the completion of the Company's initial public offering, a payment to Mr. James E. Parkman, Jr. pursuant to the separation agreement entered into by the Company and Mr. Parkman in June 2006, and the reclassification of previously undistributed retained earnings to capital in excess of par value upon the Company's termination as an S corporation for income tax purposes.

Through and including                        2006 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                  Shares

PETRIE PARKMAN & Co.

Common Stock

Keefe, Bruyette & Woods	Petrie Parkman & Co.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Amount To Be Paid
SEC registration fee		$12,305
NASD filing fee		$12,000
New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

        Each of the amounts set forth above, other than the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee, is an estimate.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorney fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above, or defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article Seventh of our certificate of incorporation provides that each of our directors shall not be liable to us or our stockholders for monetary damages from a breach of fiduciary duty as director to the fullest extent permitted by the DGCL. The certificate of incorporation further provides that any repeal or modification of the certificate of incorporation shall be prospective and shall not adversely affect any right or protection of any director that exists at the time of such repeal or modification.

        We expect to amend and restate our certificate of incorporation, effective upon consummation of this offer. We anticipate that our amended and restated certificate of incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We further expect that our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director

        We expect to obtain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

        Prior to the completion of this offering, we will enter into indemnification agreements with each of our officers and directors under which we agreed to indemnify each of them against: (a) expenses, judgments, and settlements paid in connection with third-party claims and (b) expenses and settlements paid in connection with claims on our behalf, in each case provided that the director acted in good faith. In addition, we agreed to indemnify each director to the extent permitted by DGCL against all expenses, judgments, and amounts paid in settlement unless the director's conduct constituted a breach of his or her duty of loyalty to the stockholders. Subject to the director's obligation to pay us in the event that he or she is not entitled to indemnification, we will pay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

        The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        On July 28, 2005, the Registrant issued 315,000 shares of the Registrant's common stock, par value $0.01 per share, to Mark Carmain for $50,517, and the Registrant issued 315,000 shares of the Registrant's common stock, par value $0.01 per share, to Mark Deverka for $50,517. The issuance of such shares of common stock to each of Messrs. Carmain and Deverka was not registered under the Securities Act of 1933, as amended (the "Securities Act"), because the shares were offered and sold in transactions exempt from registration under Section 4(2) of the Securities Act. The foregoing amounts reflect the 5,000 to 1 stock split and adjustment of par value effected on August 31, 2006.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits.

1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Incorporation (to be effective upon consummation of the offering)
3.2*	Amended and Restated Bylaws (to be effective upon consummation of the offering)
4.1*	Specimen Common Stock Certificate
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom, LLP
10.1	Separation and Release Agreement, dated as of June 15, 2006, between Petrie Parkman & Co., Inc. and James E. Parkman, Jr.
10.2	Shareholders Agreement, dated as of June 15, 2006, between Petrie Parkman & Co., Inc. and James E. Parkman, Jr.
10.3*†	Form of Employment, Non-Competition and Pledge Agreement between Petrie Parkman & Co., Inc. and certain executive officers
10.4*†	2006 Equity and Incentive Plan
10.5*	Office Building Lease, dated as of January 5, 1994, between 475-17 STREET, CO., and Petrie Parkman & Co., Inc., as amended
10.6*	Lease Agreement, dated as of April 7, 1990, between Texas Tower Limited and Petrie Parkman & Co., Inc., as amended.
10.7*	Fully Disclosed Clearing Agreement, dated July 6, 2005 between Pershing LLC and Petrie Parkman & Co., Inc.
10.8*	Form of Transfer Rights Agreement
10.9*†	Form of Director and Officer Indemnification Agreement
10.10*†	Form of Tax Indemnification Agreement
21.1*	List of subsidiaries of Petrie Parkman & Co., Inc
23.1	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to this registration statement)

*
To be filed by amendment

†
Management contract

(b)
Financial Statement Schedules.

        Financial statements and schedule filed as a part of this registration statement are listed in the Index to Financial Statements on page F-1. All other financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

        (1)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (3)   The undersigned registrant hereby undertakes that:

            (i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

           (ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on the 13th day of September, 2006.

PETRIE PARKMAN & CO., INC.
By:	/s/ THOMAS A. PETRIE Name: Thomas A. Petrie Title: Chairman, Chief Executive Officer and President

Power of attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Petrie and David J. Kornder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS A. PETRIE Thomas A. Petrie	Principal Executive Officer (Chairman, Chief Executive Officer and President)	September 13, 2006
/s/ EDWIN C. HINES Edwin C. Hines	Principal Financial Officer and Principal Accounting Officer	September 13, 2006
/s/ JON C. HUGHES Jon C. Hughes	Director and Head of Investment Banking	September 13, 2006
/s/ RANDALL E. KING Randall E. King	Director and Head of Investment Banking	September 13, 2006
/s/ MICHAEL E. BOCK Michael E. Bock	Director and Head of Corporate Finance	September 13, 2006

/s/ PETER GOUGH Peter Gough	Director	September 13, 2006
/s/ JAMES E. PARKMAN, JR. James E. Parkman, Jr.	Director	September 13, 2006

INDEX TO EXHIBITS

1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation (to be effective upon consummation of the offering)
3.2*	Amended and Restated Bylaws (to be effective upon consummation of the offering)
4.1*	Specimen Common Stock Certificate
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom, LLP
10.1	Separation and Release Agreement, dated as of June 15, 2006, between Petrie Parkman & Co., Inc. and James E. Parkman, Jr.
10.2	Shareholders Agreement, dated as of June 15, 2006, between Petrie Parkman & Co., Inc. and James E. Parkman, Jr.
10.3*†	Form of Employment, Non-Competition and Pledge Agreement between Petrie Parkman & Co., Inc. and certain executive officers
10.4*†	2006 Equity and Incentive Plan
10.5*	Office Building Lease, dated as of January 5, 1994, between 475-17 STREET, CO., and Petrie Parkman & Co., Inc., as amended
10.6*	Lease Agreement, dated as of April 7, 1990, between Texas Tower Limited and Petrie Parkman & Co., Inc., as amended.
10.7*	Fully Disclosed Clearing Agreement, dated July 6, 2005 between Pershing LLC and Petrie Parkman & Co., Inc.
10.8*	Form of Transfer Rights Agreement
10.9*†	Form of Director and Officer Indemnification Agreement
10.10*†	Form of Tax Indemnification Agreement
21.1*	List of subsidiaries of Petrie Parkman & Co., Inc
23.1	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to this registration statement)

*
To be filed by amendment

†
Management contract